SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

eLOYALTY CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROPOSAL 1: APPROVAL OF THE PRIVATE PLACEMENT
PROPOSAL 2: APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED CAPITALIZATION
PROPOSAL 3: APPROVAL OF A ONE-FOR-TEN REVERSE STOCK SPLIT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER BUSINESS
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2002
ADDITIONAL INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
FINANCIAL AND OTHER INFORMATION
OPINION OF FINANCIAL ADVISOR TO THE BOARD OF DIRECTORS
FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED CAPITALIZATION
FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT
FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT
CONSOLIDATED BALANCE SHEETS eLoyalty Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS eLoyalty Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS eLoyalty Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (In thousands, except share and per share data)
2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

150 Field Drive, Suite 250
Lake Forest, Illinois 60045

, 2001

Dear eLoyalty Stockholder:

      On behalf of the board of directors and management of eLoyalty Corporation, I cordially invite you to attend a special meeting of eLoyalty’s stockholders. The special meeting will be held at 9:00 a.m. Central time on                     , 2001 at our principal executive offices, 150 Field Drive, Suite 250, Lake Forest, Illinois.

      At the special meeting, you will be asked to consider and vote on proposals to approve (1) the issuance and sale of up to $25.0 million of 7% Series B convertible preferred stock in a private placement financing; (2) an increase in the number of authorized shares of our common stock and preferred stock in connection with the private placement and the rights offering described herein; and (3) a one-for-ten reverse split of our common stock and a corresponding reduction in the number of authorized shares of common stock.

      The accompanying proxy statement contains information about these proposals, and we urge you to read the entire proxy statement carefully.

      OUR BOARD OF DIRECTORS SUPPORTS THESE PROPOSALS AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE TO APPROVE EACH OF THEM.

      Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, we encourage you to read the accompanying proxy statement and vote promptly. To ensure that your shares are represented at the meeting, whether or not you plan to attend the meeting in person, we urge you to submit a proxy with your voting instructions by telephone, via the Internet or by signing, dating and mailing your proxy card in accordance with the instructions provided on it.

Sincerely,
[KELLY D. CONWAY SIG]
Kelly D. Conway
President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2001

      NOTICE IS HEREBY GIVEN that a special meeting of stockholders of eLoyalty Corporation, a Delaware corporation, will be held at 9:00 a.m. Central time on                     , 2001 at our principal executive offices, 150 Field Drive, Suite 250, Lake Forest, Illinois, for the following purposes:

1.	To approve the issuance and sale by eLoyalty, pursuant to a private placement, of up to $25.0 million of 7% Series B convertible preferred stock pursuant to a share purchase agreement, dated as of September 24, 2001, with several funds affiliated with Technology Crossover Ventures and several funds affiliated with Sutter Hill Ventures, and the issuance of shares of common stock upon the conversion of the Series B convertible preferred stock;

2.	To approve an amendment to eLoyalty’s Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock, par value $0.01 per share, from 100,000,000 shares to 500,000,000 shares, and to increase the number of authorized shares of preferred stock, par value $0.01 per share, from 10,000,000 shares to 40,000,000 shares;

3.	To approve the amendment of eLoyalty’s Certificate of Incorporation, as amended, to effect a one-for-ten stock combination, or reverse stock split, with respect to all of the issued shares of eLoyalty common stock and a corresponding reduction in the number of authorized shares of eLoyalty common stock; and

4.	To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

      We will implement Proposals 1 and 2 only if each of Proposals 1, 2 and 3 are approved by our stockholders and are being implemented. If it is approved, we may implement Proposal 3 even if Proposals 1 and 2 are not approved or implemented for any reason.

      These proposals are more fully described in the following pages of the proxy statement.

      The record date for the special meeting is the close of business on                     , 2001. Only stockholders of record as of that time and date will be entitled to notice of, and to vote at, the special meeting. A list of the stockholders entitled to vote at the special meeting will be available for inspection at our offices at 150 Field Drive, Suite 250, Lake Forest, Illinois, during normal business hours for ten days prior to the special meeting.

      Your vote is important. Stockholders are urged to submit a proxy with their voting instructions as promptly as possible, whether or not they plan to attend the meeting in person. Record holders of eLoyalty shares as of the record date may submit their proxies with voting instructions by using a toll-free telephone number (within the U.S. or Canada) or the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you also may submit a proxy containing your voting instructions by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid reply envelope.

By Order of the Board of Directors,

[TIMOTHY J. CUNNINGHAM SIG]
Timothy J. Cunningham
Corporate Secretary

Lake Forest, Illinois
                    , 2001

Proxy Statement for a Special Meeting of Stockholders	1

Proposal 1: Approval of the Private Placement	3

Proposal 2: Approval of an Amendment to Our Certificate of Incorporation to Increase Our Authorized Capitalization	19

Proposal 3: Approval of a One-for-Ten Reverse Stock Split	23

Security Ownership of Certain Beneficial Owners and Management	29

Other Business	30

Submission of Stockholder Proposals for 2002	30

Additional Information	31

Where You Can Find More Information	31

Financial and Other Information	32

Appendix A: Opinion of Deutsche Banc Alex. Brown	A-1

Appendix B: Form of Amendment to Certificate of Incorporation to Increase Authorized Capitalization	B-1

Appendix C: Forms of Amendment to Certificate of Incorporation to Effect Reverse Stock Split	C-1
Appendix D: Excerpts from Annual Report to Stockholders for fiscal year ended December 30,

2000	D-1

Appendix E: Excerpts from Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001	E-1

SUBJECT TO COMPLETION; PRELIMINARY PROXY STATEMENT DATED OCTOBER 4, 2001

eLoyalty Corporation
150 Field Drive, Suite 250
Lake Forest, Illinois 60045

PROXY STATEMENT

FOR
A SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                     , 2001

      The board of directors of eLoyalty Corporation is soliciting your proxy for use at a special meeting of stockholders of eLoyalty and any postponements or adjournments thereof. These proxy materials are being mailed to eLoyalty stockholders beginning on or about                     , 2001.

QUESTIONS AND ANSWERS ABOUT VOTING

Who is entitled to vote at the special meeting?

      Holders of record of shares of eLoyalty common stock at the close of business on                     , 2001 may vote at the special meeting. On that date,                      shares of eLoyalty common stock were issued and outstanding and entitled to be voted at the meeting. Each share entitles the holder to one vote.

How do I vote?

      If you were a holder of record of eLoyalty common stock (that is, you held your stock in your own name) at the close of business on                     , 2001, you may submit a proxy with your voting instructions by any of the following methods.

•	Through the Internet: Go to the web address, , and follow the instructions on the proxy card.

•	By Telephone: Call on a touch-tone telephone from anywhere within the United States or Canada and follow the instructions on the proxy card.

•	By Mail: Complete, sign and mail the proxy card in the enclosed envelope.

      If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on the enclosed proxy card before your proxy will be accepted. In addition to the instructions that appear on the enclosed proxy card, step-by-step instructions will be provided by recorded telephone message or at the designated Web site on the Internet. Once you have indicated how you want to vote, in accordance with those instructions, you will receive confirmation that your proxy has been successfully submitted by telephone or through the Internet.

      If you hold your shares of eLoyalty common stock in “street name” through a broker, nominee, fiduciary or other custodian, you should check the voting form used by that firm to determine whether you may vote by telephone or through the Internet. If so, use the different toll-free telephone number or Web site address provided on that firm’s voting form for its beneficial owners.

How do proxies work?

      Giving your proxy means that you authorize the persons named as proxies to vote your shares at the special meeting in the manner you direct. If you sign and return a proxy card without indicating your voting instructions, they will vote your shares (1) FOR the proposal to approve the issuance and sale, pursuant to a private placement, of shares of 7% Series B convertible preferred stock to Technology Crossover Ventures and Sutter Hill Ventures, and the issuance of shares of common stock upon the conversion of the Series B convertible preferred stock, (2) FOR the proposal to amend the Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 500,000,000 shares and authorized shares of preferred stock from 10,000,000 shares to 40,000,000 shares, and (3) FOR the proposal to amend the Certificate of Incorporation to effect a one-for-ten reverse stock split as described herein. In this proxy, we refer to TCV IV, L.P., TCV IV Strategic Partners, L.P., TCV III (GP), TCV III, L.P., TCV III (Q), L.P. and TCV III Strategic Partners, L.P. and other funds affiliated with Technology Crossover Ventures collectively as “Technology Crossover Ventures” and we refer to Sutter Hill Ventures, Sutter Hill Entrepreneurs Fund (AI), L.P., Sutter Hill Entrepreneurs Fund (QP), L.P. and Sutter Hill Associates, L.P. and other funds affiliated with Sutter Hill Ventures collectively as “Sutter Hill Ventures.”

Can I revoke my proxy?

      You may revoke your proxy at any time before the voting at the special meeting by any of the following methods:

•	submitting a new proxy card that is properly signed with a later date;

•	voting again at a later date by telephone (if you initially voted by telephone) or through the Internet (if you initially voted through the Internet) — your most recent voting instructions will be counted and any earlier instructions, using the same procedures, revoked;

•	sending a properly signed written notice of your revocation to the at ; or

•	voting in person at the special meeting. Attendance at the special meeting will not itself revoke an earlier submitted proxy.

How can I attend the special meeting?

      If you are a registered holder of eLoyalty common stock and you plan to attend the special meeting in person, please retain and bring with you the admission ticket attached to the enclosed proxy card. If you hold your shares in “street name” (in the name of a broker or other nominee) and you do not receive an admission ticket, please bring proof of your ownership of eLoyalty shares with you to the special meeting. A bank or brokerage account statement showing that you owned eLoyalty common stock on                     , 2001 would be acceptable for this purpose.

How will votes be counted?

      The special meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

      The rules of the Nasdaq National Market, on which our stock is traded, require stockholders to approve certain substantial sales of common stock or securities convertible into common stock. For this reason, we are asking you to approve the sale of the Series B convertible preferred stock in the private placement. Delaware law requires stockholder approval for the amendments to our Certificate of Incorporation. The votes required for each of the proposals is as described below.

      Approval of Proposal 1 requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the special meeting and entitled to vote. In addition, because Technology Crossover Ventures and Sutter Hill Ventures are significant stockholders of our company and have representatives who are members of our board of directors, we have determined that we will not proceed with Proposal 1 unless it is also approved by the affirmative vote of a majority of the outstanding shares of common stock present or represented at the special meeting and entitled to vote, excluding any votes cast by Technology Crossover Ventures, Sutter Hill Ventures, Jay C. Hoag, who is a member of our board of directors and a managing member of the general partner of entities affiliated with Technology Crossover Ventures, Tench Coxe, who is also a member of our board of directors and a managing director of the general partner of Sutter Hill Ventures, and certain of their respective affiliates. Abstentions will be treated as votes against Proposal 1 and broker “non-votes” will have no effect. Even if it is approved, we will not implement Proposal 1 unless Proposals 2 and 3 are also approved and are being implemented.

      The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve Proposals 2 and 3. Abstentions and broker “non-votes” will have the same effect as a vote cast “against” Proposals 2 and 3. Even if it is approved, we will not implement Proposal 2 unless Proposals 1 and 3 are also approved and are being implemented. We reserve the right to take action on Proposal 3, if it is approved, even if Proposals 1 and 2 are not approved or implemented.

      Pursuant to the share purchase agreement we entered into in connection with the private placement, Technology Crossover Ventures and Sutter Hill Ventures have agreed to vote and cause certain of their respective affiliates to vote their shares of eLoyalty common stock (representing approximately           % of the common stock entitled to vote at the special meeting) in favor of each of Proposals 1, 2 and 3. As described above, however, we will not count their votes for purposes of determining whether the private placement has been approved by our disinterested stockholders.

How are proxies being solicited and who will pay for the solicitation of proxies?

      We have appointed                     , proxy soliciting firm, to solicit proxies for the special meeting. Initially,                     will solicit proxies by mail.                     may also solicit proxies in person, by telephone or over the Internet. We will pay all expenses of solicitation of proxies, which are expected to be approximately $                    . Our directors, officers and other employees may also solicit proxies by telephone, facsimile, and personal interview without additional compensation.

      In addition, arrangements will be made with selected banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for forwarding solicitation materials and communicating with the beneficial owners of shares held of record by such persons. We will reimburse these persons for their reasonable expenses incurred in connection with such actions.

Who can help answer my other questions?

      If you have more questions about voting or wish to obtain another proxy card, you should contact:

PROPOSAL 1:  APPROVAL OF THE PRIVATE PLACEMENT

Introduction

      We are asking you to approve the issuance and sale, through a private placement, of up to $25.0 million of 7% Series B convertible preferred stock to Technology Crossover Ventures and Sutter Hill Ventures, as well as the issuance of shares of eLoyalty common stock upon conversion of the Series B convertible preferred stock. We have entered into a share purchase agreement with Technology Crossover Ventures and Sutter Hill Ventures regarding the private placement. Technology Crossover Ventures, which currently owns 7,430,440 shares of our common stock, has agreed to purchase up to $15.0 million of Series B convertible preferred stock and Sutter Hill Ventures, which together with certain related entities currently owns 2,123,004 shares of our common stock, has agreed to purchase up to $10.0 million of Series B convertible preferred stock. The purchase price per share of preferred stock will be the lesser of (i) $0.51, and (ii) 90% of the average of the last sales prices of our common stock over the twenty trading days through and including the fourth trading day prior to the closing, subject to adjustment for the proposed one-for-ten reverse split of our common stock described in Proposal 3. If the reverse split is effected as proposed, the purchase price per share of preferred stock will be the lesser of $5.10 and 90% of the average price of our common stock on a pre-split basis multiplied by ten.

      In connection with the private placement, we are conducting a rights offering in which our existing common stockholders are being offered the right to purchase Series B convertible preferred stock at the same price as the investors in the private placement. The rights will allow our other stockholders to maintain, but not increase, their approximate ownership percentage in eLoyalty immediately prior to the private placement and rights offering, based on the number of shares they held as of October 8, 2001, the record date for the rights offering. The investors in the private placement will not participate in the rights offering. We are not asking our stockholders to vote on the rights offering. However, the closing of the rights offering and the private placement are conditioned on each other and we expect that they would occur simultaneously.

Structure of the Private Placement

      The private placement has been structured to comply with restrictions under tax laws that could apply to sales of equity securities by eLoyalty. For our 100% spin-off from Technology Solutions Company (“TSC”) in February 2000 to remain tax free to TSC, no person or persons may acquire, directly or indirectly, 50% or more of our stock, measured by voting power or value, as part of a plan that includes the spin-off. Under applicable tax laws, there is a rebuttable presumption that any acquisitions of our voting stock within two years before or after the spin-off are part of such a plan. Although we do not believe that the issuance of the Series B convertible preferred stock in connection with the private placement and the rights offering should be treated as part of such a plan, we have structured the private placement and rights offering in a way that we believe will enable our spin-off to remain tax free to TSC even if the issuances were treated as part of such a plan.

      As a result of these tax restrictions, we have structured the private placement so that neither the voting power nor the value of the shares of common stock held by Technology Crossover Ventures and Sutter Hill Ventures and certain related entities, together with the shares of Series B convertible preferred stock purchased by them in the private placement, may exceed 47% of the total voting power or equity value of eLoyalty. As a result, the maximum amount of Series B convertible preferred stock that we can issue in the private placement, without issuing any additional shares in the rights offering, is approximately 22.1 million shares (or 2.2 million shares after giving effect to the reverse split of the common stock and the resulting increase in the purchase price per share of the Series B convertible preferred stock), which would result in a maximum of $11.3 million of proceeds, assuming a purchase price of $0.51 per share. If, however, we issue shares in the rights offering, we will be able to issue additional shares in the private placement because the shares issued in the rights offering would reduce the ownership percentage of the investors in the private placement.

      We will not know how many shares of preferred stock will be issued in the private placement or the rights offering until the closing, which we expect will occur on                     , 2001. We do not expect all of the rights to be exercised. If they were, however, we expect that the maximum number of shares of Series B convertible preferred stock issuable in connection with the private placement and the rights offering would be between approximately 175 million shares, assuming a purchase price of $0.51 per share (or 17.5 million shares at a post-split purchase price of $5.10 per share), and approximately 258 million shares, assuming a purchase price of $0.345 per share or less (or 25.8 million shares at a post-split purchase price of $3.45 or less), and subject to the further assumptions described below. Because we believe it is unlikely that the rights will be fully exercised, we expect to issue fewer shares of preferred stock in the private placement and rights offering than the maximum number possible.

      Given the number of shares of preferred stock that may be issued (and the number of shares of common stock that would be issued upon conversion of the preferred stock), we are also seeking approval of Proposal 2 to increase the number of shares of common stock and preferred stock we are authorized to issue. We are also seeking approval of Proposal 3 to effect a reverse split of our common stock to rationalize our resulting equity capital structure. If Proposals 1, 2 and 3 are all approved, we would first implement the increase in our share capital as described in Proposal 2, then implement the reverse stock split as described in Proposal 3. After the reverse split is effected, the closing of the private placement and the rights offering would occur. Because the closing will be after the effective date of the reverse split, the purchase price per share of the Series B convertible preferred stock will be adjusted by multiplying the purchase price by ten, resulting in a corresponding decrease in the number of shares of preferred stock to be issued. Each share of preferred stock will be convertible into one share of post-split common stock beginning six months after the closing of the private placement and the rights offering.

      Under the terms of the share purchase agreement, Technology Crossover Ventures and Sutter Hill Ventures cannot exercise their rights. In addition, rights issued in respect of restricted stock held by our officers and employees that has not vested prior to the closing date cannot be exercised. As a result, the information in this proxy statement related to the amount and percentage of rights exercised is based on the amount and percentage of rights that are eligible to be exercised and excludes rights that cannot be exercised. The information in this proxy statement also assumes that all of the rights that are exercised are exercised in full, which means that the holder elects to subscribe for $1.60 of preferred stock per right. However, stockholders who receive rights will have the option to subscribe for $1.60, $1.00 or $0.50 of preferred stock per right. The number of shares of preferred stock issued in the private placement and the rights offering may be less if rights are exercised for less than the full amount.

      In addition, we have assumed for purposes of this proxy statement that the value of our common stock on the closing date will be at least equal to 83.3% of the purchase price of the preferred stock (which would result in a value of the preferred stock for purposes of the tax restrictions described above being no more than 120% of the value of the common stock). If the value of our common stock is less than 83.3% of the purchase price of the preferred stock, the number of shares issued in the private placement and the rights offering may decrease.

      We have also assumed for purposes of this proxy statement the issuance of 5,000,000 shares of restricted common stock (500,000 shares after giving effect to the reverse stock split) in connection with an offer we intend to make to our employees to exchange some of their outstanding options for up to 6,500,000 shares of restricted common stock (650,000 shares after giving effect to the reverse stock split). The maximum number of shares of preferred stock that we may issue in the private placement and the rights offering will increase if we issue less than 5,000,000 shares of restricted stock, and will decrease if we issue more than 5,000,000 shares of restricted stock, prior to closing.

Nasdaq Stockholder Approval Requirement

      Our common stock is listed on The Nasdaq National Market. The rules governing companies with securities listed on Nasdaq require stockholder approval in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. This requirement is set forth in Nasdaq Marketplace Rule 4350(i)(1)(D). In addition, stockholder approval is required under Nasdaq Marketplace Rule 4350(i)(1)(B) in connection with the issuance of securities that could result in a change of control of an issuer.

      Because the private placement described in this Proposal 1 involves the potential issuance by eLoyalty of securities convertible into shares of common stock that would represent more than 20% of the currently outstanding common stock at below the greater of book or market value of the common stock, and because it could also potentially result in issuances resulting in a change of control for Nasdaq purposes, stockholder approval is required before the investors in the private placement could convert shares of Series B convertible preferred stock into shares of common stock representing 20% or more our outstanding common stock.

Reasons for the Private Placement

      The principal reasons for seeking additional financing are to strengthen our balance sheet and to assure our customers and potential customers that we have sufficient financial resources to successfully complete the projects that we are competing for, which are generally complex and relatively long term. We believe that obtaining additional capital is critical to our ability to continue to execute on our business plan during uncertain or difficult economic conditions and to sustain the confidence of our customers, business partners and employees. We also believe that a sale of our securities in the public markets at the current market price of our common stock is not likely to be achievable, given current conditions in the market for public company issuances, particularly for companies in our industry. Further, we believe that a public offering could present the same issues regarding our tax-free spin-off from TSC as are described above with respect to the private placement, but afford us less opportunity to address these issues through the transaction structure. The board of directors and management of eLoyalty considered a number of financing alternatives prior to entering into the share purchase agreement for the private placement. We believe that the best option for additional financing is to complete the private placement and the rights offering.

Background to the Private Placement

      In June 2001, eLoyalty’s management began to explore possible means of obtaining additional financing for its business. During this time period, eLoyalty learned that Technology Crossover Ventures, an existing stockholder who has a representative on eLoyalty’s board of directors, might be interested in making an additional equity investment in eLoyalty. In late June 2001, eLoyalty’s management continued to explore whether Technology Crossover Ventures or other investors, including other existing stockholders of eLoyalty, would be interested in making a financing proposal to eLoyalty.

      On July 3, 2001, a special meeting of the board of directors of eLoyalty was held. At this meeting, the board of directors discussed the desirability of exploring a possible equity financing and discussed the possibility that Technology Crossover Ventures and/ or Sutter Hill Ventures, another existing stockholder of eLoyalty with a representative on the board of directors, would be interested in making an additional investment in eLoyalty. The board of directors of eLoyalty determined that it would be desirable to establish a special committee of the board of directors for the purpose of further exploring the company’s financing alternatives. Outside directors John T. Kohler and John R. Purcell expressed a willingness to serve on such a special committee. Accordingly, the board of directors authorized the creation of a special committee of the board of directors consisting of Messrs. Kohler and Purcell and authorized the special committee to evaluate potential financing alternatives and to make a recommendation to the board of directors regarding those alternatives.

      On July 5, 2001, the special committee held a meeting at which it determined to retain legal counsel and discussed the retention of a financial advisor. At this meeting, the special committee discussed the company’s cash needs with members of management and discussed the means likely to be available to the company to raise the desired financing.

      On July 12, 2001, the special committee held a meeting at which it discussed the possibility of seeking financing proposals from existing eLoyalty stockholders, Technology Crossover Ventures and Sutter Hill Ventures. The special committee determined to request that Technology Crossover Ventures and Sutter Hill Ventures each submit proposals setting forth the terms upon which they would be prepared to make additional equity investments in eLoyalty. The special committee also discussed the status of negotiations regarding the retention of a financial advisor. Following that meeting, a representative of the special committee separately contacted Technology Crossover Ventures and Sutter Hill Ventures to request that each of them submit a proposal to the special committee if either of them were interested in making an additional investment in eLoyalty.

      On July 17, 2001, Technology Crossover Ventures submitted a proposal to invest $15 million of its own funds to purchase shares of convertible preferred stock and warrants of eLoyalty in a financing round that would raise a total of $30 million in proceeds.

      On July 19, 2001, the special committee held a meeting at which it discussed the financing proposal that had been received from Technology Crossover Ventures. The special committee also discussed the retention of a financial advisor and determined to engage Deutsche Banc Alex. Brown Inc. to act as its financial advisor.

      On July 25 and July 26, 2001, the special committee held meetings at which it further discussed the company’s financing needs and its strategic financing alternatives, including the Technology Crossover Ventures financing proposal, with Deutsche Banc Alex. Brown and the special committee’s legal advisors. At these meetings, Deutsche Banc Alex. Brown reported to the special committee regarding meetings it had with members of eLoyalty’s senior management and discussed with the special committee its review of the company’s expected cash needs relative to its available cash resources. During this time period, Deutsche Banc Alex. Brown engaged in discussions with Technology Crossover Ventures regarding its proposal and reported to the special committee regarding those discussions. On July 31, 2001, Technology Crossover Ventures submitted a revised financing proposal in response to the discussions between it and Deutsche Banc Alex. Brown. The July 31 Technology Crossover Ventures proposal called for a series of transactions that would raise between $30 million and $40 million in proceeds to eLoyalty.

      On August 1, August 2 and August 6, 2001, the special committee held meetings at which it discussed the revised Technology Crossover Ventures proposal with Deutsche Banc Alex. Brown and the special committee’s legal advisors. At these meetings, the special committee continued to discuss the company’s cash needs and the possible alternatives that might be available to the company, including the preliminary results of Deutsche Banc Alex. Brown’s efforts to contact alternative equity financing sources regarding their possible interest in an investment in the company. During this time period, the special committee also discussed the possible federal income tax implications of any financing transaction in light of eLoyalty’s spin-off from Technology Solutions Company in 2000, including the possible limitations this would impose on the ability of the company to effect the transactions contemplated by the Technology Crossover Ventures proposals.

      On August 2, 2001, eLoyalty was notified by Nasdaq that it risked being delisted from the Nasdaq National Market if the bid price for its common stock did not exceed $1.00 for at least 10 consecutive days prior to October 31, 2001.

      On August 7, 2001, a meeting of the board of directors of eLoyalty was held. At this meeting, the members of the special committee reported to the board of directors on its deliberations and negotiations to date. The board of directors also discussed the merits of a possible reverse stock split and alternatives for establishing appropriate equity-based incentives for the company’s employees.

      On August 9, 2001, Mr. Purcell resigned as a director of eLoyalty for personal reasons.

      On August 13, 2001, a meeting of the board of directors of eLoyalty was held. At this meeting, the board of directors discussed Mr. Purcell’s resignation and its implications for the advisability of continuing with the process established with the special committee. After consulting with its legal counsel, the board of directors concluded that a special committee consisting of only one director was unlikely to serve the best interests of the company and its stockholders. The board of directors also concluded that, due to the current composition of the board of directors, a special committee with a sufficient number of directors without any actual or perceived interest in the transactions under consideration might not be feasible. At the request of the board of directors, directors Jay Hoag and Tench Coxe, who are principals in Technology Crossover Ventures and Sutter Hill Ventures, respectively, then recused themselves from the meeting. The board of directors then discussed the advisability of conducting a rights offering which would provide the other stockholders of the company with the opportunity to participate in any investment on terms substantially similar to those offered to Technology Crossover Ventures and Sutter Hill Ventures, as had been under consideration by the special committee. The board of directors also discussed the advisability of requiring that any private placement with Technology Crossover Ventures and Sutter Hill Ventures be approved by a majority of disinterested stockholders present and entitled to vote at a special meeting called to approve such transaction. After considering all these factors, the board of directors concluded that the company’s financing alternatives should be addressed in the future by the board of directors as a whole, subject to recusal of Messrs. Hoag and Coxe as appropriate.

      On August 14, 2001, Technology Crossover Ventures submitted a revised financing proposal intended to address the limitations on the amount that it could invest in eLoyalty in light of the restrictions imposed by the federal tax laws related to the 2000 spin-off of eLoyalty. The August 14 proposal called for a $25 million private placement, consisting of $15 million in convertible preferred stock and warrants and $10 million in subordinated notes of eLoyalty, and a simultaneous rights offering of up to $15 million in convertible preferred stock and warrants of eLoyalty to be made available to the stockholders of eLoyalty other than the investors in the private placement. Based on Technology Crossover Ventures’ understanding that eLoyalty’s board of directors would insist on substantive and procedural protections for eLoyalty’s disinterested stockholders, this revised proposal contemplated not only a rights offering that would allow disinterested stockholders to make additional investments on similar terms, but also a concession by Technology Crossover Ventures that any transaction would be conditioned on the prior approval of eLoyalty’s stockholders, including a majority of eLoyalty’s disinterested stockholders present or represented at the special meeting and entitled to vote.

      On August 15, August 17 and August 21, 2001, the board of directors of eLoyalty held meetings at which it discussed the revised Technology Crossover Ventures proposal, the federal tax considerations related to possible financing transactions and the possible timing for such transactions. The board of directors also discussed a possible reverse stock split and alternatives for re-establishing meaningful equity-based incentives for the company’s employees. At the request of the board of directors, Messrs. Coxe and Hoag recused themselves from a portion of these meetings to permit the other directors of eLoyalty to discuss these matters without their participation. During the portion of these meetings in which Messrs. Coxe and Hoag were not present, Deutsche Banc Alex. Brown confirmed that its ongoing efforts to attract alternative equity financing sources had yielded no positive results.

      On August 30, 2001, Technology Crossover Ventures submitted a further revised financing proposal intended to address continuing concerns about the limitations imposed by the federal tax laws in light of the 2000 spin-off transaction. This proposal called for a $25 million private placement of convertible preferred stock of eLoyalty and a simultaneous rights offering of up to $20 million in convertible preferred stock of eLoyalty to be made available to the stockholders of eLoyalty other than the investors in the private placement.

      On August 31, 2001, the board of directors of eLoyalty held a meeting at which it discussed the latest financing proposal from Technology Crossover Ventures and the financial and tax implications of that proposal. At the request of the board of directors, Messrs. Coxe and Hoag recused themselves from a portion of this meeting to permit the other directors of eLoyalty to discuss these matters without their participation.

      On September 7, 2001, the board of directors of eLoyalty held a meeting at which the board of directors reviewed the proposed private placement, rights offering and reverse stock split and a proposal to establish appropriate equity-based incentives for the company’s employees. After the board of directors discussed its fiduciary duties under applicable law with its legal advisers, representatives of Deutsche Banc Alex. Brown reviewed with the board of directors Deutsche Banc Alex. Brown’s overview of the information technology services sector and the company’s situation (including, based on information received from the company, its outlook, its foreseeable cash needs and sources of liquidity as compared with other companies, and certain related events, such as the notification the company received from the Nasdaq National Market that the company has failed to maintain Nasdaq’s minimum bid price of $1.00 per share). Deutsche Banc Alex. Brown also reviewed with the board of directors the advantages, disadvantages and anticipated feasibility, in light of timing and other considerations, of various financing alternatives and the proposed private placement, rights offering and reverse stock split. Lastly, Deutsche Banc Alex. Brown confirmed that its ongoing efforts to attract alternative equity funding sources had not yielded any positive results. After these discussions, Messrs. Coxe and Hoag recused themselves from the meeting to permit the board of directors to deliberate without their participation.

      Discussions and negotiations regarding the terms of the proposed transactions continued throughout early and mid-September. During the course of these negotiations the proposed $20 million limitation on the size of the rights offering was eliminated from the proposal at eLoyalty’s request.

      On September 17 and September 20, 2001, the board of directors held meetings to review the status of negotiations regarding the terms of the proposed transactions and the status of preparation and negotiation of a definitive private placement agreement and related documents. During this time period, members of our senior management held individual meetings with each of our directors to explain and discuss the terms of the proposed transactions.

      On September 24, 2001, the board of directors met to further discuss the matters addressed at the earlier September meetings. At this meeting, Deutsche Banc Alex. Brown representatives reviewed their analyses of the proposed transactions and rendered their written opinion to the board of directors to the effect that, as of that date and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Banc Alex. Brown, the private placement and rights offering were fair, from a financial point of view, to eLoyalty’s stockholders. Following their deliberations, the board of directors unanimously resolved, with directors Coxe and Hoag abstaining as to the private placement and certain related items, to approve the matters referred to in Proposal Nos. 1, 2 and 3 and to recommend that stockholders of eLoyalty vote to approve those matters. The board of directors also unanimously resolved, with directors Coxe and Hoag abstaining, to authorize the acquisition of additional shares of eLoyalty voting stock by Technology Crossover Ventures and Sutter Hill Ventures for purposes of Section 203 of the Delaware General Corporation Law and to amend eLoyalty’s Rights Agreement, dated March 17, 2000 (the “Rights Agreement”), to permit such acquisition without adverse effect under that agreement.

Opinion of Financial Advisor to the Board of Directors

      We engaged Deutsche Banc Alex. Brown to render an opinion as to the fairness to our stockholders, from a financial point of view, of the proposed private placement of Series B convertible preferred stock and offering of rights to purchase Series B convertible preferred stock. At the September 7, 2001 meeting of our board of directors, Deutsche Banc Alex. Brown reviewed analyses related to the proposed transactions. On September 24, 2001, Deutsche Banc Alex. Brown delivered its opinion in writing to our board of directors to the effect that, as of that date and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Banc Alex. Brown, the transactions were fair, from a financial point of view, to our stockholders.

      The full text of Deutsche Banc Alex. Brown’s written opinion, dated as of September 24, 2001, which sets forth, among other things, the assumptions made, matters considered and limits of the review undertaken by Deutsche Banc Alex. Brown in connection with the opinion, is attached as Appendix A to this proxy statement and is incorporated herein by reference. You are urged to read the Deutsche Banc Alex. Brown opinion in its entirety. The summary of the opinion of Deutsche Banc Alex. Brown set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion, attached hereto as Appendix A.

      Deutsche Banc Alex. Brown’s opinion was directed only to our board of directors. The opinion is not a recommendation to our stockholders to approve the transactions or participate in the rights offering and it is limited to the fairness to our stockholders, from a financial point of view, of the transactions. In rendering its opinion, Deutsche Banc Alex. Brown expressed no opinion as to the merits of the underlying decision by us to engage in the transactions or any alternative transaction. The terms of the transactions were determined through arm’s-length negotiations between Technology Crossover Ventures and Sutter Hill Ventures and us and were approved by our board of directors (with our two directors who are affiliated with the private placement investors abstaining with respect to the private placement and certain related items). The opinion and presentations of Deutsche Banc Alex. Brown were only one of a number of factors taken into consideration by our board of directors in making its determination to approve the transactions. Deutsche Banc Alex. Brown also did not express any opinion as to the prices at which any class of our stock will trade at any time.

      In connection with its role as our financial advisor, and in arriving at its opinion, Deutsche Banc Alex. Brown:

•	reviewed certain publicly available financial and other information concerning us and certain internal analyses and other information that we furnished to Deutsche Banc Alex. Brown;

•	held discussions with members of our senior management regarding our business and prospects;

•	reviewed the reported prices and trading activity for our common stock;

•	reviewed the terms of certain comparable private investments in public equity securities and compared the terms of these transactions to the terms of our Series B convertible preferred stock;

•	compared our financial and stock market information with similar information for certain other companies whose securities are publicly traded;

•	made inquiries regarding and discussed the transactions and the terms of the transaction documents with our senior management and our counsel;

•	made inquiries of various potential private equity investors regarding their interest in investing in us; and

•	performed such other studies and analyses and considered such other factors as Deutsche Banc Alex. Brown deemed appropriate.

      For purposes of rendering its opinion, Deutsche Banc Alex. Brown assumed that:

•	the holders of a majority of our common stock present or represented at the special meeting of stockholders described in this proxy statement, other than Technology Crossover Ventures and Sutter Hill Ventures, will approve the transactions;

•	the rights offering will afford eLoyalty’s stockholders the right to purchase sufficient shares of preferred stock so as to maintain each such stockholder’s approximate percentage ownership in eLoyalty, with the understanding that Technology Crossover Ventures and Sutter Hill Ventures have agreed not to exercise such rights with respect to any shares of common stock held by them and that the holders of non-vested restricted shares of common stock of eLoyalty will agree not to exercise such rights with respect to such shares;

•	based entirely on our advice and the advice of our advisors, the transactions as presented to Deutsche Banc Alex. Brown will not adversely affect the tax-free nature of our February 2000 100% tax-free spin off and it is Deutsche Banc Alex. Brown’s understanding that the consummation of the transactions is conditioned upon our receipt of an opinion of our counsel to such effect;

•	all material governmental, regulatory or other consents and approvals necessary to the consummation of the transactions will be obtained without any material adverse impact on us or on the contemplated benefits to us of the transactions;

•	in all respects material to its analysis, the representations and warranties made by Technology Crossover Ventures, Sutter Hill Ventures and us in the documents executed in connection with the transactions are true and correct and that each of these parties will perform all of the covenants and agreements to be performed by it under such documents;

•	in all respects material to its analysis, all conditions to the obligation of each of Technology Crossover Ventures, Sutter Hill Ventures and us to consummate the transactions will be satisfied without any waiver of them;

•	the transactions will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations; and

•	the transaction documents, this proxy statement and the registration statement filed in connection with the rights offering are consistent with eLoyalty’s description of these documents to Deutsche Banc Alex. Brown and this proxy statement and such registration statement accurately describe the transactions, the preferred stock, the rights and the transaction documents in all material respects.

      In connection with its review, Deutsche Banc Alex. Brown relied on (i) the advice of our counsel as to all legal matters concerning us and (ii) information provided by us and publicly available information as to certain financial matters concerning us. Deutsche Banc Alex. Brown also did not assume responsibility for independent verification of, and did not independently verify, any public or private information furnished to it such as, for example, any financial information, forecasts or projections that it considered in connection with rendering its opinion. Deutsche Banc Alex. Brown assumed and relied upon the accuracy and completeness of such information and did not conduct a physical inspection of any of our properties or assets, nor did Deutsche Banc Alex. Brown prepare or obtain any independent evaluation or appraisal of any of our assets or liabilities. Deutsche Banc Alex. Brown assumed that all financial forecasts and projections made available to it and used in its analyses were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the matters that such financial forecasts and projections covered. In rendering its opinion, Deutsche Banc Alex. Brown expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based and considered our management’s assessment of our financing requirements, the availability of alternative financing and the potential effects on us and our business of a failure to obtain additional capital in the near term.

      Deutsche Banc Alex. Brown’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion and events occurring after the date of its opinion could materially affect the assumptions Deutsche Banc Alex. Brown used in preparing its opinion. Deutsche Banc Alex. Brown has assumed no obligation to update, revise or reaffirm its opinion. Deutsche Banc Alex. Brown further assumed that the terms of the transactions were the most beneficial terms from our perspective that under the circumstances could be negotiated among the parties to the transactions and Deutsche Banc Alex. Brown expressed no opinion as to whether any alternative transaction might produce proceeds to us in an amount in excess of that to be received by us in the currently proposed transactions. At our request, Deutsche Banc Alex. Brown did not engage in any discussions with any third parties regarding a merger or any other potential business combination involving eLoyalty.

      We paid Deutsche Banc Alex. Brown fees for its services as financial advisor to us in connection with the transactions, including a fee in connection with the delivery of its opinion, and we will pay Deutsche Banc Alex. Brown additional financial advisory fees in the future. Deutsche Banc Alex. Brown is an affiliate of Deutsche Bank AG (together with its affiliates, the DB Group). In the ordinary course of business, members of the DB Group may actively trade in our securities and other instruments and obligations of us for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. In addition, the DB Group may have investment banking, financial advisory and other relationships with parties other than us pursuant to which the DB Group may acquire information of interest to us and our board of directors. Deutsche Banc Alex. Brown has no obligation to disclose such information to us or our board of directors, nor did it have any obligation to use such information in the preparation of its fairness opinion.

      DB Alex. Brown Venture Investors Fund, an affiliate of Deutsche Banc Alex. Brown, is an investor in TCV IV, L.P., which is a holder of a significant number of shares of our common stock and an investor in the private placement. One or more employees of Deutsche Banc Alex. Brown who have provided advisory and investment banking services to us and our board of directors are investors in DB Alex. Brown Venture Investors Fund.

Interests of Certain Persons in the Investment

      Mr. Coxe, the chairman of eLoyalty’s board of directors, is a managing director of the general partner of the various funds affiliated with Sutter Hill Ventures that have agreed to invest in the private placement. Mr. Hoag, also an eLoyalty director, is a general partner of Technology Crossover Ventures, and one of two managing members of each of the limited liability companies that serves as the general partner to the various funds affiliated with Technology Crossover Ventures that have agreed to invest in the private placement. As disclosed under “Security Ownership of Certain Beneficial Owners and Management,” as of September 5, 2001, as a result of their respective affiliations with Technology Crossover Ventures and Sutter Hill Ventures, Messrs. Hoag and Coxe may be deemed to beneficially own approximately 14.41% and 4.14%, respectively, of the then-outstanding eLoyalty common stock. In addition, Sutter Hill Ventures L.P. and various Technology Crossover Ventures funds have agreed with eLoyalty and a fund affiliated with Bain Capital to participate in a venture fund, eLoyalty Ventures, L.L.C., to be sponsored by eLoyalty. Pursuant to an operating agreement providing for the formation, management and operation of this fund, each of Sutter Hill Ventures L.P. and such Technology Crossover Ventures funds (considered together) have made a capital commitment of $5.1 million (each representing approximately 17% of the total committed capital) to eLoyalty Ventures. eLoyalty, through a limited liability company in which it and certain of its officers are expected to invest, has made a capital commitment to eLoyalty Ventures of $14.7 million (or approximately 49% of the total committed capital).

      In addition, Kelly D. Conway, eLoyalty’s President and Chief Executive Officer and a director, holds a limited partnership investment in a fund of Technology Crossover Ventures, TCV IV, L.P., representing a total commitment of $1,000,000, of which $477,300 has been funded as of the date of this proxy statement, and a limited partnership investment in Sutter Hill Ventures representing a total commitment of $                    , of which $                    has been funded as of the date of this proxy statement. Michael J. Murray, a director of eLoyalty, holds a limited partnership investment in TCV IV, L.P. representing a total commitment of $3,000,000, of which $1,431,900 has been funded as of the date of this proxy statement. Mr. Coxe holds investments in Page Mill Partners III and Page Mill Partners IV, investors in TCV III, L.P. and TCV IV, L.P., respectively, representing total commitments of $1,000,000 and $1,900,000, respectively, of which $                    and $                    has been funded as of the date of this proxy statement.

Required Vote

      Approval of the private placement described in this Proposal 1 requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the special meeting and entitled to vote. In addition, because Technology Crossover Ventures and Sutter Hill Ventures are significant stockholders of our company and have representatives who are members of our board of directors, we have determined that we will not proceed with Proposal 1 unless it is also approved by a majority of the outstanding shares of common stock present or represented at the special meeting and entitled to vote, excluding any votes cast by Technology Crossover Ventures, Sutter Hill Ventures, Messrs. Hoag and Coxe and certain of their respective affiliates. Abstentions will be treated as votes against the proposal and broker “non-votes” will have no effect. Even if it is approved, we will not implement the private placement unless the increase in our authorized capital stock described in Proposal 2 and the reverse stock split described in Proposal 3 are also approved and are being implemented.

      Pursuant to the share purchase agreement, Technology Crossover Ventures and Sutter Hill Ventures have agreed to vote and cause certain of their respective affiliates to vote their shares of eLoyalty common stock (representing approximately           % of the common stock entitled to vote at the special meeting) in favor of this proposal. As described above, however, we will not count their votes for purposes of determining whether the private placement has been approved by our disinterested stockholders.

Recommendation of the Board of Directors

      The Board of Directors has approved the matters included in Proposal 1 and believes that they are fair to, and in the best interests of, us and our stockholders. The Board recommends that stockholders vote “FOR” Proposal 1.

Effect of the Proposed Investment by Technology Crossover Ventures and Sutter Hill Ventures

      The amount of proceeds we will raise from the private placement and the rights offering depends on the number of and extent to which the rights are exercised. If every stockholder that is eligible to exercise rights exercises their rights in full, the maximum proceeds from the private placement and the rights offering would be approximately $89.1 million. It is unlikely that all eligible stockholders will fully exercise their rights. Assuming the purchase price for the Series B convertible preferred stock is the maximum of $0.51 per share ($5.10 after giving effect to the proposed reverse stock split) as established in the share purchase agreement, total proceeds to eLoyalty from the private placement and rights offering would be (i) $13.0 million and $2.1 million, respectively, assuming 20% of the rights are exercised in full, (ii) $18.9 million and $14.3 million, respectively, assuming 60% of the rights are exercised in full, and (iii) $25.0 million and $64.1 million, respectively, assuming 100% of the rights are exercised in full.

      The issuance of the Series B convertible preferred stock in the private placement and the rights offering may result in substantial dilution of your ownership interest in eLoyalty, particularly if you are not eligible to participate (for example, if you did not own our common stock on October 8, 2001, the record date for the rights offering), or you elect not to participate, in the rights offering. It may also result in a substantial decrease in your net book value per share. For example, if a stockholder owns 100,000 shares of common stock before the rights offering (which would be 10,000 shares after giving effect to the reverse stock split), or approximately 0.18% of our common stock, and does not exercise his or her rights while all other rights are exercised in full, then his or her percentage ownership in our equity will be reduced to 0.04% upon completion of the transactions. The extent of such dilution will depend upon the price at which the Series B convertible preferred stock is sold and the level of stockholder participation in the rights offering.

      The percentage ownership of Technology Crossover Ventures and Sutter Hill Ventures in our company will increase as a result of the private placement, to the extent other stockholders do not exercise their rights. This would give each of them significant influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including the election of directors and approval of mergers, consolidations and the sale of all or substantially all of our assets. If Technology Crossover Ventures and Sutter Hill Ventures purchase the maximum number of shares they could purchase without any exercise of rights, the ownership percentage of Technology Crossover Ventures would increase from approximately 13.1% to approximately 26.3%, and the ownership percentage of Sutter Hill Ventures would increase from approximately 3.7% to approximately 13.9%, in each case assuming the issuance, prior to closing, of 5.0 million shares (500,000 shares after giving effect to the reverse stock split) of restricted stock in connection with an offer we intend to make to our officers and employees to exchange options for restricted stock (the maximum number of restricted shares that may be issued in that offer is 6.5 million, or 650,000 after giving effect to the reverse stock split) as well as the other assumptions described under the caption “Structure of the Private Placement” above. In connection with the private placement, we have amended our Rights Agreement to allow Technology Crossover Ventures to acquire up to 35% of our outstanding common stock, and Sutter Hill Ventures to acquire up to 20% of our outstanding common stock, without any adverse effects under the Rights Agreement.

      Technology Crossover Ventures and Sutter Hill Ventures, as holders of the Series B convertible preferred stock, will have the rights and preferences described in this proxy statement, including the right to vote together with the holders of the common stock on an as-converted basis. In addition, the holders of the Series B convertible preferred stock will have dividend rights that are senior to those of the holders of our common stock. The holders of the Series B convertible preferred stock will also have a claim against our assets senior to the claim of the holders of the common stock in the event of our liquidation or bankruptcy. Initially, the aggregate amount of the senior claims of the holders of the Series B convertible preferred stock will equal the amount invested to purchase the Series B convertible preferred stock and may increase thereafter due to the accumulation of dividends on the Series B convertible preferred stock.

      The holders of the Series B convertible preferred stock will also have the right to consent to a number of other significant corporate transactions, including the sale of eLoyalty within six months of the closing of the private placement, the creation of additional classes of preferred stock on parity with or senior to the Series B convertible preferred stock, and amendments to the Certificate of Incorporation that would otherwise adversely effect the rights of holders of Series B convertible preferred stock. Technology Crossover Ventures and Sutter Hill Ventures currently have significant investments in other technology solutions companies. As a result, they may have interests with respect to their investment in us that differ from those of other stockholders.

      The ownership by Technology Crossover Ventures and Sutter Hill Ventures and their affiliates of a substantial percentage of our total voting power and the terms of the Series B convertible preferred stock could make it more difficult and expensive for a third party to pursue a change of control of eLoyalty, even if a change of control would generally be beneficial to the interests of our stockholders.

      Sales of the securities acquired in connection with the sale of Series B convertible preferred stock in the public market could lower our stock price and impair our ability to raise funds in additional stock offerings. Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities.

      In addition, the private placement may jeopardize our future ability to use certain net operating loss carryforwards. At June 30, 2001, we had incurred significant operating losses in the United States for the year to date. If we were to have a U.S. federal and state net operating loss (“NOL”) for our taxable year ending December 31, 2001, we would be able to carry that NOL forward to reduce taxable income in future years.

These NOL carryforwards would expire in 2021. Our ability to utilize these NOL carryforwards could become subject to significant limitations under Section 382 of the Internal Revenue Code if we undergo an ownership change. We could undergo an ownership change if, among other things, the stockholders who own or have owned, directly or indirectly, 5% or more of our common stock or are otherwise treated as 5% stockholders under Section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.

      It is possible that the private placement and the rights offering could trigger an ownership change for purposes of Section 382 of the Internal Revenue Code, which would limit our ability to use any U.S. federal and state NOL carryforwards as described above and could result in a writedown of those assets on our balance sheet and a charge against earnings. Even if the private placement and the rights offering do not trigger an ownership change, they will increase the likelihood that we may undergo an ownership change for purposes of Section 382 in the future.

      Even though our spin-off from TSC in February 2000 was structured to be tax-free to TSC, that spin-off could become taxable to TSC, although not to TSC’s stockholders, under Section 355(e) of the Internal Revenue Code if one or more persons acquire, directly or indirectly, 50% or more of our stock, measured by voting power or value, as part of a plan that includes the spin-off. For this purpose, any acquisitions of our voting stock within two years before or after the spin-off are presumed to be part of that plan, although this presumption is rebuttable.

      We have attempted to structure the private placement and rights offering to avoid the application of Section 355(e), and it is a condition to the closing of each of the private placement and the rights offering that we receive an opinion of counsel that the private placement and rights offering will not cause the distribution of our stock by TSC in February 2000 to be taxable under Section 355(e). However, because (1) Section 355(e) is a relatively new statute that is complex and for which there is little guidance, (2) the analysis and requirements under Section 355(e) are inherently factual in nature, and (3) an opinion of counsel is not binding on the Internal Revenue Service or the courts, there can be no assurance that the IRS will not assert that Section 355(e) should apply to the spin-off as a result of the private placement or rights offering, or that the courts will not uphold such a position if the IRS were to make such an assertion. In addition, the opinion of counsel will rely in part on certain assumptions and representations made by us and by the investors in the private placement as to various matters, some of which are based on our knowledge or the knowledge of the investors rather than on established facts. If an acquisition of our stock were to cause Section 355(e) to apply to our spin-off, we would be required to indemnify TSC under an agreement between us and TSC, and such liability, if it were to arise, would be significant and could exceed the value of all of our assets.

      In connection with the sale of Series B convertible preferred stock, we will enter into an investor rights agreement with Technology Crossover Ventures and Sutter Hill Ventures that will obligate us to register the shares of common stock issuable upon conversion of the Series B convertible preferred stock within 180 days after the closing of the private placement. We will also grant Technology Crossover Ventures and Sutter Hill Ventures piggyback registration rights to participate in underwritten offerings of our securities. The exercise of these piggyback registration rights will be subject to notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering. These registration rights are described in further detail under the heading “The Share Purchase Agreement — Investor Rights Agreement.”

The Share Purchase Agreement

General

      On September 24, 2001, we entered into a share purchase agreement with Technology Crossover Ventures and Sutter Hill Ventures pursuant to which Technology Crossover Ventures has agreed to purchase up to $15 million, and Sutter Hill Ventures has agreed to purchase up to $10 million, of 7% Series B convertible preferred stock. At closing, we will enter into an amended and restated investor rights agreement that will provide registration rights with respect to the shares of common stock issuable upon conversion of the Series B convertible preferred stock issued in the private placement as well as certain other shares owned by Technology Crossover Ventures. The following discussion of the share purchase agreement and amended and restated investor rights agreement, and the transactions contemplated thereby, provide only a summary. For a more complete understanding of these agreements, we urge you to read our Form 8-K filed with the SEC on September 25, 2001, including the share purchase agreement and form of amended and restated investor rights agreement which are filed as exhibits thereto.

Price

      The purchase price per share of preferred stock will be the lesser of (i) $0.51, and (ii) 90% of the average of the last sales prices of our common stock over the twenty trading days through and including the fourth trading day prior to the closing, subject to adjustment for the proposed one-for-ten reverse split of our common stock. If the reverse split is effected as proposed, the purchase price per share of preferred stock will be the lesser of $5.10 and 90% of the average price of our common stock on a pre-split basis multiplied by ten.

Representations, Warranties, Covenants and Agreements

      The share purchase agreement contains representations and warranties by us relating to, among other things, our capitalization and due authorization, the issuance and sale of the Series B convertible preferred stock, our SEC filings and our lack of undisclosed liabilities and material adverse changes. The share purchase agreement also contains representations and warranties by the investors relating to, among other things, their status as accredited investors and investment intent.

      We and Technology Crossover Ventures and Sutter Hill Ventures have agreed to use our respective reasonable best efforts to satisfy the conditions to closing of the private placement, including obtaining any necessary regulatory approvals. We have also agreed to conduct the rights offering, hold this special meeting and to not take specified actions with respect to our capital stock, Certificate of Incorporation and by-laws prior to closing. Technology Crossover Ventures and Sutter Hill Investors have agreed to vote their shares of common stock in favor of the proposals described in this proxy statement, not exercise any rights received in the rights offering and not purchase or dispose of shares of our common stock for specified periods.

      In connection with the share purchase agreement, we have amended our Rights Agreement to permit Technology Crossover Ventures to acquire up to 35% of our outstanding common stock and to permit Sutter Hill Ventures to acquire up to 20% of our outstanding common stock without adverse effect under the plan.

Conditions to Closing

      The closing of the private placement is conditioned on the satisfaction or waiver of various conditions, including the accuracy of the representations and warranties included in the share purchase agreement as of closing, each party’s compliance with its covenants and agreements in the share purchase agreement prior to closing, our receipt of a favorable opinion of tax counsel that the private placement and rights offering will not cause our spin-off from TSC to be taxable to TSC, our receipt of an opinion of Deutsche Banc Alex. Brown stating that, as of September 24, 2001 (and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Banc. Alex Brown), the private placement and rights offering were fair, from a financial point of view, to our stockholders (and the lack of any withdrawal or modification of that opinion), approval of the proposals described in this proxy statement by our stockholders, the absence of regulatory constraints and the delivery of customary closing documents. In addition, the obligations of Technology Crossover Ventures and Sutter Hill Ventures to effect the closing are conditioned on our listing the shares of common stock to be issued upon conversion of the Series B convertible preferred stock on Nasdaq and the absence of any material adverse change to our company since the date of the share purchase agreement. Our obligations to effect the closing are also conditioned on a concurrent closing of the rights offering.

Investor Rights Agreement

      In connection with the closing of the private placement, we will enter into an amended and restated investor rights agreement with Technology Crossover Ventures and Sutter Hill Ventures. The agreement will require us to use our reasonable best efforts to have a registration statement on Form S-3 for the shares of common stock issuable upon the conversion of the Series B convertible preferred stock issued in the private placement, plus certain shares of common stock sold to Technology Crossover Ventures in May 2000, declared effective within 180 days after the closing. We will be required to maintain the effectiveness of the registration statement until all of the common stock underlying the Series B convertible preferred stock issued in the private placement can be resold in any and all three month periods under Rule 144 under the Securities Act of 1933, without giving effect to Rule 144(k). We will be entitled to one blackout period not to exceed 90 days in any twelve-month period. Technology Crossover Ventures and Sutter Hill Ventures will also be granted piggyback registration rights to participate in underwritten offerings of our securities, subject to customary limitations.

Fees and Expenses

      Whether or not the transactions contemplated in the share purchase agreement are consummated, we will pay the out-of-pocket costs and expenses of Technology Crossover Ventures and Sutter Hill Ventures arising in connection with the share purchase agreement.

Termination

      The share purchase agreement may be terminated prior to the closing: (1) with mutual consent of eLoyalty and each of Technology Crossover Ventures and Sutter Hill Ventures; (2) by Technology Crossover Ventures and Sutter Hill Ventures, acting together, or us if the closing under the share purchase agreement is not completed by February 1, 2002 (unless due to a delay or default by the party(ies) seeking to terminate); (3) if specified transactions contemplated by the share purchase agreement, including the rights offering and sale of shares to the investors, is enjoined by a final, unappealable court order; and (4) if our stockholders fail to approve the proposals set forth in this proxy statement.

Use of Proceeds

      As described above, the amount of proceeds we will receive from the sale of the Series B convertible preferred stock will depend on the purchase price of the Series B convertible preferred stock and extent to which stockholders exercise their rights to purchase shares of Series B convertible preferred stock pursuant to the rights offering. The total proceeds from the private placement will not exceed an aggregate of $25 million.

      We will pay from the net proceeds of the private placement and the rights offering the estimated offering expenses of approximately $2.2 million and $1.0 million, respectively. We will use the net proceeds from the private placement and the rights offering for working capital and general corporate purposes.

Terms of the 7% Series B Convertible Preferred Stock

General

      The following summarizes the material terms and provisions of the 7% Series B convertible preferred stock, and is qualified in its entirety by reference to the terms and provisions of our Certificate of Incorporation, as amended by a Certificate of Designation relating to the Series B convertible preferred stock, copies of which have been filed with the SEC and are incorporated by reference in this proxy statement.

      When issued, the Series B convertible preferred stock will be validly issued, fully paid and non-assessable. The holders of the Series B convertible preferred stock will have no preemptive rights with respect to any shares of our capital stock or any other securities convertible into or carrying rights or options to purchase any of our capital stock. The Series B convertible preferred stock will not be subject to any obligation on our part to repurchase or retire the Series B convertible preferred stock.

Rank

      The Series B convertible preferred stock will, with respect to dividend rights and rights on liquidation, rank senior to the common stock and to all other equity securities issued by us. For this purpose, the term “equity securities” does not include debt securities convertible into or exchangeable for equity securities.

Dividends

      The holders of record of the Series B convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, cash dividends on each share of Series B convertible preferred stock at an annual rate equal to 7% of the original purchase price per share of Series B convertible preferred stock, payable semi-annually. Additionally, except for dividends payable in common stock, holders of Series B convertible preferred stock shall be entitled to receive dividends paid on the common stock, if any, based on the number of shares of common stock into which such holder’s shares of Series B convertible preferred stock would then convert, determined without reference to the limitation on conversion for the first six months after issuance. All dividends will be cumulative. Dividends will cease to accumulate in respect of shares of Series B convertible preferred stock on the date they are converted into shares of common stock.

Rights Upon Liquidation

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of the Series B convertible preferred stock will be entitled to receive out of assets of the company available for distribution to stockholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to the Series B convertible preferred stock upon liquidation, liquidating distributions in the amount per share of Series B convertible preferred stock equal to the original price at which the stock was issued, plus accrued and unpaid dividends. After payment of the full amount of the liquidating distributions to which they are entitled, our remaining assets available for distribution shall be distributed pro rata among the holders of the common stock and Series B convertible preferred stock based on the number of shares of common stock into which the shares of Series B convertible preferred stock would then convert.

      Upon a consolidation or merger of eLoyalty with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such transaction own less than 50% of our voting power immediately after such transaction, or any transaction or series of related transactions to which we are a direct contracting party in which in excess of 50% of our voting power is transferred, or upon a sale of all or substantially all of our assets (each, a “Sale Transaction”), the holders of the preferred stock will be entitled to the liquidating distribution described in the preceding paragraphs unless the holders of the common stock, assuming conversion of all of the Series B convertible preferred stock into common stock, would receive an amount equal to at least four times the original purchase price of the Series B convertible preferred stock, in which case the holders of the Series B convertible preferred stock will receive the amount that they would be entitled to if they had converted their stock into common stock immediately prior to the transaction.

Conversion

      Each share of Series B convertible preferred stock is convertible into one share of our post-reverse stock split common stock, subject to adjustment as described below, at any time on or after six months after the closing of the private placement and the rights offering. In addition, the preferred stock will convert automatically into shares of common stock if at any time beginning six months after the closing the last sale price of our common stock is at least five times the original purchase price per share of the preferred stock for 30 consecutive trading days and, in connection with the shares of preferred stock issued in the private placement, the registration statement we have agreed to file with respect to those shares is effective.

      The conversion ratio initially is one share of Series B convertible preferred stock for one share of our post-reverse stock split common stock (see Proposal 3). The conversion ratio will be subject to adjustment if certain events occur, including: (1) the payment of dividends (and other distributions) in common stock on the outstanding shares of common stock, or (2) stock splits, combinations, and reclassifications of common stock, unless we take similar actions with respect to the Series B convertible preferred stock. If the company is party to any consolidation or merger in which it is not the surviving entity or transfers all or substantially all of its assets in a transaction that is not deemed to be a liquidation, then each share of Series B convertible preferred stock then outstanding would become convertible only into the kind and amount of securities, cash and other property that is receivable upon the occurrence of such event by a holder of the number of shares of common stock that the shares of Series B convertible preferred stock were convertible into immediately prior to the event, determined without regard to the limitation on conversion during the six months after issuance.

Voting Rights

      Holders of the Series B convertible preferred stock will have the right to vote on all matters that the holders of common stock vote on, voting together with the holders of common stock as one class. Each share of Series B convertible preferred stock will be entitled to one vote for each share of common stock in which such share of Series B convertible preferred stock could then be converted, determined without regard to the limitation on conversion during the first six months after issuance.

      The affirmative vote of the holders of a majority of the outstanding Series B convertible preferred stock, voting as a separate class, will be required to take any of the following actions:

•	the authorization, creation or issuance of any class or series of stock or other securities convertible into or exercisable for equity securities having rights, preferences or privileges that are equal or superior to rights, preferences or privileges of the Series B convertible preferred stock;

•	any increase or decrease in the authorized number of shares of Series B convertible preferred stock; or

•	any amendment, waiver, alteration or repeal of any provision of our Certificate of Incorporation or our by-laws in a way that adversely affects the rights, preferences or privileges of the Series B convertible preferred stock.

      In addition, until six months after the closing of the private placement and the rights offering, the affirmative vote of the holders of at least 85% of the outstanding Series B convertible preferred stock present in person or by proxy and entitled to vote at a meeting held for this purpose shall be required prior to any Sale Transaction.

Restrictions on Transfer

      The preferred stock may not be transferred until one year from the date it is initially issued except for transfers: (1) in connection with a Sale Transaction, (2) in connection with a distribution by a partnership or limited liability company to its affiliates or current or former partners or members, or (3) by will or by the laws of intestate succession.

No Maturity Date or Mandatory Redemption

      The Series B convertible preferred stock will not mature on a specified date, does not have a stated redemption feature and is not subject to any sinking fund or similar obligation. Holders will have no right to require us to repurchase or redeem any shares of Series B convertible preferred stock except upon a Sale Transaction, in which case the holders of the Series B convertible preferred stock would be entitled to their liquidation preference after the payment of which the preferred stock would be retired.

Absence of Market for Series B Convertible Preferred Stock

      There is no established trading market for the Series B convertible preferred stock. We do not currently intend to list the preferred stock on a national securities exchange or qualify the preferred stock for quotation on any automated quotation service such as the Nasdaq National Market.

PROPOSAL 2:  APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF

INCORPORATION TO INCREASE OUR AUTHORIZED CAPITALIZATION

Introduction

      We are asking stockholders to approve an amendment to eLoyalty’s Certificate of Incorporation to increase the number of authorized shares of eLoyalty’s common stock from 100,000,000 shares to 500,000,000 and to increase the number of authorized shares of eLoyalty’s preferred stock from 10,000,000 shares to 40,000,000. Our board of directors has adopted a resolution approving, declaring advisable and recommending to our stockholders for their approval, an amendment to eLoyalty’s Certificate of Incorporation to increase the number of authorized shares of eLoyalty common stock and preferred stock.

      The form of the Certificate of Amendment to eLoyalty’s Certificate of Incorporation to effect an increase in our capitalization is attached as Appendix B to this proxy statement. If the required vote is obtained, we will increase the number of authorized shares of eLoyalty’s common stock from 100,000,000 shares to 500,000,000 and the number of authorized shares of eLoyalty’s preferred stock from 10,000,000 to 40,000,000.

Required Vote

      The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve this Proposal 2. Abstentions and broker “non-votes” will have the same effect as a vote cast “against” this proposal. We will not implement the increase in our authorized capital as described in this Proposal 2 unless the private placement described in Proposal 1 and the reverse stock split described in Proposal 3 are also approved and are being implemented. Under the reverse stock split described in Proposal 3, eLoyalty’s Certificate of Incorporation would be further amended to combine our outstanding common stock on a one-for-ten basis and reduce the authorized common stock set forth in Appendix B by a factor of ten.

      Pursuant to the share purchase agreement, Technology Crossover Ventures and Sutter Hill Ventures have agreed to vote their shares of eLoyalty common stock (representing approximately      % of the common stock entitled to vote at the special meeting) in favor of this proposal.

Recommendation of the Board of Directors

      The Board of Directors has approved and declared the advisability of the increase in our authorized capitalization included in Proposal 2 and believes that it is fair to, and in the best interests of, us and our stockholders. The Board recommends that stockholders vote “FOR” Proposal 2.

Purpose of the Proposed Capitalization Increase

      Our Certificate of Incorporation currently authorizes the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. On September 24, 2001, in connection with approval of the private placement and rights offering described in Proposal 1, our board of directors adopted resolutions, subject to stockholder approval, proposing an amendment to our Certificate of Incorporation. This amendment provides for an increase in the authorized number of shares of our common stock from 100,000,000 shares to 500,000,000 shares and an increase in the authorized number of shares of our preferred stock from 10,000,000 shares to 40,000,000 shares. If approved by the stockholders, such amendment would become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. Upon the effectiveness of such filing, the Company intends to increase the number of authorized shares of Series A junior participating preferred stock which have been reserved in connection with our Rights Agreement from 1,000,000 to 5,000,000.

      We are seeking stockholder approval for this increase in our authorized capital stock so that (i) we have sufficient authorized shares to satisfy our obligations to issue shares of Series B convertible preferred stock pursuant to the private placement and the rights offering and to issue shares of our common stock upon conversion of shares of Series B convertible preferred stock and (ii) after completion of these transactions we continue to have an adequate amount of authorized and unissued capital stock that we may use to meet our future needs. We may not currently have authorized shares of preferred stock sufficient to meet our obligations under the private placement and the rights offering, depending on the extent to which the rights are exercised. Further, in light of the amount of common stock we currently have outstanding or reserved for issuance in connection with director and employee stock plans, completion of these transactions without any increase in our authorized common stock may leave us with insufficient shares of common stock to issue upon conversion of the Series B convertible preferred stock issued in these transactions and may leave us with no, or virtually no, additional shares of common stock that could be issued in the future.

      On September 24, 2001, we entered into the share purchase agreement under which we agreed to issue to Technology Crossover Ventures and Sutter Hill Ventures shares of Series B convertible preferred stock, which initially will be convertible into shares of common stock on a one-for-one basis. Stockholder approval of the increase of our capitalization is a condition to the closing under the share purchase agreement. In connection with the private placement, we are conducting a rights offering entitling holders of our common stock to purchase shares of Series B convertible preferred stock. The actual number of shares of Series B convertible preferred stock, and shares of common stock issuable upon conversion of the Series B convertible preferred stock, necessary to consummate both the private placement and the rights offering depends in part upon the price to be paid for the Series B convertible preferred stock (which may vary depending on the price of our common stock for a specified period prior to closing) and the participation rate in the rights offering. For a more detailed discussion of these transactions, see Proposal 1 above.

      In determining the amount of the increase in our authorized preferred stock we are seeking, we analyzed the maximum amount of Series B convertible preferred stock that we expect could be issued in the private placement and rights offering (which will occur after the reverse stock split of the common stock is completed). As described under Proposal 1 above, the amount of preferred stock issuable in connection with these transactions will vary according to the level of participation in the rights offering and the final purchase price for the preferred stock. We believe that the maximum amount of Series B convertible preferred stock issuable in these transactions, based on the assumptions described in Proposal 1, totals approximately 25.8 million shares (after giving effect to the reverse stock split). If the final sale price equals the maximum price as described in Proposal 1, we expect that we could still require about 17.5 million shares of preferred stock in order to complete these transactions (assuming full participation in the rights offering). These amounts are significantly more than the 10.0 million shares we currently have authorized. Accordingly, we are seeking approval of an increase in our authorized preferred stock as described herein.

      In determining the amount of the increase in our authorized common stock we are seeking, we analyzed the maximum amount of common stock that we would have outstanding or reserved for issuance upon completion of the private placement and rights offering, but performed this analysis on a pre-reverse stock split basis for ease of comparison to our existing outstanding common stock. We believe, based on the assumptions described in Proposal 1, that the maximum amount of pre-split common stock that would be reserved for conversion of Series B convertible preferred stock after completion of these transactions totals approximately 258 million shares. In addition, we currently have outstanding approximately 51.6 million shares of common stock and an additional 22.8 million shares of common stock reserved for issuance in connection with our director and employee stock plans. This totals approximately 332.4 million shares of pre-split common stock, which is substantially more than the 100 million shares currently authorized. Accordingly, we are seeking approval of an increase in our authorized common stock to 500 million shares as described herein, provided that upon completion of the reverse stock split both our total outstanding and reserved shares of common stock and our authorized but unissued shares of common stock would be reduced by a factor of ten.

      In addition to authorizing shares to satisfy our commitments under the share purchase agreement, our board of directors generally believes it is necessary to increase the number of authorized shares of common stock and preferred stock in order to give us, among other things, the ability to raise and maintain additional capital funds through the sale of stock and preferred stock in other transactions. The ability to raise capital is important for us in order to meet working capital requirements, facilitate growth and to form strategic relationships and alliances.

      Our board of directors also believes that the proposed increase in the number of authorized shares of common stock and preferred stock is desirable to maintain our flexibility in choosing how to pay for acquisitions. We may need to acquire companies in order to expand our ability to provide diverse and innovative solutions to our customers. We may choose to use shares of stock to pay for such possible acquisitions. Nonetheless, we do not presently have any such agreements, understandings or arrangements that will or could result in the issuance of any shares.

      In addition, our board of directors believes that the availability of additional shares of common stock and preferred stock will provide us with the flexibility to issue shares for a variety of other purposes that our board may deem advisable without further action by our stockholders, unless required by law, regulation or stock market rules. These purposes could include, among other things, to finance personal property leases, to finance the purchase of property, the use of additional shares for various equity compensation and other employee benefit plans, effecting stock dividends, and other bona fide corporate purposes. Approval of the proposed amendment to our Certificate of Incorporation will give us greater flexibility in pursuing these opportunities and to attract and retain personnel.

      We will not effect the increase in our authorized capital described in this proposal unless we are also implementing the sale of the Series B convertible preferred stock contemplated by Proposal 1 and the reverse stock split contemplated by Proposal 3. As described above, the number of shares of Series B convertible preferred stock that will be issued in connection with the private placement and rights offering and, accordingly, the number of shares of common stock that must be reserved for issuance upon conversion of those shares, depends, in part, on the level of participation in the rights offering.

      The following table shows, at varying levels of participation in the rights offering, how many shares we will have of (i) authorized common stock, (ii) issued and outstanding common stock, (iii) common stock reserved for issuance upon conversion of the Series B convertible preferred stock and upon exercise of outstanding options to purchase common stock, and (iv) common stock that is authorized, but unissued and unreserved, in each case upon completion of the transactions described in Proposals 1, 2 and 3. The table assumes that the Series B convertible preferred stock will be issued at the maximum price and is based on and reflects the assumptions described under the caption “Structure of the Private Placement” in Proposal 1. Share numbers are in millions.

Participation in	Common Stock	Common Stock	Common Stock	Common Stock
Rights Offering	Authorized	Outstanding	Reserved	Available

0%	50.0	5.7	4.0	40.3

20%	50.0	5.7	4.7	39.6

40%	50.0	5.7	6.0	38.3

60%	50.0	5.7	8.3	36.0

80%	50.0	5.7	13.3	31.0

100%	50.0	5.7	19.3	25.0

      The following table shows, at varying levels of participation in the rights offering, how many shares we will have of (i) authorized preferred stock, (ii) preferred stock reserved for issuance as “Series A junior participating preferred stock” in connection with our Rights Agreement, (iii) issued and outstanding Series B convertible preferred stock, and (iv) preferred stock that is authorized, but unissued and unreserved, in each case upon completion of the transactions described in Proposals 1, 2 and 3. The table assumes that the Series B convertible preferred stock will be issued at its maximum price and is based on and reflects the assumptions described under the caption “Structure of the Private Placement” in Proposal 1. Share numbers are in millions.

			Series B Preferred
Participation in	Preferred Stock	Series A Preferred	Stock	Preferred Stock
Rights Offering	Authorized	Stock Reserved	Outstanding	Available

0%	40.0	5.0	2.2	32.8

20%	40.0	5.0	3.0	32.0

40%	40.0	5.0	4.2	30.8

60%	40.0	5.0	6.5	28.5

80%	40.0	5.0	11.5	23.5

100%	40.0	5.0	17.5	17.5

Material Effects of the Proposed Capitalization Increase

      If this proposal is approved and implemented, the board of directors does not intend to seek further stockholder approval prior to the issuance of any additional shares of common stock or preferred stock in future transactions unless required by law, our Certificate of Incorporation, the requirements of The Nasdaq Stock Market or other stock exchange on which our common stock is trading, or unless the board of directors deems it advisable to do so to qualify an employee benefit plan or stock option plan.

      Other than the Series B convertible preferred stock to be issued in the private placement and rights offering, we have no current plans to issue the additional preferred stock that would be authorized if this proposal is approved and implemented. The precise terms of this additional preferred stock, if and when we determine to issue it, may be set by our board of directors without further action by our stockholders. The board of directors’ power with respect to the terms of this preferred stock includes determination of the following: whether dividends will be payable and, if so, the dividend rate; whether the shares will be convertible and, if so, conversion rights and prices; voting rights, if any; redemption rights, if any, and prices; amounts payable on and the preference of the shares in the event of any liquidation or dissolution of the company; and similar matters

      The issuance of additional shares of common stock or preferred stock may, depending on the timing and circumstances, dilute earnings per share and book value per share as well as have a dilutive effect on stockholder’s equity and voting rights.

      The issuance of additional shares, or the perception that additional shares may be issued, may also adversely effect the market price of the common stock. We cannot predict what effect, if any, the proposed increase in authorized common stock will have on the market price of our existing or post-reverse stock split common stock.

      The availability for issuance, or the issuance, of additional shares of common stock or preferred stock also could, under certain circumstances, have the effect of rendering more difficult or discouraging any attempt by a third party to obtain control of eLoyalty, making it potentially less likely that our stockholders will obtain a change of control premium sometimes realized in connection with change of control transactions. For example, the issuance of shares of common stock (within the limits imposed by applicable law and the rules of any stock market upon which the common stock may be listed) in a public or private sale, merger or similar transaction would increase the number of our outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of us and increase the cost of such transaction. The issuance of additional shares of common stock could be used to render more difficult a merger or similar transaction even if it appears to be desirable to a majority of our stockholders.

      Our board of directors is not proposing the amendment to our Certificate of Incorporation in response to any effort to accumulate our stock or to obtain control of us by means of a merger, tender offer or solicitation in opposition to management. In addition, the proposed amendment to our Certificate of Incorporation is not part of any plan by management to recommend a series of similar amendments to our board of directors and the stockholders. Finally, our board of directors does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of eLoyalty.

PROPOSAL 3:  APPROVAL OF A ONE-FOR-TEN REVERSE STOCK SPLIT

Introduction

      We are asking stockholders to approve the amendment of our Certificate of Incorporation to effect a one-for-ten stock combination, or reverse stock split, of our common stock and a corresponding decrease in the number of our authorized shares of common stock.

      The board of directors would have the ability to effect the reverse stock split if the private placement described in Proposal 1 and the increase in our authorized capital stock described in Proposal 2 are approved and are being implemented, as well as if the private placement and increase in our authorized capital stock are not approved or implemented. Accordingly, the board of directors has approved two forms of amendment to eLoyalty’s Certificate of Incorporation to effect the reverse stock split, one of which would be applicable if the private placement and increase in our authorized capital stock are approved and are being implemented (in which case, immediately prior to the reverse stock split, Proposal 2 will have been effected and will have increased our authorized common stock to 500,000,000 shares) and one of which would be applicable if only the reverse stock split described in this Proposal 3 is being implemented (in which case, immediately prior to the reverse stock split, our authorized common stock would be the same as it is as of the date of this proxy statement, 100,000,000 million shares). Both amendments have the same effect, however, which is to cause a one-for-ten reverse stock split of both our issued and authorized common stock, with no effect on our preferred stock, as described in more detail below. The two forms of the Certificate of Amendment to our Certificate of Incorporation are attached as Appendix C to this proxy statement. If one of the forms of Certificate of Amendment is implemented by the board of directors, the other will be abandoned. Our board of directors has adopted a resolution approving, declaring advisable and recommending to our stockholders for their approval these amendments to eLoyalty’s Certificate of Incorporation.

      In addition, our board of directors has reserved the right to abandon the reverse stock split, without further direction by our stockholders, at any time before it becomes effective. Because the reverse stock split is a condition to the closing of the private placement, if this Proposal 3 is approved we expect to complete the reverse stock split if the private placement is approved and is being implemented. We also expect that, if this Proposal 3 is approved, we would complete the reverse stock split even if the private placement is not approved or implemented, unless in our judgment the market price of our common stock improves sufficiently so that the considerations described herein which make the reverse stock split advisable no longer apply.

Required Vote

      The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve this Proposal 3. Abstentions and broker “non-votes” will have the same effect as votes against the proposal. As described above, we have reserved the right not to effect the reverse stock split even if it is approved by our stockholders.

      Pursuant to the share purchase agreement, Technology Crossover Ventures and Sutter Hill Ventures have agreed to vote and cause certain of their respective affiliates to vote their shares of our common stock

(representing approximately                     of the common stock entitled to vote at the special meeting) in favor of this proposal.

Recommendation of the Board of Directors

      The Board of Directors has approved and declared the advisability of the reverse stock split included in Proposal 3 and believes that it is fair to, and in the best interests of, us and our stockholders. The Board recommends that stockholders vote “FOR” Proposal 3.

Purpose of the Reverse Stock Split

      We believe that the board of directors should be granted the authority to implement the reverse stock split for the following reasons:

•	if Proposals 1 and 2 are also implemented, to provide for a potential post-transaction capital structure that is more comparable with those of similarly situated companies in our industry and more reasonable in light of our size and market capitalization; and

•	regardless of whether Proposals 1 and 2 are implemented, to raise the per share price of our common stock in an effort to continue its listing on the Nasdaq National Market and to enhance the acceptability and marketability of our common stock to the investing public and financial community.

      As described in Proposal 1, we have entered into an agreement to sell up to $25.0 million of 7% Series B convertible preferred stock in a private placement and, in connection therewith, we are offering our stockholders rights to purchase 7% Series B convertible preferred stock. Each share of Series B convertible preferred stock will be convertible into our common stock at an initial conversion ratio of one-for-one. If we were to complete these transactions without the reverse stock split, we believe that the maximum amount of common stock we would need to reserve for issuance upon conversion of this preferred stock is about 258.1 million shares, assuming all of the rights are exercised in full and based on the other assumptions described under the caption “Structure of the Private Placement” in Proposal 1. This is in addition to the approximately 51.6 million shares of common stock we currently have outstanding and the 22.8 million shares of common stock currently reserved for issuance in connection with our director and employee stock plans. This totals approximately 332.5 million shares that could be outstanding, which is substantially more common stock than other similarly situated companies in our industry have outstanding. Further, regardless of the amount of shares we issue in the private placement and rights offering, the reverse stock split would reduce the number of shares of our common stock that could be outstanding upon conversion of the Series B convertible preferred stock and issuance under director and employee stock plans, as well as our authorized and unissued common stock, to amounts that we believe are more reasonable in light of our size and market capitalization. The reverse stock split is a condition to closing of the private placement.

      On August 2, 2001, Nasdaq formally notified us of our failure to comply with the Nasdaq Marketplace Rule 4310(c)(4), because our common stock had failed, for more than 30 consecutive days, to maintain the $1.00 minimum bid price. Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(B), Nasdaq gave us 90 calendar days, or until October 31, 2001, to regain compliance with the Rule by having a minimum bid price for our common stock of at least $1.00 for at least ten consecutive trading days (although Nasdaq retained discretion to require a longer period) prior to October 31, 2001. Nasdaq notified us that, if we were unable to demonstrate compliance on or before October 31, 2001, our common stock would be delisted from the Nasdaq National Market.

      On September 27, 2001, before the deadline specified in our notification letter, Nasdaq announced a moratorium on the $1.00 minimum bid requirement for continued listing. Nasdaq suspended this requirement until January 2, 2002, including with respect to companies that were under review for bid price deficiencies prior to the suspension, such as eLoyalty. Nasdaq has indicated, however, that during the suspension it will consider whether to recommend further and more permanent action. As of the date of this proxy statement, we are in compliance with the other Nasdaq National Market listing criteria, but the closing bid price of our common stock has been below $1.00 since June 19, 2001. Because we cannot predict what action, if any,

Nasdaq may take with respect to its minimum bid requirement or our continued listing from and after January 2, 2002, and because of other potentially negative effects that may be associated with a low stock price, we continue to believe that we should be granted the authority to implement the reverse stock split.

      If a delisting were to occur, eLoyalty common stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. These alternatives are generally considered to be less efficient markets. In addition, if our common stock were to become delisted from trading on the Nasdaq National Market and the trading price were to remain below $5.00 per share, trading in our common stock may also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a “penny stock” (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from facilitating trades in our common stock, which could severely limit the market liquidity of the stock and the ability of investors to trade our common stock.

      We also believe that certain securities firms fail to follow and research companies having lower-priced securities. Those firms also may discourage their registered representatives from recommending the purchase of lower-priced securities. In addition, the policies and practices of some brokerages houses tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices relate to the payment of brokers’ commissions and to time-consuming procedures that tend to make the handling of lower-priced stocks economically unattractive to brokers.

      Our board also believes that the low per share market price of our common stock impairs its marketability and acceptance to institutional investors and other members of the investing public and creates a negative impression of eLoyalty. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interesting in acquiring them, or our reputation in the financial community. In practice, however, many investors and market makers consider low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. These factors may adversely affect not only the pricing of our common stock but also its liquidity and our ability to raise additional capital through the sale of stock.

      We believe that the reverse stock split will improve the price level of eLoyalty common stock so that we are able to maintain compliance with the Nasdaq minimum bid requirement (as in effect prior to the recent suspension) and avoid delisting. However, we cannot predict the effect of the reverse stock split upon the market price for eLoyalty common stock, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per new share of eLoyalty common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of eLoyalty common stock outstanding. There can be no assurance that, as a result of the reverse stock split, the market price per share of common stock will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq prior to its recent suspension of that requirement, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on the Nasdaq National Market. The market price of eLoyalty common stock is based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

Material Effects of Proposed Reverse Stock Split

      The principal effects of the reverse stock split will be that:

(a) each ten (10) shares of eLoyalty common stock issued immediately prior to the reverse stock split will be reclassified and converted into one (1) share of new eLoyalty common stock, which will continue to have a par value of $0.01 per share;

(b) the number of authorized shares of eLoyalty common stock will be reduced by a factor of ten, to one-tenth of the amount of such authorized common stock immediately prior to the reverse stock split;

(c) if Proposal 2 has been approved and effected, this will mean that the authorized common stock will be reduced from 500,000,000 shares to 50,000,000 shares, and the authorized preferred stock will remain 40,000,000 shares. If Proposal 2 has not been effected and our board of directors determines to proceed with the reverse stock split, this will mean that the authorized common stock will be reduced from 100,000,000 shares to 10,000,000 shares, and the authorized preferred stock will continue to be 10,000,000 shares. In either event, our authorized Series A junior participating preferred stock, which was designated in connection with our Rights Agreement, will not be reduced as a result of the reverse stock split. If we implement Proposals 1 and 2, we expect to increase the number of authorized Series A junior participating preferred stock from 1,000,000 shares to 5,000,000 shares;

(d) all outstanding warrants, options and other grants entitling the holders to purchase shares of eLoyalty common stock will enable the holders to purchase, upon exercise of their warrants, options or other grants, one-tenth of the number of shares of eLoyalty common stock which these holders would have been able to purchase upon such exercise immediately prior to the reverse stock split, at an exercise price equal to ten times the applicable exercise price before the reverse stock split; and

(e) the number of shares reserved for issuance in our existing plans providing for stock options and other equity-based awards will be reduced to one-tenth of the number of shares reserved under these plans immediately prior to the reverse stock split.

      The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us or proportionate voting power, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will pay to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split (after aggregating all shares held by such stockholder) cash at the market price. The market price will be determined by reference to the average closing price of eLoyalty common stock on the Nasdaq National Market for the 20 business days prior to the day on which the amendment effectuating the reverse stock split becomes effective (or, if we are no longer quoted on the Nasdaq National Market, such other process as is determined by our board of directors).

      For example, as a result of the reverse stock split, someone holding 509 shares of common stock prior to the reverse stock split would receive 50 shares of common stock and cash in lieu of nine-tenths of a post-split share of common stock.

      The reverse stock split will not affect the par value of shares of eLoyalty common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the eLoyalty common stock will be reduced to one-tenth of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and per share net book value of eLoyalty common stock will be increased as a result of the reverse stock split, because there will be fewer shares of eLoyalty outstanding.

      The eLoyalty common stock issued and outstanding after the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

      The reverse stock split will likely reduce the number of round lot stockholders (round lot stockholders are holders of 100 shares or more of the common stock) of our common stock. The Nasdaq National Market Continued Listing Requirements also require that the Company have at least 400 round lot stockholders to maintain its Nasdaq listing. While there can be no assurance, based upon information currently available to the Company from its transfer agent, we do not believe that the implementation of the reverse stock split will result in there being less than 400 round lot holders of the common stock.

      We hope that the decrease in the number of shares of common stock outstanding as a consequence of the reverse stock split and the anticipated increase in the price per share will encourage greater interest in the common stock by the financial community and the investing public and possibly promote greater liquidity for our stockholders with respect to those shares presently held by them. However, the possibility exists that liquidity in the market for eLoyalty common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will likely increase the number of our stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possibly greater difficulty in effecting these sales. Consequently, there can be no assurance that the reverse stock split will achieve the desired results that have been outlined above.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

      If the reverse stock split is approved by our stockholders and implemented, we will file an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The reverse stock split will become effective at the time specified in the Certificate of Amendment. Beginning at the effective time of the reverse stock split, each certificate representing our common stock that was issued before the reverse stock split will be deemed for all corporate purposes to evidence post-reverse stock split ownership.

      As soon as practicable after we file the amendment, eLoyalty stockholders will be notified that the reverse stock split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of shares of common stock will be asked to surrender to our transfer agent certificates representing shares of common stock in exchange for certificates representing the reverse-split adjusted shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the transfer agent. No new certificates will be issued or cash in lieu of a fractional share be paid to a stockholder until the stockholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed letter of transmittal to the transfer agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so. If your shares of eLoyalty common stock are deposited in book entry, your shares will automatically be converted to reflect the reverse stock split without any action on your part.

No Effect Upon Shares of Preferred Stock

      The reverse stock split will have no effect upon the shares of eLoyalty’s preferred stock, including the Series B convertible preferred stock issued in the private placement and rights offering (because these shares of Series B convertible preferred stock will be issued on a post-split basis).

Fractional Shares

      We will not issue fractional shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share because they hold an aggregate number of shares of pre-split common stock not evenly divisible by ten, will, upon surrender to the exchange agent of the certificate or certificates representing the pre-split common stock held by them, receive cash in respect of that fractional share at the market price. The market price will be determined by reference to the average closing price of eLoyalty common stock on the Nasdaq National Market for the 20 business days prior to the day before date on which the reverse stock split becomes effective (or, if we are no longer quoted on the Nasdaq National Market, such other process as is determined by our board of directors).

No Dissenters’ Rights

      Under the Delaware General Corporation Law, eLoyalty stockholders are not entitled to dissenters’ rights with respect to our proposed amendment to our Certificate of Incorporation to effect the reverse stock split and we will not independently provide our stockholders with any such right.

Material U.S. Federal Income Tax Consequences

      The following is a discussion of the material U.S. federal income tax consequences that you should consider with respect to the reverse stock split.

      General. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change on a prospective or retroactive basis. This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to you, especially if you are subject to special treatment under U.S. federal income tax law. For instance, if you are a bank, a life insurance company, a tax-exempt organization or a foreign taxpayer, this discussion may not cover all relevant tax issues as to you. The discussion is only applicable to you if (1) you have held and will hold our common stock as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code, (2) the reverse stock split is not part of any plan to increase, periodically, your proportionate interest in our assets and earnings, and (3) any cash payment you may receive in lieu of a fractional share represents a mechanical rounding rather than separately bargained for consideration. Further, no foreign, state or local tax consequences are discussed below.

      Accordingly, each stockholder should consult his, her or its tax advisor to determine the particular tax consequences to him, her or it of the reverse stock split, including the application and effect of federal, state, local or foreign income tax and other laws.

      You will not recognize any gain or loss upon the exchange of shares pursuant to the reverse stock split. Your aggregate tax basis in the shares received in the reverse stock split, including any fractional share interest for which cash is received, will be the same as your aggregate tax basis in the shares surrendered in the reverse stock split. Your holding period for the shares received in the reverse stock split will include the period during which you held the shares surrendered in the reverse stock split.

      If you receive cash in lieu of a fractional share interest in the reverse stock split, you will be treated as having received the fractional share interest in the reverse stock split and as having received the cash in redemption of the fractional share interest. The cash payment will be treated as a payment in redemption of the fractional share interest under Section 302 of the Code. In general, you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. If, however, you are involved in directing corporate affairs, hold more than a minimal interest in us, or own our stock under the constructive ownership rules of Section 318 of the Code, the Internal Revenue Service may take the view that the cash payment should be taxed to you as a dividend.

      Information Reporting and Backup Withholding. Under the backup withholding rules of the Code, you may be subject to backup withholding with respect to payments of cash received in lieu of any fractional share unless you (i) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, or (ii) provide a correct taxpayer identification number and certify under penalties of perjury that the taxpayer identification number is correct and that you are not subject to backup withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules will be credited against your U.S. federal income tax liability. We may require you to establish your exemption from backup withholding or to make arrangements satisfactory to us with respect to the payment of backup withholding.

      For payments made before January 1, 2002, backup withholding is imposed at a rate of 30.5%; for payments made in 2002 or 2003, 30%.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      To our knowledge, the following table sets forth information regarding beneficial ownership of outstanding eLoyalty common stock as of September 5, 2001, except as otherwise indicated, by: (1) each person or group that beneficially owns more than 5% of the outstanding shares of common stock; (2) each of the chief executive officer and the company’s four most highly compensated executive officers other than the chief executive officer; (3) each of our directors; and (4) all executive officers and directors as a group. The shares shown as beneficially owned by all directors and executive officers as a group include shares beneficially owned by persons who joined eLoyalty or otherwise became executive officers during fiscal 2001 prior to September 5, 2001. Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

	Number of Shares of
	Common Stock
Name and Address of Beneficial Owner	Beneficially Owned(l)		Percent of Class(l)

Jay C. Hoag, Richard H. Kimball and various entities associated with Technology Crossover Ventures	7,430,440	(2)	14.41%
c/o Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301

Massachusetts Financial Services Company	5,554,520	(3)	10.77%
500 Boylston Street
Boston, MA 02116

GeoCapital, LLC	3,106,361	(4)	6.02%
825 Third Avenue
New York, NY 10022-7519

Kelly D. Conway	1,187,555	(l)	2.27%

Tench Coxe	2,135,090	(l)(5)	4.14%

John T. Kohler	686,419	(l)	1.32%

Michael J. Murray	453,349	(l)	*

Timothy J. Cunningham	183,704		*

Craig B. Lashmet	517,733	(l)	1.0%

N. Vaughan Thomas	256,125	(1)	*

Christopher J. Danson	221,132	(l)(6)	*

All directors and executive officers as a group (14 individuals)(1)	13,988,581	(l)	25.86%

*	Less than 1%

(1)	Includes shares of eLoyalty common stock that may be acquired within 60 days after September 5, 2001 through the exercise of stock options outstanding as of such date, as follows: Mr. Conway, 843,638 shares; Mr. Coxe, 15,416 shares; Mr. Kohler, 486,366 shares; Mr. Murray, 163,633 shares; Mr. Lashmet, 359,978 shares; Mr. Thomas, 109,375 shares; Mr. Danson, 104,850 shares (including 2,086 shares that may be acquired by his spouse through the exercise of her employee stock options); and all directors and executive officers as a group, 2,517,138 shares. With respect to each of these individuals and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(2)	Messrs. Hoag and Kimball are the two managing members of Technology Crossover Management III, L.L.C. (“TCM III”) and Technology Crossover Management IV, L.L.C. (“TCM IV”). TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III (Q), L.P., and TCV III Strategic Partners, L.P. (the “TCV III Funds”), and TCM IV is the sole general partner of TCV IV, L.P. and TCV IV Strategic Partners, L.P. (the “TCV IV Funds”). Each of the TCV III Funds and the TCV IV Funds (collectively, the “TCV Funds”) hold of record shares of

eLoyalty common stock, and TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of eLoyalty common stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may be deemed to have sole investment power and shared voting power over all shares of eLoyalty Common Stock held by the TCV Funds. All of the shares of eLoyalty common stock shown in the preceding table as beneficially owned by Messrs. Hoag and Kimball are held of record by the TCV Funds. TCM III and TCM IV and Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. The number of shares of eLoyalty common stock held of record by each of the TCV Funds as of September 5, 2001 are as follows: TCV III (GP), 13,736 shares; TCV III, L.P., 65,247 shares; TCV III (Q), L.P., 1,734,188 shares; TCV III Strategic Partners, L.P., 78,519 shares; TCV IV, L.P., 5,338,457 shares; and TCV IV Strategic Partners, L.P., 200,293 shares.

(3)	This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G/ A filed with the Securities and Exchange Commission (“SEC”) on February 12, 2001 with respect to eLoyalty common stock beneficially owned as of December 31, 2000. Based on the information contained therein, Massachusetts Financial Services Company beneficially owns and has sole investment power with respect to 5,554,520 shares, some of which are also beneficially owned by certain other unnamed entities, and has sole voting power with respect to 4,737,816 shares.

(4)	This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G filed with the SEC on March 29, 2001 with respect to eLoyalty common stock beneficially owned as of December 31, 2000. Based on the information contained therein, GeoCapital, LLC beneficially owns and has sole investment power and no voting power with respect to 3,106,361 shares of eLoyalty common stock.

(5)	Mr. Coxe is one of six Managing Directors of the general partner of each of Sutter Hill Ventures L.P., a California limited partnership, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P., which hold of record 2,117,369 shares, 221 shares and 560 shares, respectively, of eLoyalty common stock. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of eLoyalty common stock held of record by such partnerships. Mr. Coxe disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such limited partnerships. The number of shares shown in the table also includes 1,524 shares held directly by Mr. Coxe, as to which he has sole voting and investment power.

(6)	Includes 4,347 shares of eLoyalty common stock held of record by Mr. Danson’s spouse, including 2,086 shares that may be acquired by her within 60 days following September 5, 2001 through the exercise of employee stock options outstanding as of such date. Mr. Danson disclaims beneficial ownership of such shares.

OTHER BUSINESS

      The board of directors does not know of any further business to be presented at the special meeting. However, should any other matters requiring a vote of eLoyalty stockholders arise, the persons named as proxies in the enclosed proxy card intend to vote on those matters in accordance with their judgment as to our best interests.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2002

Deadline for Inclusion in Proxy Statement

      Any stockholder proposal to be considered by eLoyalty for inclusion in the proxy statement and form of proxy for next year’s annual meeting of stockholders must be received by the Corporate Secretary of eLoyalty at eLoyalty’s principal executive offices, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, no later than December 11, 2001 and must otherwise satisfy the requirements of applicable SEC rules.

Other Stockholder Proposals

      In accordance with the procedures set forth in eLoyalty’s by-laws, only such business shall be conducted at the special meeting as has been brought before the meeting pursuant to this notice. A copy of the by-law provisions governing the matters that may be addressed at a special meeting of stockholders may be obtained by writing to the Corporate Secretary of eLoyalty at the address specified above.

      Stockholder proposals that are not intended for inclusion in a proxy statement for an annual meeting, but that stockholders intend to introduce at an annual meeting, as well as proposed stockholder nominations for the election of directors at an annual meeting, must each comply with advance notice procedures set forth in eLoyalty’s by-laws in order to be brought properly before that annual meeting of stockholders. In general, written notice of a stockholder proposal or a director nomination for an annual meeting must be delivered to the Corporate Secretary of eLoyalty not less than 75 days nor more than 100 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year’s annual meeting of stockholders, the written notice must be received no earlier than January 23, 2002 and no later than February 17, 2002. In addition to timing requirements, the advance notice provisions of the by-laws contain informational content requirements that must also be met. A copy of the by-law provisions governing these timing procedures and content requirements may be obtained by writing to the Corporate Secretary of eLoyalty at the address specified above. If the presiding officer at the annual meeting of stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the by-law provisions, such business will not be transacted or such defective nomination will not be accepted.

ADDITIONAL INFORMATION

      We have retained                     to solicit proxies. The cost of soliciting proxies, which we estimate will be                     , will be borne by us. In addition to soliciting proxies through the mail, certain employees of eLoyalty may solicit proxies in person, by facsimile or by telephone, without additional compensation. As is customary, we will, upon request, reimburse brokers, banks, custodians and other nominee holders of record for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of eLoyalty shares.

      Your vote is important. Please complete the enclosed proxy card with your voting instructions and mail it in the enclosed postage-paid envelope as soon as possible or, if you wish, submit your proxy with voting instructions by telephone or through the Internet by following the instructions on the proxy card.

WHERE YOU CAN FIND MORE INFORMATION

      We are required to file reports and other information with the SEC pursuant to the information requirements of the Securities Exchange Act of 1934.

      Our filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference rooms. Copies of our filings may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding eLoyalty.

      The share purchase agreement, form of amended and restated investor rights agreement and form of certificate of designation for the 7% Series B convertible preferred stock, each of which are discussed in this proxy statement, are filed as exhibits to our Current Report on Form 8-K, filed with the SEC on September 25, 2001. We will provide you with a copy of each of these agreements without charge. You may request copies of these documents by contacting us at: eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045 or calling us at (847) 582-7000, Attention: Investor Relations. Statements contained in this proxy statement as to the contents of any contract or other document referred to in this proxy statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document.

FINANCIAL AND OTHER INFORMATION

      The information required by Item 13(a) of Schedule 14A with respect to eLoyalty’s consolidated financial statements and management’s discussion and analysis of financial condition and results of operations is included as Appendix D and Appendix E to this proxy statement. Representatives of eLoyalty’s independent accountants, PricewaterhouseCoopers LLP, are expected to be present at the special meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

Appendix A

OPINION OF FINANCIAL ADVISOR TO THE BOARD OF DIRECTORS

Deutsche Banc Alex. Brown Inc.
225 Franklin Street
Boston, MA 02110

September 24, 2001

Board of Directors

eLoyalty Corporation
150 Field Drive, Suite 250
Lake Forest, Illinois 60045

Gentlemen:

      Deutsche Banc Alex. Brown Inc. (“DBAB”) has acted as financial advisor to eLoyalty Corporation (“eLoyalty”) and DBAB understands (i) that eLoyalty proposes to enter into a transaction evidenced by a Share Purchase Agreement substantially in the form of the draft of such agreement dated September 23, 2001 (the “Purchase Agreement”), with a group of investors (the “Investors”) listed on Exhibit A thereto pursuant to which the Investors will purchase shares of eLoyalty’s 7% Series B Convertible Preferred Stock (the “Preferred Stock”), which Preferred Stock will have the rights, preferences, privileges and restrictions set forth in eLoyalty’s Certificate of Designation in the form attached as Exhibit B to the Purchase Agreement (the “Preferred Stock Offering”) and (ii) that eLoyalty proposes to offer rights (the “Rights”) to each of its stockholders to purchase shares of Preferred Stock up to an amount that would maintain each such stockholder’s approximate percentage ownership of eLoyalty (the “Rights Offering” and together with the Preferred Stock Offering, the “Transactions”). DBAB further understands that the Investors will agree not to exercise such rights and the holders of non-vested restricted eLoyalty common stock (the “Common Stock”) will agree not to exercise such rights with respect to such shares. The terms and conditions of the Transactions are set forth in the Purchase Agreement, the draft of the Amended and Restated Investor Rights Agreement dated September 23, 2001 as proposed to be executed by eLoyalty and the parties listed on Exhibit A thereto (the “Investor Rights Agreement”), and the draft of eLoyalty’s Registration Statement on Form S-3 dated September 22, 2001 as proposed to be filed with the U.S. Securities Exchange Commission (the “SEC”) on or about the date hereof (the “Form S-3”). In addition, the terms and conditions of the Transactions will be set forth in a Preliminary Proxy Statement as proposed to be filed by eLoyalty with the SEC as soon as practicable after the date hereof (the “Proxy Statement” and together with the Purchase Agreement, the Investor Rights Agreement and the Form S-3, the “Transaction Documents”).

      You have requested DBAB’s opinion, as investment bankers, as to the fairness of the Transactions, from a financial point of view, to the stockholders of eLoyalty.

      In connection with DBAB’s role as financial advisor to eLoyalty, and in arriving at its opinion, DBAB has reviewed certain publicly available financial and other information concerning eLoyalty and certain internal analyses and other information furnished to it by eLoyalty. DBAB has also held discussions with members of the senior management of eLoyalty regarding its business and prospects. In addition, DBAB has (i) reviewed the reported prices and trading activity for the Common Stock, (ii) reviewed the terms of certain comparable private investments in public equity securities and compared the terms of these transactions to the terms of the Preferred Stock, (iii) compared certain financial and stock market information for eLoyalty with similar information for certain other companies whose securities are publicly traded, (iv) made inquiries regarding and discussed the Transactions and the terms of the Transaction Documents with eLoyalty’s senior management and counsel, (v) made inquiries of various private equity investors regarding their interest in investing in eLoyalty, and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate.

      DBAB has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning eLoyalty, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB has assumed and relied upon the accuracy and completeness of all such information and DBAB has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of eLoyalty. With respect to the financial forecasts and projections made available to DBAB and used in its analyses, DBAB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of eLoyalty as to the matters covered thereby. In rendering its opinion, DBAB expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. DBAB has considered the assessment of eLoyalty’s management as to eLoyalty’s financing requirements, the availability of alternative financing and the potential effects on eLoyalty and its business of a failure to obtain additional capital in the near term. DBAB’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof and events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. Further, we have assumed that the terms of the Transactions are the most beneficial terms from eLoyalty’s perspective that could under the circumstances be negotiated among the parties to the Transactions and no opinion is expressed whether any alternative transaction might produce proceeds to eLoyalty in an amount in excess of that to be received by eLoyalty in the Transactions. At the request of eLoyalty, DBAB has not engaged in any discussions with any third parties regarding a merger or any other business combination involving eLoyalty.

      For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analysis, the representations and warranties of the parties contained in the Purchase Agreement are true and correct, each party will perform all of the covenants and agreements to be performed by it under the Purchase Agreement and all conditions to the obligations of each party to consummate the Transactions will be satisfied without any waiver thereof. DBAB has assumed that the Transactions will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. DBAB has assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transactions will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which eLoyalty is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on eLoyalty or materially reduce the contemplated benefits of the Transactions to eLoyalty.

      DBAB has relied on (i) the advice of counsel to eLoyalty as to all legal matters concerning eLoyalty and (ii) the information provided by eLoyalty and publicly available information as to certain financial matters concerning eLoyalty. DBAB has assumed that the holders of a majority of the Common Stock, excluding the Investors, present or represented at the special meeting of stockholders described in the Proxy Statement will approve the Transactions. In addition, DBAB assumed that the Rights Offering will afford eLoyalty’s stockholders the right to purchase shares of Preferred Stock up to an amount that would maintain each such stockholder’s approximate percentage ownership of eLoyalty; provided that the Investors will agree not to exercise such rights with respect to their shares of Common Stock and the holders of non-vested restricted Common Stock will agree not to exercise such rights with respect to such shares. DBAB has further assumed, based entirely on the advice of eLoyalty and its advisors, that the Transactions as presented to DBAB will not adversely affect the tax-free nature of eLoyalty’s February 2000 spin off from Technology Solutions Company and it is DBAB’s understanding that the consummation of the Transactions is conditioned upon eLoyalty’s receipt of an opinion of eLoyalty’s counsel to such effect. Finally, DBAB assumes that the Transaction Documents are, or will be when in final form, consistent in all material respects with eLoyalty’s descriptions of such documents to DBAB and that the Proxy Statement and Form S-3, as filed with the SEC, will accurately describe the Transactions, the Preferred Stock, the Rights, the Purchase Agreement and the Investor Rights Agreement in all material respects.

      This opinion is addressed to, and for the use and benefit of, the Board of Directors of eLoyalty and is not a recommendation to the stockholders of eLoyalty to approve the Transactions or participate in the Rights Offering. This opinion is limited to the fairness of the Transactions, from a financial point of view, to the stockholders of eLoyalty and DBAB expresses no opinion as to the merits of the underlying decision by eLoyalty to engage in the Transactions or any alternative transaction. DBAB is not expressing any opinion as to the prices at which any class of eLoyalty’s stock will trade at any time.

      DBAB has been paid fees for its services as financial advisor to eLoyalty in connection with the Transactions and will be paid additional financial advisory fees in the future, including a fee in connection with the delivery of this opinion. DBAB is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of eLoyalty for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. In addition, the DB Group may have investment banking, financial advisory and other relationships with parties other than eLoyalty pursuant to which the DB Group may acquire information of interest to eLoyalty and the Board of Directors. DBAB has no obligation to disclose such information to eLoyalty or the Board of Directors or to use such information in the preparation of this opinion.

      DB Alex. Brown Venture Investors Fund, an affiliate of DBAB, is an investor in TCV IV, L.P., a holder of a significant number of shares of the Common Stock and an Investor in the Preferred Stock Offering. One or more employees of DBAB who provide advisory and investment banking services to eLoyalty and the Board of Directors are investors in DB Alex. Brown Venture Investors Fund.

      The opinion may not be used or referred to by eLoyalty, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in the Proxy Statement.

      Based upon and subject to the foregoing, it is DBAB’s opinion as investment bankers that the Transactions are fair, from a financial point of view, to the stockholders of eLoyalty.

Very truly yours,

DEUTSCHE BANC ALEX. BROWN INC.

Appendix B

FORM OF AMENDMENT TO

CERTIFICATE OF INCORPORATION
TO INCREASE AUTHORIZED CAPITALIZATION

Adopted in accordance with the provisions

of Section 242 of the General Corporation
Law of the State of Delaware

      The undersigned, being the                     of eLoyalty Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify:

1. That Article IV, paragraph A of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“(A) Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 540,000,000, consisting of 500,000,000 shares of common stock, with a par value of $.01 per share (“Common Stock”), and 40,000,000 shares of preferred stock, with a par value of $.01 per share (“Preferred Stock”).”

2. That the foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the GCL.

      This Certificate of Amendment, and the amendment effected hereby, shall become effective                     .

      IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed this                     th day of                     , 200 .

eLOYALTY CORPORATION

By:

Name:
Title:

B-1

Appendix C

FORM OF AMENDMENT TO

CERTIFICATE OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT
(TO BE USED ONLY IF PROPOSALS 1, 2 AND 3 ARE APPROVED
AND ARE BEING IMPLEMENTED)

Adopted in accordance with the provisions

of Section 242 of the General Corporation
Law of the State of Delaware

      The undersigned, being the                     of eLoyalty Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify:

1. That Article IV, paragraph (A) of the Certificate of Incorporation of the Corporation, as amended, is hereby amended to read in its entirety as follows:

“(A) Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 90,000,000, consisting of 50,000,000 shares of common stock, with a par value of $.01 per share (“Common Stock”), and 40,000,000 shares of preferred stock, with a par value of $.01 per share (“Preferred Stock”).”

2. That Article IV of the Certificate of Incorporation of the Corporation, as amended, is hereby amended to include the following text as paragraph (F) of Article IV:

“(F) Upon the Certificate of Amendment to the Certificate of Incorporation of the Corporation which adds this paragraph (F) becoming effective in accordance with the General Corporation Law of the State of Delaware (the “Effective Time”), each ten (10) shares of common stock, par value $.01 per share, of the Corporation issued immediately prior to the Effective Time (the “Old Common Stock”) shall be automatically reclassified as and converted into one (1) share of Common Stock (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. In lieu thereof, upon surrender after the Effective Time to the Corporation of a certificate formerly representing shares of Old Common Stock, the Corporation shall pay to the holder of the certificate an amount in cash (without interest) equal to the product obtained by multiplying (a) the fraction of a share of Common Stock to which such holder (after taking into account all shares of Old Common Stock held immediately prior to the Effective Time by such holder) would otherwise be entitled to, by (b) the average of the closing sale prices of Old Common Stock (as adjusted to reflect the Reverse Stock Split) for the 20 trading days ending on the date which is the day before the date on which the Effective Time occurs, as officially reported by the Nasdaq National Market. If such price or prices are not available, the fractional shares payment will be based on the average of the last bid and asked prices for the Old Common Stock (as adjusted to reflect the Reverse Stock Split) for such days, in each case as officially reported by the Nasdaq National Market, or other such process as determined by the Board of Directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock as provided herein), provided, however, that each person of record holding a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate to the Corporation, a new certificate evidencing and representing the number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified pursuant hereto.”

3. That the foregoing amendments of the Certificate of Incorporation of the Corporation have been duly adopted in accordance with Section 242 of the GCL.

4. This Certificate of Amendment, and the amendments effected hereby, shall become effective .

      IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed this                     day of                     , 200 .

eLOYALTY CORPORATION

By:

Name:
Title:

FORM OF AMENDMENT TO

CERTIFICATE OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT
(TO BE USED ONLY IF PROPOSALS 1 AND 2 ARE NOT APPROVED AND
IMPLEMENTED, AND IF ONLY PROPOSAL 3 IS IMPLEMENTED)

Adopted in accordance with the provisions

of Section 242 of the General Corporation
Law of the State of Delaware

      The undersigned, being the                     of eLoyalty Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify:

1. That Article IV, paragraph (A) of the Certificate of Incorporation of the Corporation, as amended, is hereby amended to read in its entirety as follows:

“(A) Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 20,000,000, consisting of 10,000,000 shares of common stock, with a par value of $.01 per share (“Common Stock”), and 10,000,000 shares of preferred stock, with a par value of $.01 per share (“Preferred Stock”).”

2. That Article IV of the Certificate of Incorporation of the Corporation, as amended, is hereby amended to include the following text as paragraph (F) of Article IV:

“(F) Upon the Certificate of Amendment to the Certificate of Incorporation of the Corporation which adds this paragraph (F) becoming effective in accordance with the General Corporation Law of the State of Delaware (the “Effective Time”), each ten (10) shares of common stock, par value $.01 per share, of the Corporation issued immediately prior to the Effective Time (the “Old Common Stock”) shall be automatically reclassified as and converted into one (1) share of Common Stock (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. In lieu thereof, upon surrender after the Effective Time to the Corporation of a certificate formerly representing shares of Old Common Stock, the Corporation shall pay to the holder of the certificate an amount in cash (without interest) equal to the product obtained by multiplying (a) the fraction of a share of Common Stock to which such holder (after taking into account all shares of Old Common Stock held immediately prior to the Effective Time by such holder) would otherwise be entitled to, by (b) the average of the closing sale prices of Old Common Stock (as adjusted to reflect the Reverse Stock Split) for the 20 trading days ending on the date which is the day before the date on which the Effective Time occurs, as officially reported by the Nasdaq National Market. If such price or prices are not available, the fractional shares payment will be based on the average of the last bid and asked prices for the Old Common Stock (as adjusted to reflect the Reverse Stock Split) for such days, in each case as officially reported by the Nasdaq National Market, or other such process as determined by the Board of Directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock as provided herein), provided, however, that each person of record holding a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate to the Corporation, a new certificate evidencing and representing the number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified pursuant hereto.”

3. That the foregoing amendments of the Certificate of Incorporation of the Corporation have been duly adopted in accordance with Section 242 of the GCL.

4. This Certificate of Amendment, and the amendments effected hereby, shall become effective .

      IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed this                     day of                     , 200  .

eLOYALTY CORPORATION

By:

Name:
Title:

Appendix D

EXCERPTS FROM ANNUAL REPORT TO STOCKHOLDERS

FOR FISCAL YEAR ENDED DECEMBER 30, 2000

1.  Financial Statements and Supplementary Data

     RESPONSIBILITY FOR FINANCIAL STATEMENTS

      The consolidated financial statements of eLoyalty Corporation have been prepared by eLoyalty in conformity with generally accepted accounting principles. Management is responsible for all information and representations contained in the financial statements and other sections of the Annual Report. In preparing the financial statements, management uses its judgment to make necessary estimates.

      Management maintains and relies on a system of internal controls in fulfilling its financial reporting responsibilities. The system is designed to provide reasonable assurance at a reasonable cost that assets are safeguarded and transactions are executed in accordance with management’s authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. The internal control systems include written policies and procedures, an organizational structure which provides for division of responsibilities and a development of qualified managers in all areas. In addition, management continually monitors its internal control systems in response to changes in business conditions and operations.

      The Audit Committee of the Board of Directors, composed solely of directors who are not officers or employees of eLoyalty Corporation, meets with corporate financial management and the independent accountants to review their activities and to satisfy itself that each is properly discharging its responsibility. The independent accountants have met periodically with the Committee, without the presence of management, to discuss the results of their audit work, the adequacy of internal financial controls and the quality of financial reporting.

/s/ KELLY D. CONWAY	/s/ TIMOTHY J. CUNNINGHAM

Kelly D. Conway President and Chief Executive Officer	Timothy J. Cunningham Senior Vice President, Chief Financial Officer and Corporate Secretary

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of eLoyalty Corporation:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows, and of changes in stockholders’ equity and comprehensive income (loss) present fairly, in all material respects, the financial position of eLoyalty Corporation and subsidiaries (the “Company”) as of December 30, 2000 and December 31, 1999, and the results of their operations and their cash flows for the years ended December 30, 2000 and December 31, 1999, for the seven month period from June 1, 1998 to December 31, 1998 and for the year ended May 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
January 30, 2001

CONSOLIDATED BALANCE SHEETS
eLoyalty Corporation

Assets	December 30,	December 31,
(In thousands, except share and per share data)	2000	1999

Current Assets:

Cash and cash equivalents	$41,138	$13,462

Marketable securities	9,902	7,175

Receivables, net	75,886	44,056

Deferred income taxes	16,301	9,057

Prepaid expenses	2,935	3,093

Other current assets	7,534	1,072

Total current assets	153,696	77,915

Equipment and leasehold improvements, net	18,784	2,284

Goodwill, net	6,990	12,129

Deferred income taxes	2,664	2,387

Long-term receivables and other	2,484	1,888

Total assets	$184,618	$96,603

Liabilities and Stockholders’ Equity

Current Liabilities:

Accounts payable	$6,880	$640

Accrued compensation and related costs	19,964	11,687

Deferred compensation	9,897	7,175

Other current liabilities	7,021	3,486

Total current liabilities	43,762	22,988

Commitments and contingencies	—	—

Stockholders’ Equity:

Preferred stock, $.01 par value; 10,000,000 shares authorized; none issued and outstanding	—	—

Common stock, $.01 par value; 100,000,000 shares authorized; 49,925,702 and 41,400,000 shares issued and outstanding, respectively	499	414

Additional paid-in capital	144,860	963

Net advances from Technology Solutions Company	—	74,048

Retained earnings	2,171	—

Accumulated other comprehensive loss	(1,970)	(847)

Unearned compensation	(4,704)	(963)

Total stockholders’ equity	140,856	73,615

Total liabilities and stockholders’ equity	$184,618	$96,603

The accompanying Notes to Consolidated Financial Statements

are an integral part of this financial information.

CONSOLIDATED STATEMENTS OF OPERATIONS
eLoyalty Corporation

	For the Years		For the Seven Month	For the Fiscal
	Ended December		Period From June 1 to	Year Ended
			December 31,	May 31,
(In thousands, except per share data)	2000	1999	1998	1998

Revenues	$211,603	$146,003	$64,415	$84,488

Project personnel costs	104,203	68,483	29,562	39,049

Gross profit	107,400	77,520	34,853	45,439

Other costs and expenses:

Selling, general and administrative	96,875	58,395	29,132	35,436

Research and development	9,322	5,624	3,089	2,543

Goodwill amortization	4,972	4,996	2,450	3,201

Total other expenses	111,169	69,015	34,671	41,180

Operating (loss) income	(3,769)	8,505	182	4,259

Other income (loss)	2,921	(408)	(327)	(24)

(Loss) income before income taxes	(848)	8,097	(145)	4,235

Income tax (benefit) provision	(424)	4,039	398	2,022

Net (loss) income	$(424)	$4,058	$(543)	$2,213

Basic net (loss) income per common share	$(0.01)	$0.10	$(0.01)	$0.05

Diluted net (loss) income per common share	$(0.01)	$0.09	$(0.01)	$0.05

Shares used to calculate basic net (loss) income per share (in millions)	48.2	41.4	41.4	41.4

Shares used to calculate diluted net (loss) income per share (in millions)	48.2	44.2	41.4	46.8

The accompanying Notes to Consolidated Financial Statements

are an integral part of this financial information.

CONSOLIDATED STATEMENTS OF CASH FLOWS
eLoyalty Corporation

	For the Years		For the Seven Month	For the Fiscal
	Ended December		Period From June 1 to	Year Ended
			December 31,	May 31,
(In thousands)	2000	1999	1998	1998

Cash Flows from Operating Activities:

Net (loss) income	$(424)	$4,058	$(543)	$2,213

Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:

Depreciation and amortization	7,549	6,355	3,509	3,874

Provisions for doubtful receivables	4,064	2,059	2,652	531

Deferred income taxes	(7,950)	(5,763)	(3,432)	(2,118)

Other	—	463	412	—

Changes in assets and liabilities:

Receivables	(36,932)	(21,496)	(4,197)	(10,217)

Purchases of trading securities related to deferred compensation program	(2,727)	(2,689)	(830)	(2,096)

Other current assets	(6,407)	(1,038)	278	(1,079)

Accounts payable	6,281	(313)	647	(1,184)

Accrued compensation and related costs	8,565	4,517	776	2,674

Deferred compensation funds from employees	2,722	2,689	830	2,096

Other current liabilities	3,523	653	538	(2,383)

Other long-term assets	(613)	(536)	(11)	(815)

Net cash (used in) provided by operating activities	(22,349)	(11,041)	629	(8,504)

Cash Flows from Investing Activities:

Capital expenditures	(18,633)	(2,175)	(570)	(1,065)

Investment in unconsolidated investee	—	—	(875)	—

Acquired businesses	—	—	(6,625)	(10,741)

Net cash used in investing activities	(18,633)	(2,175)	(8,070)	(11,806)

Cash Flows from Financing Activities:

Proceeds from issuance of common stock	34,914	—	—	—

Proceeds from stock compensation plans	8,552	—	—	—

Capital contribution from Technology Solutions Company	20,000	—	—	—

Net advances from Technology Solutions Company	4,802	21,929	7,777	21,608

Net cash provided by financing activities	68,268	21,929	7,777	21,608

Effect of exchange rate changes on cash and cash equivalents	390	338	(651)	(702)

Increase (decrease) in cash and cash equivalents	27,676	9,051	(315)	596

Cash and cash equivalents, beginning of period	13,462	4,411	4,726	4,130

Cash and cash equivalents, end of period	$41,138	$13,462	$4,411	$4,726

The accompanying Notes to Consolidated Financial Statements

are an integral part of this financial information.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’

EQUITY AND COMPREHENSIVE INCOME (LOSS)
eLoyalty Corporation

				Advances
				from
	Common Stock		Additional	Technology
(In thousands,			Paid-In	Solutions
except share data)	Shares	Amount	Capital	Company

Balance, May 31, 1997	—	$—	$—	$17,420

Net income				2,213

Foreign currency translation

Comprehensive income

Net transfers from TSC				21,608

Balance, May 31, 1998	—	—	—	41,241

Net loss				(543)

Foreign currency translation

Comprehensive loss

Net transfers from TSC				7,777

Balance, December 31, 1998	—	—	—	48,475

Net income				4,058

Foreign currency translation

Comprehensive income

Net transfers from TSC				21,929

Issuance of common stock	41,400,000	414		(414)

Issuance of compensatory stock options			963

Balance, December 31, 1999	41,400,000	414	963	74,048

Net (loss) income				(2,595)

Foreign currency translation

Comprehensive loss

Net transfers and capital contribution from TSC				24,802

Spin-off from Technology Solutions Company	2,529,029	25	96,230	(96,255)

Issuance of common stock pursuant to stock-based awards	1,163,568	12	8,540

Issuance of common stock to venture capital firms	4,539,980	45	34,869

Issuance of compensatory stock options			524

Issuance of restricted common stock pursuant to cancellation of certain stock options	293,125	3	3,734

Amortization of unearned compensation

Balance, December 30, 2000	49,925,702	$499	$144,860	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Accumulated
		Other		Total
(In thousands,	Retained	Comprehensive	Unearned	Stockholders’
except share data)	Earnings	Income (Loss)	Compensation	Equity

Balance, May 31, 1997	$—	$(273)	$—	$17,147

Net income				2,213

Foreign currency translation		(75)		(75)

Comprehensive income				2,138

Net transfers from TSC				21,608

Balance, May 31, 1998	—	(348)	—	40,893

Net loss				(543)

Foreign currency translation		(239)		(239)

Comprehensive loss				(782)

Net transfers from TSC				7,777

Balance, December 31, 1998	—	(587)	—	47,888

Net income				4,058

Foreign currency translation		(260)		(260)

Comprehensive income				3,798

Net transfers from TSC				21,929

Issuance of common stock				—

Issuance of compensatory stock options			(963)	—

Balance, December 31, 1999	—	(847)	(963)	73,615

Net (loss) income	2,171			(424)

Foreign currency translation		(1,123)		(1,123)

Comprehensive loss				(1,547)

Net transfers and capital contribution from TSC				24,802

Spin-off from Technology Solutions Company				—

Issuance of common stock pursuant to stock-based awards				8,552

Issuance of common stock to venture capital firms				34,914

Issuance of compensatory stock options			(524)	—

Issuance of restricted common stock pursuant to cancellation of certain stock options			(3,737)	—

Amortization of unearned compensation			520	520

Balance, December 30, 2000	$2,171	$(1,970)	$(4,704)	$140,856

The accompanying Notes to Consolidated Financial Statements

are an integral part of this financial information.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

eLoyalty Corporation
(In Thousands, Except Per Share Data)

Note One — Description of Business

      eLoyalty is a global management consulting and systems integration organization focused exclusively on building customer loyalty. eLoyalty has a broad range of Customer Relationship Management (“CRM”) related services including business strategy, technical architecture, selecting, implementing and integrating appropriate CRM software applications and providing ongoing support for multi-vendor systems.

      eLoyalty was spun off from Technology Solutions Company (“TSC”) into a separate, publicly traded company on February 15, 2000 (the “spin-off”). The spin-off, which was approved by the TSC Board of Directors on February 9, 2000, was accomplished by distributing to TSC stockholders, as a dividend, all of the outstanding common stock of eLoyalty owned by TSC. In the spin-off, TSC stockholders received one share of eLoyalty common stock, par value $0.01 per share, for every one share of TSC common stock they owned of record as of February 9, 2000.

Note Two — Summary of Significant Accounting Policies

      Basis of Presentation — The financial statements for periods subsequent to the spin-off reflect eLoyalty’s results of operations and financial position as it operates as a separate, publicly traded company. The consolidated financial statements for periods prior to the spin-off reflect eLoyalty’s results of operations and financial position as it operated within TSC, and have been prepared using the historical basis in the assets, liabilities and results of operations.

      The consolidated statements of operations for the periods prior to February 15, 2000 reflect all of the related costs of doing business including an allocation of certain general corporate expenses of TSC not directly related to eLoyalty’s operations, including legal, information systems, finance, insurance, human resources, benefits administration, stockholders’ services and corporate management services. These costs were allocated to eLoyalty primarily on a proportional cost allocation method based on revenues and headcount. Management believes these allocations were made on a reasonable basis.

      The financial information for periods prior to February 15, 2000 may not necessarily reflect what the financial position and results of operations of eLoyalty would have been had eLoyalty operated as a separate, stand-alone publicly traded entity during such periods.

      Certain reclassifications have been made to the 1999 and 1998 statements of operations to conform to the 2000 presentation.

      Change in Fiscal Year-End — In connection with implementing new business systems and processes in December 2000, eLoyalty changed from a calendar year-end to a fiscal year ending with the Saturday closest to the end of December. The fiscal year-end for 2000 is December 30. Also, on November 22, 1998, TSC’s Board of Directors voted to change the fiscal year of TSC from a fiscal year ending on May 31 to a calendar year ending on December 31 in each year. The seven month period of June 1, 1998 through December 31, 1998 preceded the start of the new December 31 fiscal year.

      Consolidation — The consolidated financial statements include the accounts of eLoyalty and all of its subsidiaries. All significant intercompany transactions have been eliminated.

      Revenue Recognition — eLoyalty derives substantially all of its revenues from professional services. eLoyalty provides professional services primarily on a time and materials basis. Although eLoyalty occasionally performs projects on a fixed fee basis, the total portion of revenues derived from fixed fee engagements is not significant. eLoyalty recognizes revenues on the percentage of completion method as services are performed, based on hourly billing rates. Percentage of completion estimates are based on the ratio of costs incurred to total estimated costs. From time to time, eLoyalty uses subcontractors to supplement its resources in client engagements. Revenues generated through subcontractors are recognized as the service is performed, and the related subcontractor costs are included in project personnel costs as incurred. Out-of-pocket expenses (travel, lodging, etc.) charged on client engagements are presented net of amounts billed to clients as general and administrative expense in the statements of operations. Losses on engagements, if any, are recognized when determined. eLoyalty also derives revenues from in-house developed software. Software license fee revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the license fee is fixed and determinable and the collection of the fee is probable. Fees from licenses sold together with consulting services are generally recognized upon delivery, provided that the above criteria have been met and payment of the license fees is not dependent upon the performance of the consulting services. In those instances when it is determined that the payment of the license fee is dependent upon the performance of consulting services, both the license and consulting fees are recognized under the percentage of completion method of contract accounting. Revenues from post-contract Loyalty Support™ are recognized ratably over the term of the maintenance contract on a straight-line basis. Revenues from purpose-built hosted solutions and e-Profile™ are recognized ratably over the contract term.

      Project Personnel Costs — eLoyalty expenses the cost of project personnel as incurred. Project personnel costs consist primarily of salaries, incentive compensation and employee benefits for eLoyalty personnel available for client assignments, and fees paid to subcontractors for work performed on client projects.

      Cash and Cash Equivalents — eLoyalty considers all highly liquid investments readily convertible into cash (with original maturities of three months or less) to be cash equivalents. These short-term investments are carried at cost plus accrued interest, which approximates market.

      Marketable Securities — eLoyalty’s marketable securities consist of investments related to eLoyalty’s executive deferred compensation plan (see Note Nine) and are classified as trading securities, with unrealized gains and losses included in eLoyalty’s statements of operations. Realized gains or losses are determined based on the specific identification method. eLoyalty recognized a net loss of $89 for the year ended December 30, 2000 and net gains of $730, $167 and $823 for the year ended December 31, 1999, the seven month period ended December 31, 1998 and the fiscal year ended May 31, 1998, respectively. Since trading securities relate to eLoyalty’s executive deferred compensation plan, a corresponding adjustment is included in the statements of operations to recognize eLoyalty’s increased/decreased liability for the deferred compensation plan.

      Equipment and Leasehold Improvements — Computers, software, furniture and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are amortized over the lesser of the useful life or the lease term. Useful lives generally are five years or less. Maintenance and repair costs are expensed as incurred. The cost and related accumulated depreciation of assets sold or disposed of are moved from the account and resulting gain or loss is included in the statements of operations. The carrying value of equipment and leasehold improvements is periodically reviewed to assess recoverability based on future undiscounted cash flows.

      eLoyalty accounts for software developed for internal use in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” As such, costs incurred that relate to the planning and post-implementation phases of development are expensed. Costs incurred in the development phase are capitalized and amortized over the asset’s estimated useful life, generally three to five years.

      Goodwill — Goodwill is amortized on a straight-line basis, generally over a five-year period. Accumulated amortization of goodwill as of December 30, 2000 and December 31, 1999 was $16,477 and $11,518, respectively. The carrying value of goodwill is periodically reviewed to assess recoverability based on future undiscounted cash flows.

      Research and Development Costs — Research and development costs are expensed as incurred. Research and development expenses relate primarily to the dedicated research and development facility maintained by eLoyalty, and consist primarily of salaries, incentive compensation and employee benefits costs for dedicated personnel, occupancy costs, staff recruiting costs, administrative costs, travel expenses and depreciation.

      Software Development Costs — eLoyalty capitalizes software development costs once technological feasibility is established and prior to general release. Amortization is computed as the greater of the amount computed using the (a) ratio of current revenues to the total current and anticipated future revenues or (b) the straight-line method over the estimated economic life of the product. There are no capitalized software development costs included on eLoyalty’s balance sheets as of December 30, 2000 and December 31, 1999. Amortization expense associated with software development costs was $447 and $354 for the seven month period ended December 31, 1998 and the fiscal year ended May 31, 1998, respectively. There was no amortization expense of software development costs during the year ended December 30, 2000 or December 31, 1999.

      Stockholders’ Equity — Stockholders’ equity includes common stock issued, retained earnings, accumulated other comprehensive income (loss) related to foreign currency translation and unearned compensation related to stock-based compensation. Net advances from TSC represent transfers to eLoyalty primarily for operations and working capital requirements, offset by cash collected by TSC for the periods prior to the spin-off. In connection with the spin-off, net advances from TSC were recorded as common stock and additional paid-in capital (see Note Three). Following the spin-off, eLoyalty no longer received operational funding from TSC and no longer participated in the TSC cash management program.

      Earnings (Loss) Per Common Share — eLoyalty calculates earnings (loss) per share in accordance with SFAS No. 128. Basic earnings per share have been computed by dividing the net earnings for each period presented by the weighted average shares outstanding. Diluted earnings per share has been computed by dividing the net earnings by the weighted average shares outstanding plus the dilutive effect of common stock equivalents using the “treasury stock” method. In periods in which there was a loss, the dilutive effect of common stock equivalents was not included in the dilutive earnings per share calculation as they were antidilutive.

      Foreign Currency Translation — The functional currencies for eLoyalty’s foreign subsidiaries are their local currencies. All assets and liabilities of foreign subsidiaries are translated to U.S. dollars at end of period exchange rates. The resulting translation adjustments are recorded as a component of stockholders’ equity. Income and expense items are translated at average exchange rates prevailing during the period. Gains and losses from foreign currency transactions of these subsidiaries are included in the statements of operations.

      Fair Value of Financial Instruments — The carrying values of current assets and liabilities and long-term receivables approximated their fair values as of December 30, 2000 and December 31, 1999.

      Concentration of Credit Risk — eLoyalty had one client, Agilent Technologies, Inc., accounting for 15% of revenues for the year ended December 30, 2000. No client accounted for 10% or more of revenues during the year ended December 31, 1999, the seven month period ended December 31, 1998 or the year ended May 31, 1998. No client accounted for 10% or more of accounts receivables as of December 30, 2000 or December 31, 1999.

      Stock-Based Compensation — eLoyalty accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Compensation costs for employee stock options is measured as the excess, if any, of the fair value of common stock at the date of grant over the amount an employee must pay to acquire the stock, providing that all other requirements for fixed plan accounting are satisfied. In the event stock options are granted at a price lower than the fair value on the date of grant, the difference is recorded as unearned compensation. Cancelled and reissued stock options are accounted for under variable plan accounting with the related unearned compensation subject to adjustment in future periods based on the fluctuations of the fair value of the common stock. Unearned compensation is amortized over the vesting period of the stock options. The unearned compensation recorded at December 30, 2000 and December 31, 1999 relates solely to eLoyalty stock-based awards.

      Income Taxes — eLoyalty uses an asset and liability approach, as required under SFAS No. 109, to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the basis of assets and liabilities and for tax loss carryforwards. eLoyalty does not provide U.S. deferred income taxes on earnings of foreign subsidiaries which are expected to be indefinitely reinvested. Prior to the spin-off, eLoyalty’s results have been included in TSC’s consolidated federal and state income tax returns. The income tax provision for such periods is calculated, and deferred tax assets and liabilities are recorded, as if eLoyalty had operated as an independent entity.

      New Accounting Standards — On June 15, 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000 (2001 for eLoyalty). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. eLoyalty anticipates that the adoption of SFAS No. 133 will not have a significant effect on eLoyalty’s results of operations, cash flows or financial position.

      Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101), provides guidance in applying generally accepted accounting principles to selected revenue recognition issues in financial statements. On June 26, 2000, the SEC issued SAB 101B, an amendment to SAB 101, which delayed the implementation of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The implementation of SAB 101 had no material effect on eLoyalty.

Note Three — eLoyalty Spin-off From Technology Solutions Company

      eLoyalty was spun off from TSC into a separate, publicly traded company on February 15, 2000. In connection with the spin-off, TSC’s net advances to eLoyalty were recorded as common stock and additional paid-in capital. The net assets distributed to eLoyalty were as follows:

(In 000’s)	February 15, 2000

Cash	$30,794

Receivables, net	50,056

Other current assets	23,603

Goodwill	11,342

Other long-term assets	7,379

Accounts payable	1,238

Other current liabilities	26,784

Note Four — Related Party Transactions

      Pursuant to the spin-off, on February 15, 2000, eLoyalty entered into contractual arrangements with TSC whereby TSC provided eLoyalty with certain administrative support through 2000. The total charges from TSC for the years ended December 30, 2000 and December 31, 1999, the seven month period ended December 31, 1998 and the fiscal year ended May 31, 1998 were $5,036, $14,173, $8,429 and $11,643 respectively.

      eLoyalty periodically provides employee loans as part of employment agreements. These loans have interest rates ranging from 4.5% to 7.5%. The loans are generally forgiven over one to three years at various rates, depending on the value of the loan and the terms of the employment agreement, based on continued employment with eLoyalty. The unforgiven loan balances and related accrued interest are due and payable in full if an employee terminates employment before the end of the loan term. The total value of outstanding employee loans, including certain loans to officers, was $3.4 million and $2.1 million, respectively, as of December 30, 2000 and December 31, 1999.

Note Five — Receivables

      Receivables consist of the following:

	As of December

	2000	1999

Amounts billed to clients	$62,501	$39,552

Unbilled revenues	14,990	6,588

	77,491	46,140

Receivable allowances	(1,605)	(2,084)

Receivables	$75,886	$44,056

      Amounts billed to clients represent professional fees and reimbursable project-related expenses. Unbilled revenues represent professional fees, project-related expenses, materials and subcontractor costs performed in advance of billings in accordance with contract terms. A substantial amount of unbilled revenues at the end of any reporting period is billed in the month following the reporting period. Amounts billed to clients are unsecured and primarily due within 30 days.

Note Six — Equipment and Leasehold Improvements

      Equipment and leasehold improvements consist of the following:

	As of December

	2000	1999

Computers and software	$15,840	$3,636

Furniture and equipment	4,750	1,006

Leasehold improvements	3,338	729

	23,928	5,371

Accumulated depreciation and amortization	(5,144)	(3,087)

Equipment and leasehold improvements	$18,784	$2,284

      Depreciation expense was $2,057, $1,502, $421 and $308 for the years ended December 30, 2000 and December 31, 1999, the seven month period ended December 31, 1998 and the fiscal year ended May 31, 1998, respectively.

Note Seven — Income Taxes

      The income tax (benefit) provision consists of the following:

			For the Seven Month
	For the Year Ended	For the Year Ended	Period from June 1	For the Year Ended
	December 30,	December 31,	to December 31,	May 31,
	2000	1999	1998	1998

Current:

Federal	$6,950	$4,546	$(1,929)	$115

State	859	1,059	(275)	16

Foreign	(712)	1,876	(830)	(227)

Total current	7,097	7,481	(3,034)	(96)

Deferred:

Federal	(1,923)	(2,008)	1,941	1,357

State	204	(478)	277	194

Foreign	(5,802)	(956)	1,214	567

Total deferred	(7,521)	(3,442)	3,432	2,118

Income tax (benefit) provision	$(424)	$4,039	$398	$2,022

      Total income tax (benefit) provision differed from the amount computed by applying the federal statutory income tax rate due to the following:

			For the Seven Month
	For the Year Ended	For the Year Ended	Period From June 1	For the Year Ended
	December 30,	December 31,	To December 31,	May 31,
	2000	1999	1998	1998

Federal tax provision (benefit), at statutory rate	$(297)	$2,834	$(50)	$1,475

State tax provision (benefit), net of Federal benefit	539	405	(6)	211

Effect of foreign tax rate differences	(1,205)	406	303	34

Nondeductible expenses	208	134	61	96

Nondeductible goodwill	235	279	170	172

Other	96	(19)	(80)	34

Income tax (benefit) provision	$(424)	$4,039	$398	$2,022

      Deferred tax assets and liabilities were comprised of the following:

	As of December

	2000	1999

Deferred tax assets:

Deferred compensation and bonuses	$3,753	$2,870

Equity losses of unconsolidated investee	341	341

Receivable allowances	448	918

Other accruals	2,061	936

Net operating loss carryforwards	10,798	4,996

Depreciation and amortization	2,680	2,387

Total deferred tax assets	20,081	12,448

Deferred tax liabilities:

Prepaid expenses	(1,116)	(1,004)

Total deferred tax liabilities	(1,116)	(1,004)

Net deferred tax asset	$18,965	$11,444

      Net operating loss carryforwards relate primarily to eLoyalty’s UK operations and have an indefinite carryforward period. Pursuant to the Tax Sharing and Disaffiliation Agreement between TSC and eLoyalty, TSC will generally be liable to eLoyalty for any income tax benefits realized by TSC related to the exercise of eLoyalty stock options by TSC employees (see Note Twelve). With respect to the realizability of these tax benefits, if any, eLoyalty is dependent on TSC’s ability to realize the benefits, and accordingly, eLoyalty does not recognize these benefits until realized by TSC.

      Income (loss) before income taxes consisted of the following:

			For the Seven Month
	For the Year Ended	For the Year Ended	Period from June 1	For the Year Ended
	December 30,	December 31,	to December 31,	May 31,
	2000	1999	1998	1998

United States	$18,602	$7,447	$(164)	$3,781

Foreign	(19,450)	650	19	454

Total	$(848)	$8,097	$(145)	$4,235

Note Eight — Line of Credit

      eLoyalty entered into a business loan agreement with Bank of America, N.A. (the “Bank”) effective as of December 30, 2000, providing for an unsecured revolving line of credit in a maximum principal amount of $10 million through December 30, 2001 (the “Facility”). The Facility in effect extended and superseded eLoyalty’s prior March 2000 revolving credit agreement with the Bank, which had been guaranteed by TSC and expired on December 30, 2000. eLoyalty’s only borrowings under the prior line of credit related to letters of credit required for operational commitments and aggregated $0.7 million at year-end 2000; this aggregate outstanding letter of credit amount was carried forward as outstanding under the Facility. Loans under the Facility bear interest at the Bank’s prime rate or, at eLoyalty’s election, an alternate rate of IBOR (an offshore U.S. dollar interbank interest rate) plus 0.75%. Under the Facility, eLoyalty agreed to pay a commitment fee of 0.125% of the unused portion of the $10 million commitment and certain other loan fees and expenses.

      The Facility requires eLoyalty to comply with various affirmative and negative covenants, including ones relating to the maintenance of consolidated tangible net worth of at least $70 million, limitations on other liabilities, liens and investments and limitations on aggregate annual lease payments. In addition, eLoyalty agreed to maintain unencumbered liquid assets with an aggregate market value of from 100% to 150% (depending on the nature of such assets and their location) of the total commitment. Accordingly, eLoyalty will be required to maintain at least $10 million in liquid asset coverage throughout 2001 to be in compliance with these covenants and to have credit availability under the Facility.

Note Nine — Executive Deferred Compensation Plan

      All eLoyalty executives (defined for this purpose as Vice Presidents and above) are eligible to participate in the eLoyalty Executive Deferred Compensation Plan (the “EDCP”). The EDCP is a nonqualified deferred compensation plan that permits participants to elect to defer receipt of a portion of their compensation. Deferred contributions and investment earnings are payable to participants upon various specified events, including retirement, disability or termination. The accompanying consolidated balance sheets include the deferred compensation liability, including investment earnings thereon, owed to participants. The accompanying consolidated balance sheets also include the investments, classified as trading securities, purchased by eLoyalty with the deferred funds. These investments remain assets of eLoyalty and are available to the general creditors of eLoyalty in the event of eLoyalty’s insolvency. Prior to the spin-off from TSC, eLoyalty executives participated in the TSC non-qualified executive deferred compensation plan.

Note Ten — Employee Benefit Plans

      eLoyalty 401(k) Savings Plan—eLoyalty employees are eligible to participate in the eLoyalty Corporation 401(k) Savings Plan (the “401(k) Plan”) on the first day of the month coinciding with or following their date of hire. The 401(k) Plan allows employees to contribute up to 15% of their annual compensation, subject to Internal Revenue Service statutory limits. Company contributions are made annually to the 401(k) Plan at the discretion of the Board of Directors. Prior to the spin-off from TSC, eLoyalty employees participated in the TSC 401(k) Plan. eLoyalty recognized expenses related to these 401(k) plans of $1,697 and $1,131 for the years ended December 30, 2000 and December 31, 1999, $487 for the seven month period ended December 31, 1998 and $470 in the fiscal year ended May 31, 1998.

      eLoyalty Employee Stock Purchase Plan—eLoyalty employees are eligible to participate in the eLoyalty employee stock purchase plan (the “Stock Purchase Plan”) after meeting certain minimum eligibility service requirements. The Stock Purchase Plan qualifies under section 423 of the Internal Revenue Code (“IRC”) and is administered by the Compensation Committee of the Board of Directors. The Stock Purchase Plan permits eligible employees to purchase an aggregate of 500,000 shares of eLoyalty’s common stock. Shares are purchased by the plan for the benefit of the participants at the end of each three month purchase period. The Stock Purchase Plan purchased 250,281 shares of eLoyalty common stock for the year ended December 30, 2000.

Note Eleven — Capital Stock

      eLoyalty was spun off from TSC into a separate, publicly traded company on February 15, 2000. In connection with establishing eLoyalty as a separate entity, 100,000,000 shares of common stock, $0.01 par value, were authorized, of which 43,929,029 common stock shares were issued. eLoyalty also has authorized 10,000,000 shares of preferred stock, $0.01 par value, of which none has been issued.

      Pursuant to the spin-off, eLoyalty also received $8.4 million from the sale of 2.5 million shares of common stock to Technology Crossover Ventures (TCV) and Sutter Hill Ventures. On May 26, 2000, eLoyalty also closed its common stock purchase agreement with TCV entities and issued 2 million shares of common stock at $13.50 per share, the closing market price on April 18, 2000, the signing date of the initial letter of intent, for proceeds of $26.5 million, net of issuance costs.

      On March 17, 2000, the Board of Directors adopted a Stockholder Rights Plan (the “Rights Plan”). The Rights Plan is intended to assure fair and equal treatment for all of eLoyalty’s stockholders in the event of a hostile takeover attempt.

      Under the terms of the Rights Plan, each share of eLoyalty’s common stock has associated with it one Right. Each Right entitles the registered holder to purchase from eLoyalty one one-hundredth of a share of Series A junior participating preferred stock, without par value, at an exercise price of $160 (subject to adjustment). The Rights become exercisable under certain circumstances: 10 days after the first public announcement that any person has acquired 15% or more of eLoyalty’s common stock or the announcement that any person has commenced a tender offer for 15% or more of eLoyalty’s common stock.

      In general, eLoyalty may redeem the Rights in whole, but not in part, at a price of $0.01 per Right at any time until 10 days after any person has acquired 15% or more of eLoyalty’s common stock. The Rights will expire on March 17, 2010, unless earlier redeemed by eLoyalty or exchanged for other shares of eLoyalty’s common stock.

      Under specified conditions, each Right will entitle the holder to purchase eLoyalty’s common stock at the exercise price (or if eLoyalty is acquired in a merger or other business combination, common stock of the acquiror) having a current market value of two times the exercise price. The terms of the Rights may be amended by eLoyalty’s Board of Directors.

Note Twelve — Stock Incentive Plans

      eLoyalty maintains two stock incentive plans: the eLoyalty Corporation 1999 Stock Incentive Plan (the “1999 Plan”) and the eLoyalty Corporation 2000 Stock Incentive Plan (the “2000 Plan”).

      Under the 1999 Plan, awards of stock options, stock appreciation rights, bonus and restricted stock and performance share may be granted to directors, officers, employees, consultants, independent contractors and agents of eLoyalty and its subsidiaries. Stock option awards may be in the form of incentive or non-statutory options, provided that incentive stock options may only be granted to officers and employees of eLoyalty. All awards made under the 1999 Plan to date have been in the form of non-statutory stock options or restricted stock. An aggregate of 5,340,000 shares of eLoyalty common stock was initially reserved for issuance under the 1999 Plan for all awards other than those issued in connection with the spin-off as discussed below. On the first day of each fiscal year, beginning in 2000, the aggregate number of shares available for issuance under the 1999 Plan is automatically increased by an amount equal to 5% of the total number of shares of common stock that are outstanding as of the time of the increase. In addition, 7,387,561 shares were reserved for issuance under the 1999 Plan in connection with the spin-off in substitution of previously granted options to purchase shares of TSC common stock. These substitute options are not subject to the limit on shares reserved set forth above.

      On May 12, 2000, the Board of Directors approved the eLoyalty Corporation 2000 Stock Incentive Plan. Under the 2000 Plan, non-statutory stock option awards may be granted to officers, employees and certain consultants and independent contractors of eLoyalty and its subsidiaries. An aggregate of 2,800,000 shares of eLoyalty common stock has been reserved for issuance under the 2000 Plan.

      If options or shares awarded under the 1999 Plan and the 2000 Plan are not issued due to forfeiture or other reason, then those options or shares will again become available for issuance under the plans. As of December 30, 2000, there were a total of 1,419,742 shares available for future grants under the 1999 and 2000 Plans.

      Stock options granted under the 1999 Plan and 2000 Plan are made at the discretion of the Compensation Committee of eLoyalty’s Board of Directors or another duly constituted Committee of the Board to the extent authorized by such plans and the Board (the “Compensation Committee”). Most employees are eligible to receive a grant of non-statutory stock options periodically with the number of shares generally determined by the employee’s position grade, performance level and the size of the award pool as determined by the Compensation Committee. In addition, full-time employees normally receive a grant of non-statutory stock options upon hire. Stock options are generally granted with an exercise price per share equal to the fair market value of a share of eLoyalty common stock on the date of grant and a maximum term of 10 years. Although the Compensation Committee has the authority to set other terms, the options generally become exercisable over a period of four years. The initial vesting may occur after a one or two-year period, with the balance of the shares vesting in equal monthly installments over the remainder of the four-year period, or the entire award may vest in equal monthly increments over the four-year period.

      The 1999 Plan was amended in December 2000 to increase the number of option shares automatically awarded to non-employee directors. The 1999 Plan, as amended, provides that each non-employee director will receive a non-statutory stock option to purchase 50,000 shares of eLoyalty common stock when he or she commences service as a director. In addition, on the day following the date of each annual shareholders’ meeting, each non-employee director will receive a non-statutory stock option to purchase 12,000 shares of eLoyalty common stock. Stock options granted to non-employee directors have an exercise price per share equal to the fair market value of a share of eLoyalty common stock on the grant date and a maximum term of 10 years. Stock options granted to non-employee directors upon commencement of services vest ratably over a period of 48 months. Stock options granted to non-employee directors following an annual shareholders’ meeting vest ratably over a period of 12 months.

      At the time of the spin-off, each outstanding option to purchase TSC common stock held by a person who was an employee or director of eLoyalty immediately after the spin-off (and who was not also a director of TSC) was converted into a substitute option to purchase eLoyalty common stock. Furthermore, each outstanding TSC option granted before June 22, 1999 to a person who was an employee or director of TSC after the spin-off, or who was neither an employee or director of eLoyalty or TSC after the spin-off, was converted into both an adjusted TSC option and a substitute eLoyalty option. The conversion of the options was done in a manner such that (1) the aggregate intrinsic value of the options immediately before and after the exchange were the same, (2) the ratio of the exercise price per option to the market value per option was not reduced, and (3) the vesting provisions and option period of the replacement options are the same as the original vesting terms and option period. The substitute option will take into account all employment with both TSC and eLoyalty for purposes of determining when the option becomes exercisable and when it terminates. All other terms of the substitute option are the same as the terms of the TSC option to which it relates. Of the 7,387,561 substitute option shares issued in connection with the spin-off, 3,557,823 were issued to persons who were employees or directors of eLoyalty immediately after the spin-off.

      Under the 1999 Stock Incentive Plan, eLoyalty granted 293,125 shares of restricted stock to certain executives during the year ending December 30, 2000. During the restricted period, the holders of such shares have the same rights as stockholders of eLoyalty, except that the shares may not be sold, assigned, pledged or otherwise encumbered. Restrictions on such shares lapse ratably over a period of 60 months. As of December 30, 2000, a total of 268,670 shares continued to be subject to restrictions.

      Option activity was as follows for the years ending December 31, 1999 and December 30, 2000:

	Option	Weighted-Average	Options
	Shares	Exercise Price	Exercisable

Outstanding as of December 31, 1998	—	—	—

Granted	5,447,250	$3.88

Exercised	—	—

Forfeited	(107,250)	$3.50

Outstanding as of December 31, 1999	5,340,000	$3.89	—

Granted	5,066,914	$20.91

Granted in connection with the spin-off(1)	7,387,561	$6.85

Exercised	(913,287)	$6.24

Forfeited	(1,908,386)	$18.65

Outstanding as of December 30, 2000	14,972,802	$9.09	5,941,429

(1)	Includes options issued in connection with the spin-off in substitution of previously granted TSC options.

      The following table summarizes the status of stock options outstanding and exercisable as of December 30, 2000 by range of exercise price:

	Options Outstanding			Options Exercisable

		Weighted-Average	Weighted-Average		Exercise
	Number	Remaining Contractual	Exercise Price	Number	Price Per
Range of Number Exercise Prices	Outstanding	Life (In Years)	Per Share	Exercisable	Share

$ 0.27- $4.99	6,772,844	8.7	$3.04	2,335,432	$2.15

$ 5.00- $9.99	3,437,144	7.7	$7.88	2,342,282	$7.96

$10.00-$14.99	3,306,278	9.0	$13.51	760,184	$13.31

$15.00-$24.99	541,252	8.8	$18.96	326,824	$18.37

$25.00-$36.63	915,284	9.1	$36.60	176,707	$36.60

Total	14,972,802	8.6	$9.09	5,941,429	$7.79

      eLoyalty has elected to disclose the pro forma effects of SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) and, as permitted under SFAS 123, applies Accounting Principles Board Opinion No. 25 (“APB 25”) and related interpretations in accounting for its plans.

      Under APB 25, compensation costs for employee stock options is measured as the excess, if any, of the fair value of eLoyalty stock at the date of grant over the option exercise price, providing all other requirements for fixed plan accounting are satisfied. Some option shares with exercise prices below fair value were issued by eLoyalty in 1999 and 2000, thus resulting in eLoyalty recording related compensation expense. During 2000 eLoyalty cancelled and reissued options for 112,000 shares at a lower exercise price. The cancellation and reissuance of these shares was necessary to meet commitments made to newly hired employees. These replacement options are accounted for under variable plan accounting and the related compensation will be subject to adjustment in the future periods based on the fluctuation of the fair value of a share of eLoyalty’s common stock. No compensation expense was recognized for these reissued options during 2000 based on the fair value of eLoyalty’s common stock during 2000. In addition, options for 586,250 shares were cancelled and replaced through the issuance of the restricted common stock discussed above. Under APB No. 25, the fair value of restricted shares at the date of grant is amortized to expense ratably over the restriction period. eLoyalty recorded compensation expense related to stock-based awards of approximately $520,000 for the year ended December 30, 2000.

      eLoyalty is required under SFAS 123 to disclose pro forma information regarding option grants made to its directors, officers and employees based on specified valuation techniques that produce estimated compensation charges. The fair value of eLoyalty options, including substitute options issued in connection with the spin-off, were estimated at grant date using the Black-Scholes option pricing model. The weighted average grant date fair value and the assumptions used in the Black-Scholes model to calculate such fair values are shown below:

			For the Seven Month
	For the Year Ended	For the Year Ended	Period Ended	For the Year Ended
	December 30,	December 31,	December 31,	May 31,
Options	2000	1999	1998	1998

Substitute TSC Options(1) Expected volatility	—	49.7%-54.2%	43.6%-49.8%	41.9%-44.1%

Risk-free interest rates	—	4.6%-6.3%	4.1%-5.6%	5.3%-6.5%

Expected lives	—	4.5 years	4.5 years	4.5 years

Dividends	—	—	—	—

Weighted average grant date fair value	—	$5.08	$8.15	$7.90
eLoyalty Options

Expected volatility	50%	50%

Risk-free interest rates	5.6%-6.8%	5.7%-6.3%

Expected lives	4.5 years	4.5 years

Dividends	—	—
Weighted average grant date fair value

Issued above market prices	$12.62	—

Issued at market prices	$5.31	$1.79

Issued below market prices	$8.54	$8.62

(1)	eLoyalty stock options issued in connection with the spin-off in substitution of previously granted TSC options.

      Had compensation costs for eLoyalty’s stock option plans been determined using the fair value method under SFAS No. 123, eLoyalty’s net (loss) income and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

			For the Seven Month
	For the Year Ended	For the Year Ended	Period Ended	For the Year Ended
	December 30,	December 31,	December 31,	May 31,
	2000	1999	1998	1998

Net (loss) income:

As reported	$(424)	$4,058	$(543)	$2,213

Pro forma	$(12,381)	$1,219	$(2,574)	$(500)

Basic net (loss) income per share:

As reported	$(0.01)	$0.10	$(0.01)	$0.05

Pro forma	$(0.26)	$0.03	$(0.06)	$(0.01)

Diluted net (loss) income per share:

As reported	$(0.01)	$0.09	$(0.01)	$0.05

Pro forma	$(0.26)	$0.03	$(0.06)	$(0.01)

Note Thirteen — Earnings Per Share

      The following table sets forth the computation of the shares used in the calculation of basic and diluted earnings per share:

	For the Years Ended		For the Seven Month	For the Fiscal
	December		Period from June 1	Year Ended
			to December 31,	May 31,
	2000	1999	1998	1998

Weighted average shares outstanding	48,231	41,400	41,400	41,400

Common stock equivalents(1)	5,491	2,800	NA (2)	5,400

Total weighted average shares and common stock equivalents	53,722	44,200	41,400	46,800

(1)	In December 1999 eLoyalty issued 41.4 million shares to TSC. For periods prior to February 15, 2000 the weighted average shares outstanding is based on the 41.4 million shares.

(2)	Common stock equivalent information was not previously calculated for this period when eLoyalty was part of TSC as they were antidilutive. Subsequent to the spin-off eLoyalty does not maintain the information to calculate common stock equivalents for this period.

Note Fourteen — Segment Information

      eLoyalty operates as a single reportable segment. The following is revenue and long-lived asset information by geographic area as of and for the years ended December 30, 2000 and December 31, 1999, the seven month period ended December 31, 1998 and the fiscal year ended May 31, 1998.

	United		Europe and
	States	Canada	Australia	Total

For the Year Ended December 30, 2000

Revenues	$176,012	$9,432	$26,159	$211,603

Identifiable Assets	$147,219	$6,616	$30,783	$184,618

For the Year Ended December 31, 1999

Revenues	$113,504	$7,577	$24,922	$146,003

Identifiable Assets	$63,770	$3,874	$28,959	$96,603

For the Seven Month Period Ended December 31,1998

Revenues	$50,139	$3,729	$10,547	$64,415

Identifiable Assets	$42,715	$3,300	$17,889	$63,904

For the Year Ended May 31, 1998

Revenues	$61,882	$6,296	$16,310	$84,488

Identifiable Assets	$34,711	$3,008	$16,399	$54,118

Note Fifteen — Leases

      eLoyalty leases various office facilities under operating leases expiring at various dates through September 30, 2007. Additionally, eLoyalty leases various property and office equipment under operating leases expiring at various dates. Rental expense for all operating leases approximated $6,659, $1,436, $469 and $738 for the years ended December 30, 2000 and December 31, 1999, the seven month period ended

December 31, 1998 and for the fiscal year ended May 31, 1998, respectively. Future minimum rental commitments under noncancelable operating leases with terms in excess of one year are as follows:

Year	Amount

2001	$6,804

2002	5,976

2003	3,570

2004	2,720

2005	1,622

Thereafter	756

$21,448

Note Sixteen — Quarterly Data (Unaudited)

(In thousands, except per share data)	1st	2nd	3rd	4th		Year

For the Year Ended December 2000

Revenues	$46,179	$50,960	$56,818	$57,646		$211,603

Gross profit	$24,998	$26,052	$28,171	$28,179		$107,400

Net (loss) income	$156	$406	$348	$(1,334	)(1)	$(424)

Basic net (loss) income per share	$0.00	$0.01	$0.01	$(0.03)		$(0.01)

Diluted net (loss) income per share	$0.00	$0.01	$0.01	$(0.03)		$(0.01)

Shares used to calculate basic net (loss) income per share (in millions)	44.3	47.9	49.7	49.8		48.2

Shares used to calculate diluted net (loss) income per share (in millions)	49.9	53.1	54.4	49.8		48.2
For the Year Ended December 1999

Revenues	$31,491	$36,145	$40,016	$38,351		$146,003

Gross profit	$17,430	$19,191	$21,355	$19,544		$77,520

Net (loss) income	$727	$1,480	$1,879	$(28)		$4,058

Basic net (loss) income per share	$0.02	$0.04	$0.05	$(0.01)		$0.10

Diluted net (loss) income per share	$0.02	$0.03	$0.04	$(0.01)		$0.09

Shares used to calculate basic net (loss) income per share (in millions)	41.4	41.4	41.4	41.4		41.4

Shares used to calculate diluted net (loss) income per share (in millions)	42.4	42.4	44.6	41.4		44.2

(1)	The fourth quarter of 2000 includes a $2.8 million incremental charge for uncollectable amounts due from clients.

2.     Management’s Discussion and Analysis of Financial Condition and Results of Operations

      The following Management’s Discussion contains forward-looking statements that are based on current management expectations, forecasts and assumptions. These include, without limitation, statements containing the words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects,” “future” and similar expressions, references to plans, strategies, objectives and anticipated future performance, and other statements that are not strictly historical in nature. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors that might cause such a difference include, without limitation, those noted under Factors That May Affect Future Results or Market Price of Stock included elsewhere in this Appendix. Readers should also carefully review the risk factors described in other documents eLoyalty™ files from time to time with the SEC, including eLoyalty’s Annual Report on Form 10-K for the fiscal year ended December 30, 2000.

      Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions and estimations only as of the date they are made, and eLoyalty undertakes no obligation to publicly update or revise any forward-looking statements in this report, whether as a result of new information, future events or circumstances, or otherwise.

     Overview

      eLoyalty is a global management consulting and systems integration organization focused exclusively on building customer loyalty. eLoyalty has a broad range of customer relationship management (“CRM”) related services including business strategy, technical architecture, selecting, implementing and integrating appropriate CRM software applications and providing ongoing support for multi-vendor systems.

      eLoyalty was spun off from Technology Solutions Company (“TSC”) into a separate, publicly traded company on February 15, 2000 (the “spin-off”). Accordingly, the statements of operations for periods subsequent to the spin-off reflect eLoyalty’s results as a stand-alone company. The statements of operations for periods prior to the spin-off are presented as if eLoyalty operated as a separate entity, and includes a cost allocation of certain TSC general corporate expenses that were not directly related to eLoyalty’s operations. These costs were allocated proportionately to eLoyalty based on revenues and headcount.

      Certain reclassifications have been made in the statements of operations for the years ended December 31, 1999 and 1998, the seven month periods ended December 31, 1998 and 1997, and the fiscal years ended May 31, 1998 and 1997 to conform to the 2000 presentation. In December 2000, eLoyalty changed its fiscal year from a calendar year to a fiscal year ending on the Saturday closest to the end of December. The fiscal year-end for 2000 is December 30. eLoyalty had previously changed its fiscal year-end from May 31 to December 31, effective December 31, 1998. For comparative purposes, eLoyalty has included discussions of the statements of operations data for the year ended December 31, 1998 and the seven month period ended December 31, 1997 which have been derived from unaudited financial statements. In the opinion of management, the unaudited financial statements for these periods reflect all adjustments, consisting of normal adjustments, necessary to present fairly eLoyalty’s results of operations for the year ended December 31, 1998 and the seven month period ended December 31, 1997.

      eLoyalty’s revenues are generated primarily from professional services, which are billed principally on a time and materials basis. eLoyalty has, on occasion, contracted projects on a fixed fee basis. Revenues are recognized for time and material engagements as services are rendered.

      Other growing revenue contributors include fees generated from Managed Services (including Loyalty Support™ services, purpose-built hosted solutions and e-Profile™) and the licensing of proprietary software. These revenues comprised 6% and 3% of revenues in 2000 and 1999, respectively.

      Our revenues from international operations represent revenues in Canada, Europe and Australia. International operations represented 17% and 22% of revenues for the years ended December 30, 2000 and December 31, 1999, respectively.

      We typically experience seasonal fluctuations in our revenues and earnings on a global basis in the fourth quarter because of the reduced number of billing days due to holidays. In addition, we have historically experienced decreases in revenues from our European operations in the third quarter because of extended vacation periods. Although those decreases in revenues have not been significant in the past, they may increase in the future, especially as we expand internationally.

      eLoyalty’s most significant operating cost is project personnel costs, which are comprised of labor costs including salaries, fringe benefits and incentive compensation of engageable consultants, as well as fees paid to subcontractors for work performed on an engagement.

      Gross profit represents our revenues less project personnel costs. We anticipate that to the extent we have additional software and Managed Services revenues, our gross margins will increase. Gross profit margins, which have declined as a percent of revenue over the last three years, are negatively impacted by several factors, including the use of subcontractors and non-billable time incurred by project personnel.

      Selling, general and administrative expenses consist primarily of salaries, incentive compensation and employee benefits for business development, marketing, managerial and administrative personnel, plus provisions for doubtful receivables. Other overhead expenses consist of employee costs for training, travel expenses, laptop computer leases and other non-billable expenses not directly related to projects or research and development. This would also include expenses relating to administrative and technical support services provided by TSC, which continued to be provided after the spin-off in 2000 as part of a shared services agreement.

      Research and development expenses consist primarily of salaries, incentive compensation and employee benefits for dedicated personnel, staff recruiting costs, administrative costs, travel expenses and depreciation expenses. Our Loyalty Lab™ is the center for our research and development activities, and we believe it improves the effectiveness of our loyalty solutions, allows us to work closely with emerging technology and serves as a demonstration center for our clients’ senior executives.

      Historically, our effective tax rate has fluctuated significantly. For some periods, our effective tax rate was unusually high. The high effective tax rates were due primarily to the generation of pre-tax losses in low tax-rate jurisdictions and pre-tax earnings in high tax-rate jurisdictions. During 2000, we began implementing an organizational structure, which we expect to lower our effective tax rate in future years.

Year Ended December 30, 2000 Compared with the Year Ended December 31, 1999

     Revenues

      Our revenues increased $65.6 million, or 45%, to $211.6 million in 2000 from $146.0 million in 1999. Revenues from professional fees increased $57.3 million, or 41%, to $198.3 million in 2000 from $141.0 million in 1999. The increase in revenues is due to the combined effect of strong demand for the CRM services provided by eLoyalty and higher average billing rates in the period-over-period comparison.

      Revenues from Managed Services increased $5.9 million to $7.8 million in 2000 from $1.9 million in 1999. Managed Services revenues represented 4% and 1% of total revenues for the years ended December 30, 2000 and December 31, 1999, respectively. Revenues from software increased $2.4 million to $5.5 million in 2000 from $3.1 million in 1999. Revenues from international operations decreased to approximately 17% of total revenues in 2000, compared to 22% in 1999.

     Project Personnel Costs

      Project personnel costs increased $35.7 million, or 52%, to $104.2 million in 2000 from $68.5 million in 1999. This is due to an increase in the number of our engageable consultants to 768 as of December 30, 2000, or 37%, from 561 for 1999. Project personnel costs as a percentage of revenues increased to 49% in 2000 compared to 47% in 1999. This was due, in part, to the approximately $5.9 million of incremental project personnel costs incurred in 2000 as part of the expansion of our Managed Services.

     Selling, General and Administrative Expenses

      Selling, general and administrative expenses increased $38.5 million, or 66%, to $96.9 million in 2000 from $58.4 million in 1999. This increase is the result of the growth of eLoyalty and the build-out of eLoyalty’s standalone infrastructure, including finance, treasury, legal, human resources and technical systems support, while also making payments to TSC for similar services as part of the shared services agreement during the build-out process. The increase is also due to the continued expansion of our business development group, establishment of the eLoyalty brand in the marketplace and increased uncollectable amounts due from clients, including a $2.8 million incremental charge in the fourth quarter of 2000.

     Research and Development Expenses

      Research and development expenses increased $3.7 million, or 66%, to $9.3 million in 2000 from $5.6 million in 1999. This increase is primarily due to an increased investment in the Loyalty Lab, including the addition of developers.

     Goodwill Amortization

      Goodwill amortization expenses were $5.0 million for both 2000 and 1999. Goodwill amortization is primarily attributable to the acquisition of The Bentley Group in 1997.

     Other Income (Loss)

      eLoyalty recognized non-operating other income of $2.9 million in 2000 compared to a non-operating other loss of $0.4 million in 1999. The $3.3 million increase in non-operating other income is primarily due to incremental interest income earned as a result of higher average cash and cash equivalent balances in 2000 versus 1999. The increase in the average cash balance is due to the cash generated by financing activities, most of which were completed during the first half of 2000.

     Income Tax (Benefit) Provision

      Income tax (benefit) provision represents combined federal, state and foreign taxes. Due to a pre-tax loss of $0.8 million in 2000, a $0.4 million tax benefit was recognized compared to $4.0 million tax provision recognized in 1999. The effective tax rate remained flat year-over-year.

     Net (Loss) Income

      eLoyalty reported a net loss of $0.4 million, or $0.01 per share on a diluted basis, for fiscal year 2000 as compared with net income of $4.1 million, or $0.09 per share on a diluted basis, for 1999. The 2000 results are reflective of the $3.8 million operating loss for the fiscal year (as compared to operating income of $8.5 million in 1999), offset in substantial part by the non-operating interest income from investment of increased cash balances obtained through financing activities.

Year Ended December 31, 1999 Compared with the Year Ended December 31, 1998 (Unaudited)

     Revenues

      Revenues increased $40.8 million, or 39%, to $146.0 million in 1999 from $105.2 million in 1998. Revenues from professional services increased $36.8 million, or 35%, to $141.0 million in 1999 from $104.2 million in 1998. The increase in our revenues reflected increases in both the size and number of client projects, as well as higher average billing rates.

      Revenues from software were $3.1 million in 1999 compared to $1.0 million in 1998. Revenues from Loyalty Support increased to $1.9 million in 1999 from $0.0 million in 1998, as we launched our Loyalty Support services during 1999. Revenues from international operations remained consistent, at approximately 22% of total revenues, in both 1999 and 1998.

     Project Personnel

      Project personnel costs increased $20.7 million, or 43%, to $68.5 million in 1999 from $47.8 million in 1998. The number of our engageable consultants increased to 561 as of December 31, 1999, or 40%, from 402 at year-end 1998. The increase in project personnel costs in 1999 was also due to an increase in the use of subcontractors, which have a higher average cost, that were required to meet demand. Project personnel costs as a percentage of revenues increased to 47% in 1999 compared to 45% in 1998.

     Selling, General and Administrative Expenses

      Selling, general and administrative expenses increased $11.7 million, or 25%, to $58.4 million in 1999 from $46.7 million in 1998. Selling and marketing expenses increased primarily as a result of our decision to invest in brand building with respect to the launch of our new identity as eLoyalty and to formalize our business development group. We also increased our sales and marketing staff with the launch of our solutions marketing group. General and administrative support expenses increased due to the continued growth of eLoyalty.

     Research and Development Expenses

      Research and development expenses increased $1.7 million, or 44%, to $5.6 million in 1999 from $3.9 million in 1998. In 1999 we substantially increased our investment in our Loyalty Lab by hiring additional developers and purchasing additional software and hardware.

     Goodwill Amortization

      Goodwill amortization expense increased $1.2 million, or 32%, to $5.0 million in 1999 from $3.8 million in 1998 related to the acquisition of The Bentley Group.

     Income Tax (Benefit) Provision

      Income tax (benefit) provision represents combined federal, state and foreign taxes. Our income tax provision increased to $4.0 million on pre-tax profits of $8.1 million in 1999, compared to $1.7 million on pre-tax profits of $2.7 million in 1998. Our effective tax rate was 50% for 1999 and 61% for 1998. This decrease in the effective tax rate was primarily the result of a lower proportion of pre-tax earnings being generated in foreign high tax rate jurisdictions.

     Net (Loss) Income

      eLoyalty reported net income of $4.1 million, or $0.09 per share on a diluted basis, for fiscal year 1999 as compared with net income of $1.1 million, or $0.02 per share on a diluted basis, for 1998.

Seven Month Period Ended December 31, 1998 Compared with the Seven Month Period Ended December 31, 1997 (Unaudited)

     Revenues

      Revenues increased $20.7 million, or 47%, to $64.4 million in the seven month period ended December 31, 1998 from $43.7 million in the seven month period ended December 31, 1997. The increase in our revenues of $20.7 million reflected increases in both the size and number of client projects, as well as higher average billing rates.

      Revenues from sales of software were $1.0 million in the seven month period ended December 31, 1998 compared to revenues of $0.2 million from sales of software in the seven month period ended December 31, 1997. Revenues from our international operations also significantly contributed to this increase in revenue. In addition, The Bentley Group acquisition contributed approximately $7.8 million of revenues in the seven month period ended December 31, 1997.

     Project Personnel Costs

      Project personnel costs increased $8.5 million, or 40%, to $29.6 million in the seven month period ended December 31, 1998 from $21.1 million in the prior year period. The increase in project personnel costs was primarily due to an increase in engageable consultants, as well as higher salaries. Project personnel costs as a percentage of revenues decreased to 46% in the seven month period ended December 31, 1998 compared to 48% in the prior period, principally due to higher utilization of project personnel.

     Selling, General and Administrative Expenses

      Selling, general and administrative expenses increased $10.8 million, or 59%, to $29.1 million in the seven month period ended December 31, 1998 from $18.3 million in the comparable period in the prior year. Selling and marketing expenses increased primarily as a result of establishing our business development group in North America and beginning our sales activities in Europe and Australia. In addition, we established a $2.7 million provision for uncollectable accounts receivable related to revenues generated during the seven month period, largely from clients of The Bentley Group.

      General and administrative support expenses increased as eLoyalty launched our operations group to manage utilization, hourly billing rate, revenue per billable employee, employee turnover and day-to-day project pipeline development. During this period, we also increased the support level for our operations in Europe and Australia.

     Research and Development Expenses

      Research and development expenses increased $1.6 million, or 108%, to $3.1 million in the seven month period ended December 31, 1998 from $1.5 million in the comparable period in the prior year. This increase resulted from the significant expansion of the scope and operations of our Loyalty Lab.

     Goodwill Amortization

      Goodwill amortization expenses increased $0.6 million, or 32%, to $2.5 million in the seven month period ended December 31, 1998 from $1.9 million in the comparable period in the prior year. This increase was attributable to the contingent purchase price payments related to the acquisitions of The Bentley Group and Aspen Consultancy Ltd.

     Income Tax (Benefit) Provision

      Income tax provision decreased to $0.4 million on a pre-tax loss of $0.1 million at the end of the seven month period ended December 31, 1998 compared to $0.6 million on pre-tax profits of $0.9 million at the end of the comparable period in the prior year. This unusual income tax provision for the seven month period ended December 31, 1998 resulted from the impact of nondeductible goodwill and expenses, as well as foreign tax rate differences. During the seven months ended December 31, 1998, operations in some foreign jurisdictions incurred taxable losses while other foreign jurisdictions had taxable income. Since deferred tax assets are based on the individual tax jurisdictions in which eLoyalty operates, net operating losses were generated during the period.

     Net (Loss) Income

      eLoyalty reported a net loss of $0.5 million, or $0.01 per share on a diluted basis, for the seven month period ended December 31, 1998 as compared with net income of $0.3 million, or $0.01 per share on a diluted basis, for the comparable period in the prior year.

      Fiscal Year Ended May 31, 1998 Compared with Fiscal Year Ended May 31, 1997

     Revenues

      Revenues increased $41.3 million, or 96%, to $84.5 million in the fiscal year ended May 31, 1998 from $43.2 million in the fiscal year ended May 31, 1997. The increase in our revenues reflected increases in both the size and number of client projects. The Bentley Group acquisition contributed $16.4 million of revenues in fiscal year 1998.

     Project Personnel Costs

      Project personnel costs increased $22.1 million, or 131%, to $39.0 million in fiscal 1998 from $16.9 million in fiscal 1997. The increase in project personnel costs in fiscal 1998 was primarily due to an increase in engageable consultants, as well as higher salaries. Project personnel costs as a percentage of revenues increased to 46% in fiscal 1998 compared to 39% in fiscal 1997. This was due to a substantial increase in our available engageable consultants who we were not able to immediately deploy. The increase in available billable resources was necessary to respond to the growing demand in our North American business.

     Selling, General and Administrative Expenses

      Selling, general and administrative expenses increased $16.1 million, or 84%, to $35.4 million in fiscal 1998 from $19.4 million in fiscal 1997. Selling and marketing expenses increased primarily as a result of our decision to expand our sales and marketing effort in North America while general and administrative support expenses increased due to the continued growth of eLoyalty.

     Research and Development Expenses

      Research and development expenses increased $0.7 million, or 41%, to approximately $2.5 million in fiscal 1998 from $1.8 million in fiscal 1997. Research and development expenses decreased as a percentage of total revenues to 3% in fiscal 1998 from 4% in fiscal 1997. This percentage decrease resulted from our significant revenue growth in fiscal 1998 and the redeployment of our development staff as engageable consultants to meet the demands of our expanding North American business.

     Goodwill Amortization

      Goodwill amortization expenses increased $2.8 million to $3.2 million in fiscal 1998 from $0.4 million in fiscal 1997. The increase in goodwill amortization was primarily a result of The Bentley Group acquisition in June 1997.

     Net (Loss) Income

      eLoyalty reported a net income of $2.2 million, or $0.05 per share on a diluted basis, for fiscal year 1998 as compared with net income of $2.9 million, or $0.06 per share on a diluted basis, for fiscal 1997.

     Liquidity and Capital Resources

      eLoyalty’s principal capital requirements are to fund working capital needs, capital expenditures and other investments in support of revenue generation and growth. Since the spin-off and the associated cessation of operational funding and cash management support from TSC, eLoyalty has been dependent on its own ability to generate capital resources sufficient to meet its ongoing needs for cash.

      At December 30, 2000, eLoyalty had cash and cash equivalents of $41.1 million. Although this represented an increase of approximately $27.7 million in cash and cash equivalents from December 31, 1999, the increase was attributable entirely to the $68.3 million cash generated from financing activities, as described below. Both operating activities and investing activities (in capital expenditures) negatively impacted eLoyalty’s available 2000 cash resources, with a combined use of such cash resources aggregating nearly $41 million.

      eLoyalty’s operating activities used net cash of approximately $22.4 million during fiscal 2000 compared to $11.0 million during 1999. In addition to the negative $0.4 million impact of its net loss for fiscal 2000 and increased needs for cash due to its revenue growth, eLoyalty experienced a $32.9 million (excluding currency effects), or 72%, increase in its net receivables balance compared to that at the prior year-end. This increase is primarily due to the increase in revenues of 50% in the fourth quarter of 2000.

      Cash used by eLoyalty in investing activities consisted of capital expenditures of $18.6 million during fiscal 2000 as compared to capital expenditures of $2.2 million for 1999. The substantial increase in capital expenditures for 2000 primarily related to eLoyalty’s build-out of its own infrastructure as a stand-alone company, including investments in computer hardware and software, furniture, equipment and leasehold improvements for separate facilities. eLoyalty expects that its capital expenditures for 2001 will be between $12 and $17 million.

      eLoyalty has made an additional commitment to invest up to $14.7 million, through another newly formed entity, in eLoyalty Ventures, L.L.C. (“eLoyalty Ventures”). eLoyalty Ventures is a $30 million venture capital fund formed in 2000 by eLoyalty, together with entities associated with Bain Capital, Sutter Hill Ventures and Technology Crossover Ventures, to focus on investing in early-stage CRM technology companies. eLoyalty has not yet been requested to contribute any of its eLoyalty Ventures commitment and so remains subject to capital calls against that commitment on 10 business days’ prior written notice.

      Cash flows provided by financing activities increased $46.4 million to $68.3 million for fiscal 2000 from $21.9 million in 1999. Cash from such activities increased during fiscal 2000 primarily as a result of two financing events: the issuance of 4.5 million shares of eLoyalty’s common stock to venture capital investors for aggregate net proceeds of $34.9 million and a $20 million cash contribution from TSC in connection with the spin-off. Additional cash flows from financing activities were provided by cash proceeds of $8.6 million from the exercise of employee stock options and purchases under eLoyalty’s employee stock purchase plan, and $4.8 million in net transfers from TSC in connection with the spin-off, relating to the period from January 1, 2000 to its February 15, 2000 effective date.

      eLoyalty’s near-term capital resources consist of its current cash balances, together with anticipated future cash flows from operations and availability under an external credit line. eLoyalty’s balance of cash and cash equivalents was $41.1 million as of December 30, 2000.

      eLoyalty has experienced delays during the first quarter of 2001 in closing both new client engagements and extensions of existing engagements in its North American operations. These delays are expected to contribute to an operating loss and a net loss for the first quarter of 2001. Although eLoyalty does not believe that these delays or the anticipated first quarter net loss is indicative of a material adverse trend in its competitive position or fundamental business, continuing net losses or adverse impacts on its accounts receivable collection activities could require eLoyalty to accelerate use of its existing cash balances to fund operations during 2001 and limit eLoyalty’s ability to fund discretionary capital and other expenditures. In response to these economic uncertainties, eLoyalty is assessing various cost reduction actions and on March 5, 2001 announced that it expected in its first quarter of 2001 to recognize a pre-tax charge of approximately $7 million, or $0.08 per share on a diluted basis, related primarily to severance and associated costs.

      eLoyalty entered into a business loan agreement with Bank of America, N.A. (the “Bank”), effective as of December 30, 2000, providing for an unsecured revolving line of credit in a maximum principal amount of $10 million through December 30, 2001 (the “Facility”). The Facility in effect extended and superseded eLoyalty’s prior March 2000 revolving credit agreement with the Bank, which had been guaranteed by TSC and expired on December 30, 2000. eLoyalty’s only borrowings under the prior line of credit related to letters of credit required for operational commitments and aggregated $0.7 million at year-end 2000; this aggregate outstanding letter of credit amount was carried forward as outstanding under the Facility. Loans under the Facility bear interest at the Bank’s prime rate or, at eLoyalty’s election, an alternate rate of IBOR (an offshore U.S. dollar interbank interest rate) plus 0.75%. Under the Facility, eLoyalty agreed to pay a commitment fee of 0.125% of the unused portion of the $10 million commitment and certain other loan fees and expenses.

      The Facility requires eLoyalty to comply with various affirmative and negative covenants, including ones relating to the maintenance of consolidated tangible net worth of at least $70 million, limitations on other liabilities, liens and investments and limitations on aggregate annual lease payments. In addition, eLoyalty agreed to maintain unencumbered liquid assets with an aggregate market value of from 100% to 150% (depending on the nature of such assets and their location) of the total commitment. Accordingly, eLoyalty will be required to maintain at least $10 million in liquid asset coverage throughout 2001 to be in compliance with these covenants and to have credit availability under the Facility.

      eLoyalty anticipates that its current cash resources, together with other expected internal and external sources of liquidity, should be sufficient to satisfy eLoyalty’s working capital and capital expenditure needs for the balance of the fiscal year. If, however, eLoyalty’s operating activities or net cash needs for the year were to differ materially from current expectations, there could be no assurance, given current capital market, credit and general economic uncertainties, that eLoyalty would have access to additional external capital resources on acceptable terms.

     Qualitative and Quantitative Disclosures About Market Risk

      We provide our solutions to clients in a number of countries including the United States, Canada, United Kingdom, Germany, France and Australia. For the years ended December 2000 and 1999, 17% and 22%, respectively, of our revenues were denominated in foreign currencies. Historically, we have not experienced material fluctuations in our results of operations due to foreign currency exchange rate changes. However, we believe that an increasing portion of our revenues and costs will be denominated in foreign currencies in the future. As a result of our exposure to foreign currencies, our future financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in those foreign markets.

     Recent Accounting Pronouncements

      On June 15, 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000 (2001 for eLoyalty). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet as assets or liabilities at their fair value. It also requires entities to reflect the gains or losses associated with changes in the fair value of derivatives each period, either in current earnings or as a separate component of other comprehensive income, depending on the nature of the underlying contract or transaction. eLoyalty anticipates that the adoption of SFAS No. 133 will not have a material effect on its results of operations, financial position or cash flows.

      Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101), provides guidance in applying generally accepted accounting principles to selected revenue recognition issues in financial statements. On June 26, 2000, the SEC issued SAB 101B, an amendment to SAB 101 which delayed the implementation of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15,1999. The implementation of SAB 101 had no material effect on eLoyalty.

     Year 2000 Considerations

      eLoyalty knows of no significant Year 2000 related failures which have affected eLoyalty-provided software or services or internal eLoyalty systems. Due to the large number of software and systems solutions engagements eLoyalty has undertaken over the years, there can be no assurance that all such software and systems will be Year 2000 compliant or that eLoyalty may not be subject to future claims as a result.

     Factors That May Affect Future Results or Market Price of Stock

      Some of the factors that may affect eLoyalty’s future results or the market price of its stock and cause or contribute to material differences between actual results and those reflected in forward-looking statements contained in this report include the following:

•	uncertainties associated with the attraction of new clients, the continuation of existing and new engagements with existing clients and the timing of related client commitments, including potential client delays or deferrals of new engagements or existing project extensions in light of prevailing general economic conditions and uncertainties;

•	reliance on major clients and suppliers, and maintenance of good relations with key business partners;

•	management of the risks associated with increasingly complex client projects in general as well as new services offerings, including risks relating to the variability and predictability of the number, size, scope, cost and duration of, and revenues from, client engagements, unanticipated cancellations or deferrals of client projects or follow-on phases of engagements in process, collection of billed amounts, shifts from time and materials-based engagements to alternative pricing or value-based models and variable employee utilization rates, project personnel costs and project requirements;

•	management of growth, expansion into new geographic and market areas and development and introduction of new services offerings, including the timely and cost-effective implementation of enhanced operating, financial and other infrastructure systems and procedures;

•	challenges in attracting, training, motivating and retaining highly skilled management, strategic, technical, product development and other professional employees in a competitive information technology labor market;

•	continuing intense competition in the information technology services industry generally and, in particular, among those focusing on the provision of CRM services and software, including both firms with significantly greater financial and technical resources than eLoyalty and new entrants;

•	the rapid pace of technological innovation in the information technology services industry, including frequent technological advances and new product introductions and enhancements, and the ability to create innovative and adaptable solutions that are consistent with evolving standards and responsive to client needs, preferences and expectations;

•	access in tightening capital and credit markets to sufficient debt and/or equity capital to meet eLoyalty’s future operating and financial needs;

•	protection of eLoyalty’s technology, proprietary information and other intellectual property rights or challenges to eLoyalty’s intellectual property by third parties;

•	future legislative or regulatory actions relating to the information technology or information technology services industries;

•	risks associated with global operations, including those relating to the economic conditions in each country, potential currency exchange and credit volatility, compliance with a variety of foreign laws and regulations and management of a geographically dispersed organization;

•	the overall demand for CRM services and software and information technology generally; and

•	the continued impact of the current economic slowdown, as well as other future general business, capital market and economic conditions and volatility.

Appendix E

EXCERPTS FROM QUARTERLY REPORT ON FORM 10-Q

FOR FISCAL QUARTER ENDED JUNE 30, 2001

1.  Financial Statements

eLoyalty Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30,	December 30,
	2001	2000

	(Unaudited)

ASSETS:

CURRENT ASSETS:

Cash and cash equivalents	$39,652	$41,138

Marketable securities	9,574	9,902

Receivables (less allowances of $1,944 and $1,605, respectively)	39,451	75,886

Deferred income taxes	6,044	16,301

Prepaid expenses	2,627	2,935

Refundable income taxes	9,025	4,619

Other current assets	1,670	2,915

Total current assets	108,043	153,696

Equipment and leasehold improvements, net	18,538	18,784

Goodwill, net	4,345	6,990

Deferred income taxes	9,904	2,664

Long-term receivables and other	2,255	2,484

Total assets	$143,085	$184,618

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:

Short-term debt	$8,600	$—

Accounts payable	5,511	6,880

Accrued compensation and related costs	16,210	19,964

Deferred compensation	9,519	9,897

Other current liabilities	6,406	7,021

Total current liabilities	46,246	43,762

Long term liabilities	3,072	—

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY:

Preferred stock, $.01 par value; 10,000,000 shares authorized; none issued and outstanding	—	—

Common stock, $.01 par value; 100,000,000 shares authorized; 51,661,163 and 49,925,702 shares issued and outstanding respectively	517	499

Additional paid-in capital	147,542	144,860

(Accumulated deficit) retained earnings	(44,219)	2,171

Other	(10,073)	(6,674)

Total stockholders’ equity	93,767	140,856

Total liabilities and stockholders’ equity	$143,085	$184,618

The accompanying Notes to Condensed Consolidated Financial Statements

are an integral part of this financial information.

eLoyalty Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2001	2000	2001	2000

	(Unaudited)		(Unaudited)

Revenues	$34,981	$50,960	$81,227	$97,139

Project personnel costs	22,531	24,908	51,098	46,089

Gross profit	12,450	26,052	30,129	51,050

Other costs and expenses:

Selling, general and administrative	20,466	22,512	50,047	44,370

Severance and related costs	10,719	—	22,194	—

Research and development	2,121	2,300	4,616	4,328

Goodwill amortization	1,241	1,242	2,485	2,488

	34,547	26,054	79,342	51,186

Operating (loss)	(22,097)	(2)	(49,213)	(136)

Other net income	692	815	1,232	1,261

(Loss) income before income taxes	(21,405)	813	(47,981)	1,125

Income tax provision (benefit)	8,508	407	(1,591)	563

Net (loss) income	$(29,913)	$406	$(46,390)	$562

Net (loss) income per share:

Basic	$(0.60)	$0.01	$(0.93)	$0.01

Diluted	$(0.60)	$0.01	$(0.93)	$0.01

Shares used to calculate basic net (loss) income per common share	49,979	47,850	49,964	46,875

Shares used to calculate diluted net (loss) income per common share	49,979	53,134	49,964	52,618

The accompanying Notes to Condensed Consolidated Financial Statements

are an integral part of this financial information.

eLoyalty Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the
	Six Months
	Ended
	June 30,

	2001	2000

	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net (loss) income	$(46,390)	$562

Adjustments to reconcile net (loss) income to net cash used in operating activities:

Depreciation and amortization	6,034	3,230

Provision for uncollectible amounts	2,908	(61)

Severance and related costs	22,194	—

Deferred income taxes	2,624	(5,118)

Changes in assets and liabilities:

Receivables	32,547	(8,144)

Sales (purchases) of trading securities related to deferred compensation program	328	(2,085)

Other current assets	(4,477)	(1,250)

Accounts payable	(1,330)	4,750

Accrued compensation and related costs	(15,036)	4,778

Deferred compensation funds from employees	(378)	2,085

Other current liabilities	(7,373)	4,132

Other long-term assets	224	(876)

Long term liabilities	3,072	—

Net cash (used in) provided by operating activities	(5,053)	2,003

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(5,527)	(5,792)

Net cash used in investing activities	(5,527)	(5,792)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from revolving credit agreement	9,000	—

Repayments on revolving credit agreement	(400)	—

Proceeds from stock compensation plans	1,022	6,164

Proceeds from issuance of common stock	—	34,817

Capital contribution from Technology Solutions Company	—	20,000

Net advances from Technology Solutions Company	—	4,565

Net cash provided by financing activities	9,622	65,546

Effect of exchange rate changes on cash and cash equivalents	(528)	(1,749)

(Decrease) increase in cash and cash equivalents	(1,486)	60,008

Cash and cash equivalents, beginning of period	41,138	13,462

Cash and cash equivalents, end of period	$39,652	$73,470

The accompanying Notes to Condensed Consolidated Financial Statements

are an integral part of this financial information.

eLoyalty Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

Note 1 — General

      In the opinion of management, the accompanying unaudited condensed consolidated financial statements of eLoyalty Corporation (we or eLoyalty) include all normal and recurring adjustments necessary for a fair presentation of our consolidated financial position as of June 30, 2001, the consolidated results of our operations for the three months and six months ended June 30, 2001 and 2000, and our cash flows for the six months ended June 30, 2001 and 2000, and are in conformity with Securities and Exchange Commission (SEC) Rule 10-01 of Regulation S-X. The financial statements include the combined results of operations, cash flows and financial position for the period prior to February 15, 2000, when we operated within Technology Solutions Company (TSC), and subsequent to February 15, 2000, when we operated as a separate, publicly traded company. Certain reclassifications have been made to the second quarter and year-to-date 2000 condensed consolidated statement of operations to conform to the 2001 presentation.

      The results of operations for any interim period are not necessarily indicative of the results for the full year. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2000.

Note 2 — Comprehensive Net Loss

      Comprehensive net loss is comprised of the following:

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,

	2001	2000	2001	2000

	(Unaudited)		(Unaudited)

Net (loss) income	$(29,913)	$406	$(46,390)	$562

Other comprehensive loss:

Effect of currency translation	(287)	(1,158)	(2,242)	(2,557)

Comprehensive net loss	$(30,200)	$(752)	$(48,632)	$(1,995)

      The accumulated other comprehensive loss, which represents the cumulative effect of foreign currency translation adjustments, was $4.2 million at June 30, 2001 and $2.0 million at December 30, 2000.

Note 3 — (Loss) Earnings Per Share

      The following table sets forth the computation of the shares used in the calculation of our basic and diluted (loss) earnings per share:

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,

	2001	2000	2001	2000

	(Unaudited)		(Unaudited)

Weighted average common shares outstanding	49,979	47,850	49,964	46,875

Common stock equivalents	591	5,284	1,562	5,743

Weighted average common and common share equivalents	50,570	53,134	51,526	52,618

      In periods in which there is a loss, we do not include common stock equivalents in the diluted (loss) earnings per share calculation as they are anti-dilutive.

eLoyalty Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Note 4 — Segment Information

      We operate in one business segment focused exclusively on providing customer relationship management (“CRM”) related consulting services. Beginning in 2001 as a result of organizational changes, we have two reportable geographic segments. Those segments are: North America and International. Our North American business includes our United States and Canadian operations. Our International business includes operations in Europe and Australia. The following table reflects revenues, operating results, and total assets by reportable segment for the three months and six months ended June 30, 2001 and June 30, 2000, respectively.

For the Three Months Ended	North
June 30, (unaudited)	America	International	Total

Revenues

2001	$29,862	$5,119	$34,981

2000	$45,402	$5,558	$50,960
Operating income (loss)

2001	$(14,472)	$(7,625)	$(22,097)

2000	$3,746	$(3,748)	$(2)

For the Six Months Ended	North
June 30, (unaudited)	America	International	Total

Revenues

2001	$66,513	$14,714	$81,227

2000	$87,146	$9,993	$97,139
Operating income (loss)

2001	$(37,882)	$(11,331)	$(49,213)

2000	$8,262	$(8,398)	$(136)

	North
As of June 30, (unaudited)	America	International	Total

Total assets

2001	$126,589	$16,496	$143,085

2000	$154,185	$21,490	$175,675

Note 5 — Severance and related costs

      We recognized a $10.7 million pre-tax charge in the second quarter of 2001 as a result of cost reduction actions taken in the second quarter. This is in addition to the $11.5 million charge taken in the first quarter of 2001. These charges relate to employee severance payments and related costs for approximately 250 employees, primarily in the North American segment. They also relate to the closure and downsizing of various offices. Severance costs include contractual salary and related fringe benefits over the severance payment period, forgiveness of employee loans and outplacement costs. Facility costs primarily include expected losses on contractual lease commitments, net of sublease revenues, and write down of leasehold improvements. Other costs include laptop and other computer lease termination costs, legal expenses and the write down of deposits related to outside services, which have been terminated. During the six months ended June 30, 2001, we made cash payments of $7.4 million and reduced our headcount by approximately 250 employees related to this cost reduction action. Of these payments, $5.9 million was expended in the second quarter of 2001. We expect substantially all severance and related costs to be paid out by the end of fourth quarter of 2001 pursuant to agreements entered into with affected employees, and facility costs related to the office closures to be paid pursuant to contractual lease terms through 2007.

eLoyalty Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

      The following table represents a reconciliation of these charges, accumulated usage and the reserve balance at June 30, 2001:

	Q1/Q2	Accumulated	Reserve
	Charges	Usage	Balance

Employee severance	$11,888	$7,115	$4,773

Facility	6,696	2,933	3,763

Other	3,610	1,567	2,043

Total	$22,194	$11,615	$10,579

      In addition, on July 31, 2001, we announced an estimated $7.6 million pre-tax charge to be taken in the third quarter of 2001 relating primarily to severance benefits associated with a reduction in force affecting approximately 155 employees, which was communicated to affected employees in July. This additional severance-related charge is expected to be substantially paid out by the fourth quarter of 2001.

Note 6 — Income Taxes

      During the second quarter of 2001, we established a $12.2 million valuation allowance against the benefit of certain international operating unit tax losses recognized through March 31, 2001 and ceased recording the benefit of losses incurred by these operating units beginning in the second quarter of fiscal 2001. The decision was made following a company-wide review of potential financial results by geography under various alternative scenarios and related assessment and based on relevant accounting guidelines regarding the certainty of recoverability of these net deferred tax assets in light of the period over which they arose and the predictability of a near-term return of international operating units to acceptable, continuing levels of profitability.

      We have recorded a deferred tax asset of $15.9 million reflecting primarily the benefit of U.S. loss carryforwards, which expire in 2020. Realization is dependant on generating sufficient taxable income in the U.S. prior to expiration of these loss carryforwards. Although realization is not assured, we believe that is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if current estimates of the timing and amount of future taxable income during the carryforward period are significantly revised.

Note 7 — Restricted Stock Grants

      On April 2, 2001, eLoyalty’s Board of Directors approved the grant of 1,265,000 shares of restricted stock at a fair market value of $1.75 per share to certain officers under the eLoyalty Corporation 1999 Stock Incentive Plan. These shares are subject to a restriction period from the date of grant, during which the shares may not be sold, assigned, pledged or otherwise encumbered. Of the 1,265,000 shares granted, 915,000 shares vest over a period of 48 equal monthly installments beginning May 1, 2001. The remaining 350,000 shares vest in 48 equal monthly installments beginning May 1, 2003.

Note 8 — Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets,” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 eliminates the systematic amortization of goodwill and indefinite lived intangible assets and requires them to be tested for impairment at least annually. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. We

eLoyalty Corporation

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

will adopt SFAS No. 141 effective July 1, 2001 and SFAS No. 142 effective January 1, 2002. We have not completed an evaluation of the financial statement effect of adopting SFAS No. 142.

Note 9 — Subsequent Event

      We terminated our Executive Deferred Compensation Plan effective as of July 15, 2001, and provided for all participant account balances to be distributed in a lump sum following the termination effective date. We also terminated an associated Executive Benefit Trust, effective on completion of distributions from the plan. This nonqualified deferred compensation plan allowed eligible participants (employees at or above the level of Vice President) to defer receipt of a portion of their cash compensation. We expect all distributions from this plan to be completed before September 30, 2001. Investments purchased by eLoyalty with the deferred compensation funds and the corresponding obligations to participants, including investment earnings thereon, are reflected as assets and liabilities, respectively, on our balance sheet under the captions “Marketable Securities” and “Deferred Compensation.”

2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

      Forward-Looking Statements

      The following Management’s Discussion and Analysis contains forward-looking statements that are based on current management expectations, forecasts and assumptions. These include, without limitation, statements containing the words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects,” “future” and similar expressions, references to plans, strategies, objectives and anticipated future performance, and other statements that are not strictly historical in nature. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such risks, uncertainties and other associated factors that might cause such a difference include, but are not limited to, those noted under “Factors That May Affect Future Results or Market Price of Stock” included later in this Appendix. Readers should also carefully review the risk factors described in other documents eLoyalty files from time to time with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2000 and our subsequent Quarterly Report on Form 10-Q.

      Readers are cautioned not to place undue reliance on these forward-looking statements. They reflect opinions, assumptions and estimations only as of the date they are made, and eLoyalty undertakes no obligation to publicly update or revise any forward-looking statements in this report, whether as a result of new information, or future events or circumstances.

     Background

      eLoyalty is a global management consulting and systems integration organization focused exclusively on building customer loyalty. eLoyalty has a broad range of customer relationship management (“CRM”) related services including business strategy, technical architecture, selection, implementation and integration of appropriate CRM software applications and provision of ongoing support for multi-vendor systems.

      eLoyalty was spun off from Technology Solutions Company (“TSC”) into a separate, publicly traded company on February 15, 2000 (the “spin-off”). Accordingly, the statements of operations for periods subsequent to the spin-off reflect eLoyalty’s results as a stand-alone company. The statements of operations for periods prior to the spin-off are presented as if eLoyalty operated as a separate entity, and includes a cost allocation of certain TSC general corporate expenses that were not directly related to eLoyalty’s operations. These costs were allocated proportionately to eLoyalty based on revenues and headcount.

     Performance Overview and General Outlook

      Our consolidated revenues were $35.0 million in the second quarter of 2001. This represents an approximate 31% decline as compared to the second quarter of 2000 and a 24% decline from the first quarter of 2001, which in turn followed a 20% sequential quarterly decline from the fourth quarter of 2000. This second consecutive sequential quarterly revenue decline followed a period of 45% revenue growth for fiscal 2000, and returns eLoyalty to its lowest quarterly revenue level since the second quarter of 1999. As a result, average revenues per billable day for the second quarter of 2001 were $547,000, down from $723,000 for the first quarter of 2001 and $945,000 for the fourth quarter of 2000 and lower than the respective averages for fiscal 2000 and 1999. The sequential quarterly 2001 revenue declines have been primarily attributable to significant delays and deferrals of new client projects and extensions, which we believe reflect the impact of broader negative economic conditions on both client expenditure commitments and client decision time frames for information technology related projects and consulting services.

      We have experienced sequential declines during 2001 in the utilization rate of our engageable field consultants, partially mitigated by our cost reduction activities so far this year. Utilization is defined as billed time as a percentage of total available time. Average utilization was 68%, 66%, 60% and 54% for the second quarter 2000, fiscal year 2000, first quarter 2001, and second quarter 2001, respectively. Our gross profit margin (gross profits, or revenues minus project personnel costs, as a percentage of revenues) was 36% for the second quarter of 2001. This represented a decline from both our 38% gross profit margin in the first quarter of

2001 and the 51% gross profit margin achieved for fiscal 2000. We continue to experience pricing competition similar to that in the first quarter, and our second quarter average hourly billing rate remained flat at $210 per hour from the first quarter of 2001. That rate, however, reflected a 10% ($234 to $210) decline from that in the fourth quarter of 2000, which represented the highest average quarterly rate achieved during last year.

      As previously announced, in early June, Agilent Technologies notified us of its cancellation of a project on which we and other third parties were engaged. Agilent had been our single largest customer, contributing approximately $8 million, or 22.8%, of our total revenues for the second quarter of 2001 and approximately 19% and 15%, respectively, of our total revenues for the first quarter of 2001 and the prior fiscal year. Given current economic and demand conditions, this project cancellation is expected to have a material near-term effect on our revenues, beginning in the third fiscal quarter of this year. In general, this year as our revenues have declined, demand from prospective new clients softened and our major account planning focus sharpened, our customer concentration has grown, increasing our potential exposure to the loss of a single major customer. During the second quarter of 2001, two clients (in addition to Agilent) each accounted for more than 10% of our revenues. Our top 20 customers contributed 92% of total revenues for the second quarter of 2001, as compared to 85% for the first quarter of 2001 and 70% for the second quarter last fiscal year.

      We presently expect the current economic slowdown and resulting uncertain client expenditure commitments and extended decision time frames to persist during the remainder of 2001 and to continue into 2002. We are continuing to experience deferrals of proposed new projects and project extensions at a level commensurate with the fist quarter of 2001, with pipeline prospects being converted into firm engagements at a less certain rate and on a longer cycle than during prior years. In addition, while we expect our North American segment (which has historically accounted for more than 80% of our consolidated revenues) to continue to suffer from these adverse conditions, we also have begun to experience in the second quarter of 2001 some of the same uncertainties and accompanying demand softness in Europe and other international business locations. Accordingly, we expect our consolidated revenues for the third quarter of 2001 to be flat to slightly down from the second quarter, after excluding the effects of the earlier described project cancellation.

      In response to this economic environment and demand slowdown, we have undertaken a number of cost reduction activities, including headcount reductions and office closures and downsizing. As a result of those activities, we recognized a special pre-tax charge of $10.7 million (approximately $7.1 million after tax) in the second quarter of fiscal 2001. Approximately 75% of this $10.7 million special charge relates to future 2001 cash commitments for agreed employee severance payments and estimated contractual exit costs associated with office closures. This second quarter charge is in addition to the special pre-tax charge of $11.5 million (approximately $7.1 million after-tax) taken in the first quarter of fiscal 2001.

      During July 2001, we initiated further cost reduction actions, including an additional workforce reduction. We expect that these July actions will result in an estimated pre-tax special charge of approximately $7.6 million ($5.5 million after-tax) in the third quarter of fiscal 2001. As a result of these combined year-to-date actions, we have reduced our overall headcount by approximately 38%, from 1,018 total employees at the end of fiscal 2000 to approximately 630 employees at the end of July 2001. We expect substantially all severance and related costs to be paid out by the end of this fiscal year pursuant to agreements entered into with the affected employees and the costs related to the office closures to be paid pursuant to contract terms through 2007.

      During the second quarter of 2001, we established a $12.2 million valuation allowance against the benefit of certain international operating unit tax losses recognized through March 31, 2001 and ceased recording the benefit of losses incurred by these operating units beginning in the second quarter of fiscal 2001. The decision was made following a company-wide review of potential financial results by geography under various alternative scenarios and a related assessment, based on relevant accounting guidelines, of the certainty of recoverability of these net deferred tax assets in light of the period over which they arose and the predictability of a near-term return of international operating units to acceptable, continuing levels of profitability.

      Primarily as a result of the above-described business conditions and the responsive cost reduction actions, we experienced a second quarter 2001 operating loss of $22.1 million, compared to essentially break even for the comparable quarter last fiscal year. The net loss for the second quarter, including the after-tax effect of the special and valuation allowance charges, was $29.9 million, or $ 0.60 per share on a diluted basis, compared to net income of $0.4 million, or $0.01 per share on a diluted basis, for the second quarter of 2000.

      We intend to closely monitor our pipeline during the ensuing fiscal quarters and may take additional cost reduction actions based on business demand and then current economic conditions. In addition, we are evaluating capital structure and financing alternatives, including among others the possibility of raising of additional equity capital from existing or new investors, to address the prospect of a sustained economic downturn and applicable Nasdaq stock market listing maintenance requirements. See “Liquidity and Capital Resources” below.

     Results of Operations

      Second Quarter 2001 Compared with Second Quarter 2000

       Revenues

      We reported revenues at $35.0 million in the second quarter of 2001 versus $51.0 million in same quarter last year. Revenues were down, $16 million or 31%, due to the general economic slowdown and the resulting decrease in technology investments. eLoyalty’s revenues are generated primarily from professional services, which are billed principally on a time and materials basis. Revenues are recognized for time and material engagements as services are rendered. eLoyalty has, on occasion, contracted projects on a fixed fee or not-to-exceed fee basis.

      Professional service fee revenues decreased $15.1 million, or 31%, in the quarter-over-quarter comparison to $33.0 million in the second quarter of 2001 from $48.1 million in the year-ago second quarter. Professional service fee revenues have also declined in comparison to the last three quarters for which such revenues were $54.4 million, $54.4 million, and $44.2 million. This sequential professional service fee revenue decrease in the second quarter of 2001 is believed to be the result of generally reduced spending on information technology and consulting services.

      Other revenue contributors include fees generated from Managed Services (including Loyalty Support services, purpose-built hosted solutions and e-PROFILE) and the licensing of proprietary software. Revenues from Managed Services were $2.0 million, or 6% of second quarter 2001 revenues, and $1.4 million, or 3% of second quarter 2000 revenues. This $0.6 million increase is the result of increased emphasis on improving recurring revenue streams. Software revenues decreased $1.5 million to zero in the current-year period compared to the prior-year period, representing a continuing decline in software revenues.

      North American revenues decreased 34% to $29.9 million in the current year quarter from $45.4 million in the prior-year quarter. Seven customers accounted for 76% of the second quarter 2001 North American revenues. In comparison, North American revenues were $49.6 million, $48.7 million, and $36.6 million, respectively, for the third and fourth quarters of 2000 and the first quarter of 2001. This sequential decline in revenues is believed due to the continued poor economic climate described above.

      International revenues decreased 9% to $5.1 million in the second quarter of 2001 from $5.6 million in the second quarter of 2000. International revenues were $7.2 million, $8.9 million and $9.6 million, respectively, for the third and fourth quarters of 2000 and the first quarter of 2001. Second quarter 2001 International revenues represent a sequential quarterly decline of 47% from the first quarter of fiscal 2001, reflecting that our International segment has begun to experience softening demand due to economic uncertainties like those prevailing for some time in North America. With our International revenue declines and key account planning, the result has been an increase in our International segment’s customer concentration. Approximately 80% of International revenues were derived from four customers during the second quarter of 2001.

       Project personnel costs and gross profits

      eLoyalty’s most significant operating cost is project personnel costs, which comprise labor costs including salaries, fringe benefits and incentive compensation of engageable consultants, as well as fees paid to subcontractors for work performed on an engagement.

      Project personnel costs decreased $2.4 million, or 9.6%, to $22.5 million in the second quarter of 2001 from $24.9 million in the prior-year second quarter. The current period decrease in project personnel costs is due in substantial part to the headcount and other cost reduction actions primarily affecting our North American operations. (See Severance and related costs below). As a result of these headcount reductions, the total number of engageable consultants was 572 at June 30, 2001 compared to approximately 665 at June 30, 2000. Further headcount reductions occurred in July of 2001, which resulted in total engageable consultants at July 31, 2001 of approximately 490.

      Project personnel costs as a percentage of revenues increased to 64% in the current year period compared to 49% in the comparable prior-year period, primarily due to a decline in sales volume and decrease in the utilization of engageable consultants.

      North American project personnel costs decreased to $17.7 million during the second quarter of 2001 compared to $21.2 million in the prior-year quarter. As a percentage of revenues, project personnel costs for North America were 59% in the second quarter of 2001 versus 47% in the prior-year quarter. This is due to the decline in sales volume and lower utilization in light of the economic slowdown described above.

      International project personnel costs increased to $4.8 million in the current year quarter from $3.7 million in the prior-year quarter. As a percentage of revenues, project personnel costs were 94% of revenues in the second quarter of 2001 versus 67% in the prior year quarter. This is attributable largely to the same factors as affected our North American project personnel costs in the second quarter of 2001.

      Gross profits represent our revenues less project personnel costs. Our gross profits have declined in recent years, reflecting in part the adverse impact of subcontractor use and non-billable time incurred by project personnel. Gross profit margins also experienced a decline in the second quarter of 2001, decreasing to 36% from 51% in the second quarter of 2000. Gross profits for North American operations decreased to $12.2 million in the second quarter of 2001 from $24.2 million in the prior-year second quarter, due primarily to reduced revenues and lower utilization. International gross profit decreased to $0.3 million in the current year period from $1.8 million in the prior-year second quarter period, reflecting lower utilization of engageable consultants in the second quarter of 2001.

       Selling, general and administrative

      Selling, general and administrative expenses consist primarily of salaries, incentive compensation and employee benefits for business development, marketing, managerial and administrative personnel, plus provisions for uncollectible amounts. Other overhead expenses consist of employee costs for training, travel expenses, laptop computer leases and other non-billable expenses not directly related to projects or research and development. For 2000, this would also include expenses relating to administrative and other support services provided by TSC as part of a shared services agreement.

      Selling, general and administrative expenses decreased $2.0 million, or 9%, to $20.5 million in the second quarter of 2001 from $22.5 million in the prior-year quarter. In the second quarter of 2000, we began the build-out of our infrastructure as a separate company; thus our general and administrative costs were higher in 2000 reflecting some duplicate costs while we also paid for TSC shared services. The benefits of our headcount reductions (See Severance and related costs below) are also reflected in these 2001 results.

       Severance and related costs

      We recognized a $10.7 million pre-tax charge in the second quarter of 2001 as a result of cost reduction actions. This also relates to the closure and downsizing of various offices and certain employee severance benefits relating to workforce reduction activities communicated to the affected employees in the second quarter of fiscal 2001. The facility closure costs primarily include expected losses on contractual lease commitments, net of sublease revenues, and the write-down of leasehold improvements. Severance costs include contractual salary and related fringe benefits over the severance payment period, forgiveness of employee loans and outplacement costs. Other costs include laptop and other computer equipment lease termination costs, legal expenses and the write down of deposits related to outside services, which have been terminated. This charge was in addition to the $11.5 million charge in the first quarter of 2001. We expect substantially all severance and related costs to be paid out by the end of fourth quarter of 2001 pursuant to agreements entered into with affected employees.

      In addition, we announced an estimated $7.6 million pre-tax charge to be taken in the third quarter of 2001 relating primarily to severance benefits associated with the employment termination of approximately 155 additional employees communicated to affected employees in July. The severance related charges are expected to be paid out by the fourth quarter of 2001. We anticipate our annualized cost savings from the reduction of salaries, benefits, and facility lease payments related to all of the above mentioned cost reduction actions to be $56 million.

       Research and development

      Research and development expenses consist primarily of salaries, incentive compensation and employee benefits for dedicated personnel, staff recruiting costs, administrative costs, travel expenses and depreciation expenses. Our Loyalty Lab is the center of our research and development activities, and we believe it improves the effectiveness of our loyalty solutions, allows us to work closely with emerging technology and serves as a demonstration center for our clients.

      Research and development expenses decreased $0.2 million, or 9%, to $2.1 million in second quarter of 2001 from $2.3 million in the prior-year quarter, primarily due to the headcount actions mentioned above.

       Goodwill amortization

      Goodwill amortization expenses were $1.2 million for both the second quarter of 2001 and 2000. Goodwill amortization is primarily attributable to the acquisition of the Bentley Group in 1997.

       Operating loss

      We recognized an operating loss of $22.1 million in the second quarter of 2001 compared to essentially break even in the prior-year second quarter. The current quarter’s operating loss is attributable primarily to a special charge associated with cost reduction actions, reduced revenues and lower utilization of engageable consultants.

      North America had an operating loss of $14.5 million in the second quarter of 2001 versus operating income of $3.7 million in the second quarter of 2000. International experienced an operating loss of $7.6 million in the second quarter of 2001 versus an operating loss of $3.7 million in the second quarter of 2000. These decreases in operating income are due to reduced revenues, lower utilization and a special charge as described above.

       Other income

      We recognized non-operating other income of $0.7 million in the second quarter of 2001 versus $0.8 million in the year ago quarter. Other income remained flat due to higher investment yields, offset by lower average invested cash balances and interest paid on short-term debt during the second quarter 2001 compared to the same period in 2000.

       Income tax (benefit) provision

      We recorded a valuation allowance of $14.4 million relating to our international deferred tax assets. This reserve is for deferred taxes resulting from losses prior to March 31, 2001 ($12.2 million) plus additional valuation allowance of $2.2 million for certain international net operating loss carryforwards generated in the second quarter of 2001. Due to the recognition of this valuation allowance, we recognized an income tax provision of $8.5 million versus a provision of $0.4 million in the second quarter of 2000.

      First Six Months of 2001 Compared with First Six Months of 2000

       Revenues

      Revenues decreased $15.9 million, or 16%, to $81.2 million in the first six months of 2001 from $97.1 million in the prior-year period. Professional service fee revenues decreased $11.9 million in the year-over-year comparison to $77.2 million in 2001 from $89.1 million in the year-ago period. Other revenue contributors include fees generated from Managed Services (including Loyalty Support services, purpose-built hosted solutions and e-PROFILE). Revenues from Managed Services in the first six months of 2001 and 2000 were $3.7 million, or 5% of total 2001 revenues, and $2.8 million, or 3% of total 2000 revenues. Revenues from software sales decreased $4.8 million to $0.4 million in the current-year period from $5.2 million in the prior-year period. The $15.9 million decrease in total revenues is believed primarily due to the overall softening of demand for technology investments as a result of ongoing economic uncertainties.

      North American revenues decreased 24% to $66.5 million in the first six months of 2001 from $87.1 million in the prior-year period. This general decline in revenues is believed to result primarily from ongoing economic uncertainties as described above.

      International revenues increased to $14.7 million, or 18.1% of total revenues, in the first six months of 2001, from $10.0 million, or 10% of total revenues, in the prior-year period. This increase is due primarily to the fact that our international segment experienced stronger revenues in the first quarter of 2001, but did experience a decline in demand due to current economic uncertainties comparable to that in North America in the second quarter of fiscal 2001.

       Project personnel costs and gross profits

      Project personnel costs increased $5.0 million, or 11%, to $51.1 million in the first six months of 2001 from $46.1 million in the prior-year period. The current-year increase in project personnel costs is primarily due to a significant higher level in the number of billable employees in first quarter of 2001, partially offset by headcount reductions made in March and April of 2001. Project personnel costs as a percentage of revenues increased to 63% in the six months ended June 30, 2001 compared to 47% in the prior-year period, primarily due to a 16% revenue decline.

      North American project personnel costs increased to $41.8 million during the six months ended June 30, 2001 compared to $38.3 million in the prior-year period. As a percentage of revenues, project personnel costs for North America were 63% in the six months ended June 30, 2001 versus 44% in the prior year period. The deterioration of these percentages is due to the decline in volume and lower utilization from the economic slowdown described above.

      International project personnel costs increased to $9.3 million for the six months ended June 30, 2001 versus $7.8 million in the prior-year period. As a percentage, project personnel costs were 63% of revenues in the six months ended June 30, 2001 versus 78% in the prior year period. The improvement in this percentage is due to the headcount reductions mentioned above and increased revenue in the six months ended June 30, 2001.

       Selling, general and administrative

      Selling, general and administrative expenses increased $5.6 million, or 13%, to $50.0 million in the first six months of 2001 from $44.4 million in the prior-year period. Selling and marketing expenses increased period-over-period as a result of our continued expansion of the business development group. General and administrative expenses increased in the period-over-period comparison, primarily due to the build-out of our corporate infrastructure, finance, treasury, legal, human resources, technical support and management personnel additions, and an increase in non-labor related expenses attributable to growth in billable consultants, which continued through the second quarter of 2001. Beginning in the first quarter of 2001, we initiated certain cost reductions as discussed above which resulted in a reduction in our selling, general and administrative expenses in the second quarter of 2001. However, the impact did not fully offset the increased expense in the first quarter of 2001 as compared to the first quarter last fiscal year. As a result of the foregoing, selling, general and administrative expenses increased as a percentage of revenues to 62% in the current-year period from 46% in the prior-year period.

       Severance and related costs

      We recognized $22.2 million in pre-tax charges in the first six months of 2001 as a result of cost reduction actions taken in the first and second quarters. These charges relate to severance benefits and the closure and downsizing of various offices. During the six months ended June 30, 2001, we made cash payments of $7.4 million and reduced our headcount by approximately 250 employees related to these cost reduction actions. We expect substantially all severance and related costs to be paid out by the end of fourth quarter of 2001 pursuant to agreements entered into with affected employees and office closures costs to be paid pursuant to contract terms through 2007.

       Research and development expenses

      Research and development expenses increased $0.3 million, or 7%, to $4.6 million in the first six months of 2001 from $4.3 million in the prior-year period. Research and development expenses increased as a percentage of revenues from 4.5% in the prior-year period to 5.7% in the current-year period, primarily due to our increased investment in the first quarter of 2001. This percentage increase is also the result of the 16% decline in revenues for the comparable six-month period.

       Goodwill amortization

      Goodwill amortization expenses remained relatively flat at $2.5 million in both the first six months of 2001 and 2000, respectively. Goodwill amortization is primarily attributed to the acquisition of the Bentley Group.

       Operating loss

      We recognized an operating loss of $49.2 million for the six months ended June 30, 2001 compared to an operating loss of $0.1 million in the prior year period. This incremental operating loss is attributable primarily to the above described special charges associated with cost reduction actions taken by management, reduced revenues and lower utilization of engageable consultants.

      North America had an operating loss of $37.9 million in the six months ended June 30, 2001 versus the prior-year period income of $8.3 million. International experienced an operating loss of $11.3 million for the six months ended June 30, 2001 versus an operating loss of $8.4 million for the first six months of 2000. These decreases in operating income are due to reduced revenues, lower utilization and special charges as described above.

       Other income

      eLoyalty recognized non-operating other income of $1.2 million in the first six months of 2001 compared to non-operating other income of $1.3 million in the prior-year period. Other income remained relatively flat due to higher investment yields, offset by lower average invested cash balances and interest paid on short term debt during the first six months of 2001 compared to the same period in 2000.

       Income tax (benefit) provision

      The benefit from income taxes was $1.6 million in the first six months of 2001 compared to $0.6 million provision in the prior-year period, primarily as a result of the tax benefits associated with the losses incurred thus far in 2001, partially offset by the recognition of a second quarter 2001 $14.4 million valuation allowance related to certain international net operating loss carryforwards.

     Liquidity and Capital Resources

      eLoyalty’s principal capital requirements are to fund working capital needs, capital expenditures and other investments in support of revenue generation and growth. Since the spin-off and the associated cessation of operational funding and cash management support from TSC, we have been dependent on our own ability to generate capital resources sufficient to meet our ongoing needs for cash.

      Our principal current capital resources consist of our cash and cash equivalent balances. At June 30, 2001, we had cash and cash equivalents of approximately $39.7 million, which included the net proceeds of $8.6 million borrowed under our revolving credit line as of that date (described below). Excluding the additional cash from these borrowings, our cash and cash equivalents position declined by approximately $10.0 million in the first six months of 2001, from $41.1 million at December 30, 2000 to $31.1 million at June 30, 2001.

      Net cash of $5.1 million was used by operations for the first six months of fiscal 2001, compared to $2.0 million of cash provided by operations during the prior-year period. Our negative operating cash flows in the current-year period were primarily attributable to the substantial $46.4 million net loss we sustained for the first six months of 2001, offset by a decrease in receivables as a result of improved collection efforts and by the inclusion of a total of $22.2 million of special charges recorded during the period. Approximately $4.8 million of the recorded special charges for the first six months of fiscal 2001 and $5.7 million of the anticipated third quarter charge represents future cash commitments for employee severance payments that are expected to become payable, and be charged against cash from operations, in subsequent quarters of fiscal 2001. In addition, $3.6 million of recorded special charges represented future cash commitments which will become payable and be charged against operating cash flows in periods 2002 through 2007.

      Cash flows used by eLoyalty in investing activities consisted solely of capital expenditures of $5.5 million for the first six months of fiscal 2001, a decline of $0.3 million from the $5.8 million of capital expenditures in the prior-year period. Capital expenditures were higher in the prior-year period, primarily reflecting the commencement of our fiscal 2000 infrastructure build-out, including investments in computer hardware and software, furniture, equipment and leasehold improvements for separate facilities. Total capital expenditures are expected to approximate $9 million in fiscal 2001, as compared to $18.6 million during fiscal 2000.

      eLoyalty has made an additional commitment to invest up to $14.7 million, through another newly formed entity, in eLoyalty Ventures, L.L.C. (“eLoyalty Ventures”). eLoyalty Ventures is a $30 million venture capital fund formed in 2000 by eLoyalty, together with entities associated with Bain Capital, Sutter Hill Ventures and Technology Crossover Ventures, to focus on investing in early-stage customer relationship management technology companies. eLoyalty has not yet been requested to contribute any of its eLoyalty Ventures commitment and so remains subject to capital calls against that commitment on 10 business days’ prior written notice. We do not expect any capital calls to be made during the remainder of 2001.

      Cash flows provided by financing activities totaled $9.6 million the first six months of fiscal 2001, a decrease of $55.9 million from the $65.5 million of cash from financing activities for the same period last year. Of that $9.6 million, $8.6 million was attributable to net borrowings under our revolving credit facility, repayable not later than December 30, 2001. The balance of the cash flows from financing activities for the first six months of 2001 related to proceeds received in connection with stock option exercises and purchases under the eLoyalty employee stock purchase plan. In comparison, cash flows provided by financing activities in the first six months of fiscal 2000 included: a $20 million cash contribution from TSC in connection with its spin-off of eLoyalty on February 15, 2000; proceeds of $34.8 million received from the sale of eLoyalty common stock to venture capital investors; $6.2 million received from stock compensation plans; and $4.6 million in net transfers from TSC to fund operations prior to the spin-off. During fiscal 2000, the increases in eLoyalty’s cash resources were attributable entirely to the $68.3 million in cash generated during the year from financing activities, the bulk of which derived from one-time financing events as described above.

      Our $8.6 million in net borrowings as of June 30, 2001 was drawn down under the business loan agreement we entered into with Bank of America, N.A. (the “Bank”) as of December 30, 2000. This loan agreement provides for an unsecured revolving line of credit in a maximum principal amount of $10 million through December 30, 2001 (the “Facility”). As of June 30, 2001, we had only $0.7 million of credit remaining available for borrowing under the Facility, as a result of our 2001 net borrowings and four outstanding letters of credit, totaling $0.7 million, securing office space in the United States, Europe and Australia.

      Among its other financial covenants, the Facility requires us to maintain $70 million of consolidated tangible net worth. Reserves against assets, such as the $12.2 million income tax valuation allowance recorded in the second quarter of fiscal 2001, and operating losses (which reflect the special charges described above) negatively impact net worth and, accordingly, the tangible net worth covenant calculation. Due in part to such allowance and operating losses, our consolidated tangible net worth, as we calculate it for purposes of this covenant, exceeded the minimum $70 million requirement by approximately $17 million as of June 30, 2001 and by approximately $16 million as of July 28, 2001. As we anticipate a third quarter special charge as described above, we expect that our tangible net worth (as so calculated) may decline further, absent offsetting increases to net tangible assets. Accordingly, if current economic and demand conditions continue to adversely affect our operations, we may be unable to maintain compliance with this tangible net worth covenant and, unless we are successful in renegotiating this covenant or obtaining a waiver from the Bank, we may be required to repay the full amount outstanding under the Facility before the end of this fiscal year.

      In addition, the Facility requires us to maintain unencumbered liquid assets with an aggregate market value of from 100% to 150% (depending on the nature of such assets and their location) of the total commitment. Accordingly, we will be required to maintain at least $10 million in unencumbered liquid asset coverage throughout 2001 to remain in compliance with this covenant. Other principal terms of the loan and its covenants are summarized in response to Item 8 of our Form 10-K for the year ended December 30, 2000.

      On August 2, 2001, we received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying us that we had failed to maintain a minimum closing bid price of $1.00 over the previous thirty day period, a requirement for continued Nasdaq listing. The letter further noted that we would be given until October 31, 2001 to restore our compliance with this requirement, by maintaining a minimum bid price of $1.00 for at least a ten-day period prior to such date. If we are unable to do so, we will be notified that our securities will be delisted from Nasdaq. We would have the right to appeal any such decision. Such a delisting of our common stock would negatively impact its liquidity and, as a result, may adversely affect our stock price and our ability to raise additional capital.

      We anticipate that our current cash resources should be sufficient to satisfy our expected working capital and capital expenditure needs for the next twelve months. Despite our recent cost reduction activities, however, continuing operating and net losses or adverse impacts on our accounts receivable collection activities resulting from uncertain prevailing economic conditions and project deferrals could require us to accelerate use of existing cash balances to fund operations for the next twelve months and limit our ability to fund capital and other discretionary expenditures. If our operating activities or net cash needs for the year were to differ materially from current expectations, there could be no assurance, given current market, credit and general economic uncertainties, that we would have access to additional capital resources on acceptable terms. As noted above under “Performance Overview and General Outlook,” we are currently evaluating various capital structure and financing alternatives, including potential equity capital financing from existing or new investors.

     Year 2000 Considerations

      eLoyalty knows of no significant Year 2000 related failures that have affected eLoyalty provided software or services or internal eLoyalty systems. Due to the large number of software and systems solutions engagements we have undertaken over the years, there can be no assurance that all such software and systems will be Year 2000 compliant or that we may not be subject to future claims as a result.

     Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets,” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 eliminates the systematic amortization of goodwill and indefinite lived intangible assets and requires them to be tested for impairment at least annually. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. We will adopt SFAS No. 141 effective July 1, 2001 and SFAS No. 142 effective January 1, 2002. We have not completed an evaluation of the financial statement effect of adopting SFAS No. 142.

     Factors That May Affect Future Results or Market Price of Stock

      Some of the factors that may affect our future results or the market price of our stock and cause or contribute to material differences between actual results and those reflected in forward-looking statements contained in this report include the following:

•	Uncertainties associated with the attraction of new clients, the continuation of existing and new engagements with existing clients and the timing of related client commitments, including potential client delays or deferrals of new engagements or existing project extensions in light of prevailing general economic conditions and uncertainties;

•	reliance on a relatively small number of customers for a significant percentage of our revenues, reliance on major suppliers, including CRM software providers and other alliance partners, and maintenance of good relations with key business partners;

•	management of the risks associated with increasingly complex client projects in general as well as new services offerings, including risks relating to the variability and predictability of the number, size, scope, cost and duration of, and revenues from, client engagements, unanticipated cancellations or deferrals of client projects or follow-on phases of engagements in process, collection of billed amounts, shifts from time and materials-based engagements to alternative pricing or value-based models and variable employee utilization rates, project personnel costs and project requirements;

•	management of growth, expansion into new geographic and market areas and development and introduction of new services offerings, including the timely and cost-effective implementation of enhanced operating, financial and other infrastructure systems and procedures;

•	challenges in attracting, training, motivating and retaining highly skilled management, strategic, technical, product development and other professional employees in a competitive information technology labor market;

•	continuing intense competition in the information technology services industry generally and, in particular, among those focusing on the provision of CRM services and software, including both firms with significantly greater financial and technical resources than eLoyalty and new entrants;

•	the rapid pace of technological innovation in the information technology services industry, including frequent technological advances and new product introductions and enhancements, and the ability to create innovative and adaptable solutions that are consistent with evolving standards and responsive to client needs, preferences and expectations;

•	access in tightened capital and credit markets to sufficient debt and/or equity capital on acceptable terms to meet our future operating and financial needs, and uncertainties relating to our future ability to maintain compliance with existing net worth and liquid asset coverage and other covenants under our current bank revolving credit agreement or negotiate acceptable alternative terms or waivers;

•	uncertainties regarding both the return and maintenance of our stock price at a higher minimum bid price level sufficient to maintain our Nasdaq Stock Market listing and the effectiveness of any actions we may take to address the same;

•	protection of our technology, proprietary information and other intellectual property rights or challenges to our intellectual property by third parties;

•	future legislative or regulatory actions relating to the information technology or information technology services industries including those relating to data privacy;

•	maintenance of our reputation and expansion of our name recognition in the marketplace;

•	risks associated with global operations, including those relating to the economic conditions in each country, potential currency exchange and credit volatility, compliance with a variety of foreign laws and regulations and management of a geographically dispersed organization;

•	the overall demand for CRM services and software and information technology consulting services generally; and

•	the continued impact of the current economic slowdown, as well as other future general business, capital market and economic conditions and volatility.

3.  Quantitative and Qualitative Disclosures About Market Risk

      We provide solutions to clients in a number of countries including the United States, Canada, United Kingdom, Germany, France and Australia. For the quarters ended June 30, 2001 and 2000, 18% and 16%, respectively, of our revenues were denominated in foreign currencies. Historically, we have not experienced material fluctuations in our results of operations due to foreign currency exchange rate changes. However, we believe that an increasing portion of revenues and costs will be denominated in foreign currencies in the future. As a result of our exposure to foreign currencies, future financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in those foreign markets.

      We also have interest rate risk with respect to changes in variable rate interest on our revolving line of credit. Interest on the line of credit is based on IBOR which varies in accordance with prevailing market conditions. A change in interest rate impacts the interest expense on the line of credit and cash flows, but does not impact the fair value of the debt.

eLOYALTY CORPORATION
SPECIAL MEETINGS OF STOCKHOLDERS
     , 2001
9:00 A.M., CENTRAL TIME

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE                    , 2001 SPECIAL MEETING OF THE STOCKHOLDERS

The undersigned hereby appoints Kelly D. Conway and Timothy J. Cunningham, or either of them, as proxies, each with full power of substitution, to represent the undersigned and vote for and on behalf of the undersigned the number of shares of common stock of eLoyalty Corporation (“eLoyalty”) held of record on    , 2001 and which the undersigned would be entitled to vote if personally present at the special meeting of stockholders to be held on    , 2001 at 9:00 A.M., Central Time, at eLoyalty’s principal executive offices, 150 Field Drive, Suite 250, Lake Forest, Illinois, and at any adjournments or postponements thereof.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

— Please detach here —

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS.

The undersigned directs that this proxy be voted as follows:

(1)	A proposal to approve the issuance and sale by eLoyalty of up to $25.0 million of 7% Series B convertible preferred stock pursuant to the share purchase agreement, dated as of September 24, 2001, with several funds affiliated with Technology Crossover Ventures and several funds affiliated with Sutter Hill Ventures, and the issuance of shares of common stock upon the conversion of the Series B convertible preferred stock.

[ ]	For	[ ]	Against	[ ]	Abstain

(2)	A proposal to approve an amendment to eLoyalty’s Certificate of Incorporation, as amended, to increase the number of authorized shares of eLoyalty’s common stock, par value $0.01 per share, from 100,000,000 shares to 500,000,000 shares and to increase the number of authorized shares of eLoyalty’s preferred stock, par value $0.01 per share, from 10,000,000 shares to 40,000,000 shares.

[ ]	For	[ ]	Against	[ ]	Abstain

(3)	A proposal to approve the amendment of eLoyalty’s Certificate of Incorporation, as amended, to effect a one-for-ten stock combination, or reverse stock split, with respect to all of the issued shares of eLoyalty common stock and a corresponding decrease in the number of eLoyalty’s authorized shares of common stock to one-tenth the amount authorized immediately prior to the amendment.

[ ]	For	[ ]	Against	[ ]	Abstain

        eLoyalty will not effect Proposals 1 or 2 unless Proposals 1, 2 and 3 are all approved and are being implemented. eLoyalty may take action on Proposal 3 if it is approved, even if Proposals 1 and 2 are not approved or implemented.

        In their discretion, the holders of this proxy are authorized to vote upon such other business as may come before the meeting.

        The shares of stock represented by this proxy will be voted as specified above, unless otherwise directed. The undersigned hereby revokes any proxy or proxies heretofore given for such stock and ratifies and confirms all that the above-named proxies or their substitutes may lawfully do by virtue hereof.